Exhibit 10.1

EXECUTION VERSION

Published Deal CUSIP Number:   46590QAJ0

Published Revolver Facility CUSIP Number:   46590QAK7

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 29, 2023,

among

JBG SMITH PROPERTIES LP,
as Borrower,

THE BANKS SIGNATORY HERETO,
each as a Bank,

BANK OF AMERICA, N.A.,
as Administrative Agent,

JPMORGAN CHASE BANK, N.A., WELLS FARGO BANK, NATIONAL ASSOCIATION,
MORGAN STANLEY SENIOR FUNDING, INC., PNC BANK, NATIONAL ASSOCIATION
and CAPITAL ONE, NATIONAL ASSOCIATION
as Syndication Agents,

TRUIST BANK, TD BANK, N.A., and GOLDMAN SACHS BANK USA,
as Documentation Agents

BOFA SECURITIES, INC. and JPMORGAN CHASE BANK, N.A.,
as Joint Bookrunners,

BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A., WELLS FARGO SECURITIES LLC, MORGAN STANLEY SENIOR FUNDING, INC., PNC CAPITAL MARKETS LLC
and CAPITAL ONE, NATIONAL ASSOCIATION,
as Joint Lead Arrangers

BOFA SECURITIES, INC. and WELLS FARGO SECURITIES LLC,
as Sustainability Structuring Agents

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SCHEDULES AND EXHIBITS

SCHEDULE 1	-	Revolving Credit Commitments
SCHEDULE 1A	-	Letter of Credit Commitments
SCHEDULE 1.08	-	Sustainability Table
SCHEDULE 2.17	-	Existing Letters of Credit
SCHEDULE 2	-	Other Investments
SCHEDULE 2A	-	General Partner Investments
SCHEDULE 3	-	General Partner – Debt
SCHEDULE 5.16	-	Subsidiaries
SCHEDULE 5.23	-	Labor Matters
SCHEDULE 12.07	-	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBIT A	-	Revolving Credit Note
EXHIBIT B	-	Guaranty
EXHIBIT C	-	Solvency Certificate
EXHIBIT D	-	Assignment and Assumption Agreement
EXHIBIT E	-	Tax Compliance Certificates
EXHIBIT F		Notice of Borrowing
EXHIBIT G	-	Pricing Certificate
EXHIBIT H		Notice of Loan Prepayment

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AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of June 29, 2023 among JBG SMITH PROPERTIES LP, a limited partnership organized and existing under the laws of the State of Delaware (“Borrower”), BANK OF AMERICA, N.A., as agent for the Banks (in such capacity, together with its successors in such capacity, “Administrative Agent”), and the other lenders signatory hereto (said lenders signatory hereto and the lenders who from time to time become Banks, including pursuant to Section 3.07 or 12.05, each a “Bank” and collectively, the “Banks”).

Borrower, Wells Fargo, as administrative agent, and certain lenders and other parties are party to that certain Credit Agreement, dated as of July 18, 2017, as amended, modified or otherwise supplemented through, but excluding the date hereof (as so amended, the “Existing Credit Agreement”). Borrower has requested that the Banks provide a revolving credit facility and Bank of America replace Wells Fargo as the administrative agent pursuant to the terms of this Agreement, which amends and restates the Existing Credit Agreement in its entirety, but not as a novation, and the Banks and Bank of America are willing to do so on the terms and conditions set forth in this Agreement.

In consideration of the premises and the mutual agreements, covenants and conditions hereinafter set forth, the parties hereto covenant and agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS; ETC.

SECTION 1.01. Definitions. As used in this Agreement the following terms have the following meanings (except as otherwise provided, terms defined in the singular have a correlative meaning when used in the plural, and vice versa):

“1031 Property” means any Real Property Asset that is at any time held by a “qualified intermediary” (a “QI”), as defined in the United States Department of the Treasury regulations promulgated pursuant to Section 1031 of the Code, or an “exchange accommodation titleholder” (an “EAT”), as defined in IRS Revenue Procedure 2000-37, as modified by IRS Revenue Procedure 2004-51, (or in either case, by one or more Wholly Owned Subsidiaries thereof, singly or as tenants in common) which is a single purpose entity and has entered into an “exchange agreement” or a “qualified exchange accommodation agreement” with General Partner, Borrower or a Wholly Owned Subsidiary in connection with the acquisition (or possible sale) of such Real Property Asset by Borrower or a Wholly Owned Subsidiary pursuant to, and intended to qualify for tax treatment under, Section 1031 of the Code.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning specified in Section 3.01.

“Additional Lender” has the meaning specified in Section 2.20(d).

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on SCHEDULE 12.07, or such other address or account as Administrative Agent may from time to time notify Borrower and the Banks.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affected Bank” has the meaning specified in Section 3.07.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person (for purposes of this definition, the “first Person”), any other Person which directly or indirectly controls, or is controlled by, or is under common control with, the first Person. The term “control” means the possession, directly or indirectly, of the power, alone, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means, individually and collectively, Administrative Agent, each Syndication Agent, each Documentation Agent and each Sustainability Structuring Agent.

“Agreement” has the meaning specified in the preamble.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the General Partner and its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Lending Office” means, for each Bank and for its Loans, the lending office of such Bank (or of an Affiliate of such Bank) designated as such in its Administrative Questionnaire or in the applicable Assignment and Assumption Agreement, or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to Administrative Agent and Borrower as the office by which its Loans are to be made and maintained, which office may include any domestic or foreign branch of such Bank or such Affiliate. Unless the context otherwise requires each reference to a Bank shall include its Applicable Lending Office.

“Applicable Margin” means

(a)            At any time other than during the Investment Grade Pricing Period, the percentage rate set forth below corresponding to the level (each, a “Level”) into which the ratio of Total Outstanding Indebtedness to Capitalization Value as determined in accordance with Section 8.01 then falls:

Level	Ratio of Total Outstanding Indebtedness to Capitalization Value	Applicable Margin for Revolving Credit Loans that are SOFR Loans	Applicable Margin for Revolving Credit Loans that are Base Rate Loans
1	≤35%	1.300%	0.300%
2	>35% and ≤40%	1.350%	0.350%
3	>40% and ≤45%	1.400%	0.400%
4	>45% and ≤50%	1.500%	0.500%
5	>50% and ≤55%	1.550%	0.550%
6	>55%	1.750%	0.750%

The Applicable Margin shall be determined by Administrative Agent from time to time, based on the ratio of Total Outstanding Indebtedness to Capitalization Value as set forth in the certificate most recently delivered by Borrower pursuant to Section 6.09(3). Any adjustment to the Applicable Margin under this clause (a) shall be effective as of the first day of the calendar month immediately following the month during which Borrower delivers to Administrative Agent the applicable certificate pursuant to Section 6.09(3). At such time or times as the Applicable Margin is determined under this clause (a), if Borrower fails to deliver a certificate within the applicable time period required pursuant to such Section and such failure continues for three days following notice of such failure from Administrative Agent to Borrower, then the Applicable Margin shall equal the percentages corresponding to Level 7 from the date of such notice until the first day of the calendar month immediately following the month that the required certificate pursuant to Section 6.09(3) is delivered. Notwithstanding the foregoing, for the period from the Closing Date through but excluding the date on which Administrative Agent first determines the Applicable Margin for Loans as set forth above, the Applicable Margin shall be determined based on Level 1. Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition.

(b)            During the Investment Grade Pricing Period, the percentage rate set forth in the table below corresponding to the Level into which the Credit Rating then falls:

Level	S&P/Moody’s/Fitch Rating	Applicable Margin for Revolving Credit Loans that are SOFR Loans	Applicable Margin for Revolving Credit Loans that are Base Rate Loans
1	A-/A3 or better	0.825%	0.000%
2	BBB+/Baa1	0.875%	0.000%
3	BBB/Baa2	1.000%	0.000%
4	BBB-/Baa3	1.200%	0.200%
5	<BBB-/Baa3/ Unrated	1.550%	0.550%

Any change in the Credit Rating which would cause the Applicable Margin to be determined at a different Level shall be effective as of the first day of the first calendar month immediately following receipt by Administrative Agent of written notice delivered by Borrower in accordance with Section 6.09(14) that the Credit Rating has changed (or, if earlier, the date on which Borrower shall receive written notice of such change from Administrative Agent); provided, however, if Borrower has not delivered the notice required by such Section but Administrative Agent becomes aware that the Credit Rating has changed, then Administrative Agent may, in its reasonable discretion, adjust the Level at which the Applicable Margin is determined effective as of the first day of the first calendar month following the date Administrative Agent becomes aware that the Credit Rating has changed. The Applicable Margin for purposes of this clause (b) shall be determined based on the Level corresponding to the lower of the highest two Credit Ratings; provided that if the highest two Credit Ratings are from S&P and Moody’s, then the Applicable Margin for purposes of this clause (b) shall be determined based on the higher of such two Credit Ratings. During any period for which Borrower has received a Credit Rating from only one Rating Agency, the Applicable Margin for purposes of this clause (b) shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s. During any period during the Investment Grade Pricing Period that Borrower has (i) no Credit Rating from any Rating Agency or (ii) received a Credit Rating from only one Rating Agency that is neither S&P nor Moody’s, the Applicable Margin for purposes of this clause (b) shall be determined based on Level 5.

(c)            The provisions of clause (a) of this definition shall be subject to Section 2.06(b).

(d)            It is hereby understood and agreed that the Applicable Margin shall be adjusted from time to time based upon the Sustainability Margin Adjustment (if any, to be calculated and applied as set forth in Section 1.08); provided that in no event shall the Applicable Margin be less than zero.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank, or (c) an entity or an Affiliate of any entity that administers or manages a Bank.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form of EXHIBIT D or any other form (including electronic documentation generated by use of an electronic platform) approved by Administrative Agent, pursuant to which a Bank assigns and a Qualified Institution (with the consent of any party whose consent is required by Section 12.05), assumes rights and obligations in accordance with Section 12.05, and Administrative Agent accepts such assignment.

“Available Revolving Credit Commitment” at any time with respect to any Bank, the Revolving Credit Commitment of such Bank then in effect minus the Revolving Credit Exposure of such Bank at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” and “Banks” have the respective meanings specified in the preamble.

“Bank of America” means Bank of America, N.A.

“Bank Party” means Administrative Agent, any Fronting Bank or any other Bank.

“Bank Recipient Party” means collectively, the Banks and the Fronting Banks.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor or statute or statutes.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.

“Banks’ L/C Fee Rate” has the meaning specified in Section 2.17(j).

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.10, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 2.07.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BofA Securities” means BofA Securities, Inc.

“Bookrunners” means BofA Securities and JPMorgan.

“Borrower” has the meaning specified in the preamble.

“Borrower’s Accountants” means Deloitte LLP, any other “Big 4” accounting firm selected by Borrower (or a successor thereof), or such other accounting firm(s) selected by Borrower and reasonably acceptable to the Required Banks.

“Borrower’s Pro Rata Share” means an amount determined based on the pro rata ownership of the Equity Interests of a Person by Borrower and Borrower’s consolidated subsidiaries.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Banks pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP. All obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of the Loan Documents (whether or not such obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Leases in the financial statements of such Person.

“Capital One” means Capital One, National Association.

“Capitalization Value” means, at any time, the sum (without duplication) of:

(1)            with respect to Real Property Businesses (other than UJVs and Real Property Businesses the value of which is to be included in Capitalization Value under clauses (2) and (3) below), individually determined, the greater of (x) Combined EBITDA attributable to such Real Property Businesses (a) in the case of all Real Property Businesses other than hotels, for the most recently ended fiscal quarter, annualized (i.e., multiplied by four), and (b) in the case of hotels, for the most recently ended four consecutive fiscal quarters, in both cases, capitalized at a rate of 7.0% per annum (or, in the case of any multifamily Real Property Businesses, 5.75% per annum), and (y) 75% of the Gross Book Value of such Real Property Businesses;

(2)            with respect to Real Property Businesses (other than UJVs and Real Property Businesses the value of which is to be included in Capitalization Value under clause (3) below) acquired during the four (4) fiscal quarters most recently ended, the Gross Book Value of such Real Property Business (except for any such Real Property Business which the Borrower has elected in a certificate of the type required by paragraph (3) of Section 6.09 delivered to Administrative Agent be included in determinations of Capitalization Value under the immediately preceding clause (1));

(3)            Capitalized Development Costs (except with respect to any Real Property Business which the Borrower has elected in a certificate of the type required by paragraph (3) of Section 6.09 delivered to Administrative Agent prior to the relevant 18- or 24-month period, as applicable, be included in determinations of Capitalization Value under the preceding clause (1));

(4)            with respect to Other Investments, which do not have publicly traded shares, the Net Equity Value of such Other Investments;

(5)            with respect to Real Property UJVs, which do not have publicly traded shares, individually determined, the greater of (x) Combined EBITDA attributable to such Real Property UJVs (a) in the case of all Real Property UJVs other than those owning hotels, for the most recently ended fiscal quarter, annualized (i.e., multiplied by four), and (b) in the case of Real Property UJVs owning hotels, for the most recently ended four consecutive fiscal quarters, in both cases, capitalized at the rate of 7.0% per annum (or, in the case of any multifamily Real Property Businesses, 5.75% per annum), less the Borrower’s Pro Rata Share of any Debt attributable to such Real Property UJVs, and (y) the Net Equity Value of such Real Property UJVs (subject to the last sentence of this definition); and

(6)            without duplication, the Borrower’s Pro Rata Share of Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable, and the Fair Market Value of publicly traded securities, at such time, all as determined in accordance with GAAP.

For clarity, the parties acknowledge and agree that the calculations pursuant to clause (1)(x) and (y), clause (2), clause (3) and clause (5)(x) and (y) above in this definition are intended to be made on a Real-Property-Asset-by-Real-Property-Asset basis.

For the purposes of this definition:

(i)            for any Disposition of Real Property Assets by a Real Property Business during any fiscal quarter, Combined EBITDA will be reduced by actual Combined EBITDA attributable to such asset or assets;

(ii)           the aggregate contribution to Capitalization Value attributable to Development Properties in excess of 20% of the total Capitalization Value shall not be included in Capitalization Value;

(iii)          the aggregate contribution to Capitalization Value attributable to Office Properties (including, for purposes of this clause (iii), Development Properties that are intended to constitute Office Properties upon the issuance of a temporary or permanent certificate of occupancy (or its equivalent under local law) permitting the use and occupancy of the Real Property Asset for its regular intended purpose) in excess of 60% of the total Capitalization Value shall not be included in Capitalization Value;

(iv)          the aggregate contribution to Capitalization Value attributable to leasing commissions and management and development fees in excess of 15% of Combined EBITDA shall not be included in Capitalization Value;

(v)           the aggregate contribution to Capitalization Value in excess of 35% of the total Capitalization Value attributable to all Real Property Businesses and Other Investments owned by UJVs shall not be included in Capitalization Value. To the extent that liabilities of a Real Property UJV are Recourse to the Borrower or the REIT, then for purposes of clause (5)(y) above, the Net Equity Value of such Real Property UJV shall not be reduced by such Recourse liabilities; and

(vi)          the aggregate contribution to Capitalization Value pursuant to clause (1) above that is attributable to the amount by which (A) 75% of the Gross Book Value of Real Property Businesses determined in accordance with clause (1)(y) above exceeds (B) the Combined EBITDA of such Real Property Businesses determined in accordance with clause (1)(x) above in excess of 10% of the total Capitalization Value shall not be included in Capitalization Value, it being understood and agreed that the amount of such aggregate contribution shall be determined after giving effect to the concentration limits set forth in the preceding clauses (i) through (v).

“Capitalization Value of Unencumbered Assets” means, at any time, the sum (without duplication) of:

(1)            with respect to Real Property Businesses that constitute Consolidated Businesses (other than any such Real Property Business the value of which is to be included in Capitalization Value under clauses (2) and (3) below), individually determined, the greater of (x) Unencumbered Combined EBITDA from such Real Property Businesses (excluding the portion thereof that is attributable to leasing commissions and management and development fees) (a) in the case of such Real Property Businesses other than hotels, for the most recently ended fiscal quarter, annualized (i.e., multiplied by four), and (b) in the case of hotels, the most recently ended four consecutive fiscal quarters, in both cases, capitalized at a rate of 7.0% per annum (or, in the case of any multifamily Real Property Businesses, 5.75% per annum), and (y) 75% of the Gross Book Value of Unencumbered Assets owned by such Real Property Businesses;

(2)            with respect to Real Property Businesses that constitute Consolidated Businesses (other than any such Real Property Business the value of which is to be included in Capitalization Value under clause (3) below) and own Unencumbered Assets acquired during the four (4) fiscal quarters most recently ended, the Gross Book Value of such Real Property Businesses (except for any such Real Property Business that the Borrower has elected in a certificate of the type required by paragraph (3) of Section 6.09 delivered to Administrative Agent be included in determinations of Capitalization Value under the immediately preceding clause (1));

(3)            Capitalized Development Costs for Real Property Businesses that constitute Consolidated Businesses (except with respect to any such Real Property Business that the Borrower has elected in a certificate of the type required by paragraph (3) of Section 6.09 delivered to Administrative Agent prior to the relevant 18- or 24-month period, as applicable, be included in determinations of Capitalization Value under the preceding clause (1));

(4)            with respect to Central Place Tower, so long as such asset constitutes an Unencumbered Asset and is owned by a Real Property UJV that has not issued any publicly traded shares, the greater of (x) the Unencumbered Combined EBITDA from such Real Property UJV for the most recently ended fiscal quarter, annualized (i.e., multiplied by four), capitalized at a rate of 7.0% per annum, and (y) the Net Equity Value of such Real Property UJV; and

(5)            without duplication, the Borrower’s Pro Rata Share of Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable and the Fair Market Value of publicly traded securities that are Unencumbered Assets, at such time, all as determined in accordance with GAAP.

For the purposes of this definition:

(i)            for any Disposition of Real Property Assets by a Real Property Business during any fiscal quarter, Unencumbered Combined EBITDA will be reduced by actual Unencumbered Combined EBITDA generated from such asset or assets;

(ii)           the aggregate contribution to Capitalization Value of Unencumbered Assets attributable to Development Properties in excess of 20% of the total Capitalization Value of Unencumbered Assets shall not be included in Capitalization Value of Unencumbered Assets;

(iii)          the aggregate contribution to Capitalization Value of Unencumbered Assets attributable to Office Properties (including, for purposes of this clause (iii), Development Properties that are intended to constitute Office Properties upon the issuance of a temporary or permanent certificate of occupancy (or its equivalent under local law) permitting the use and occupancy of the Real Property Asset for its regular intended purpose) in excess of 60% of the total Capitalization Value of Unencumbered Assets shall not be included in Capitalization Value of Unencumbered Assets;

(iv)          the aggregate contribution to Capitalization Value of Unencumbered Assets in excess of 35% of the total Capitalization Value of Unencumbered Assets attributable to Central Place Tower and notes and mortgage loans receivable shall not be included in Capitalization Value of Unencumbered Assets;

(v)           the aggregate contribution to Capitalization Value of Unencumbered Assets in excess of 10% of the total Capitalization Value of Unencumbered Assets attributable to notes and mortgage loans receivable that are not secured by Real Property Assets owned by a Consolidated Business at the time of closing the Amendment shall not be included in Capitalization Value of Unencumbered Assets; and

(vi)          the aggregate contribution to Capitalization Value of Unencumbered Assets pursuant to clause (1) above attributable to the amount by which (A) 75% of the Gross Book Value of Real Property Businesses determined in accordance with clause 1(y) above exceeds (B) the Combined EBITDA of such Real Property Businesses determined in accordance with clause (1)(x) above in excess of 10% of the total Capitalization Value of Unencumbered Assets shall not be included in Capitalization Value of Unencumbered Assets, it being understood and agreed that the amount of such aggregate contribution shall be determined after giving effect to the concentration limits set forth in the preceding clauses (i) through (v).

“Capitalized Development Costs” means development costs (including land and building being readied for development or redevelopment expected to commence within the next 12 months) capitalized in accordance with GAAP. Development costs for a Real Property Business on which development has been completed for at least 24 months or redevelopment has been completed for at least 18 months shall be excluded from Capitalized Development Costs.

“Cash or Cash Equivalents” means (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (d) domestic corporate bonds, other than domestic corporate bonds issued by Borrower or any of its Affiliates, maturing no more than two (2) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (e) variable-rate domestic corporate notes or medium term corporate notes, other than notes issued by Borrower or any of its Affiliates, maturing or resetting no more than one (1) year after the date of acquisition thereof and having a rating of at least A or the equivalent from two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (f) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by Borrower or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and having a short-term rating of at least A-2 and P-2 from S&P and Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (g) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars, Hong Kong Dollars, Singapore Dollars, Pounds Sterling, Euros or Yen that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent) and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; (h) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (i) money market funds invested in investments at least 75% of which consist of the items described in clauses (a) through (h) above.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of the Fronting Banks or the Banks, as collateral for LC Exposure or obligations of the Banks to fund participations in respect of LC Exposure, cash or deposit account balances or, if Administrative Agent and the applicable Fronting Bank(s) shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and such Fronting Bank(s). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“Central Place Tower” means the office and retail Real Property Asset located at 1201 Wilson Boulevard, Arlington, Virginia 22209.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Bank, such later date on which such Bank becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) the making of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.01 shall be fulfilled or waived by the Banks in accordance with Section 12.02.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined EBITDA” means, for any quarter, Borrower’s Pro Rata Share of net income or loss plus Interest Expense, income taxes, depreciation and amortization and excluding (x) the effect of extraordinary or non-recurring items (such as, without limitation, (i) gains or losses from asset sales, (ii) gains or losses from debt restructurings or write-ups or forgiveness of indebtedness (including prepayment premiums), and costs and expenses incurred during such period with respect to acquisitions (whether or not consummated) during such period, (iii) severance and non-cash stock based compensation expenses and other restructuring, impairment or one-time changes, and (iv) non-cash gains or losses from foreign currency fluctuations) and (y) other non-cash charges (such as, without limitation, share-based compensation), all as determined in accordance with GAAP, of Consolidated Businesses and UJVs (provided, however, that for purposes of determining the ratio of Combined EBITDA to Fixed Charges, Combined EBITDA of UJVs shall exclude UJVs that are not Real Property UJVs), as the case may be, multiplied by four, provided however, that Combined EBITDA shall include only general and administrative expenses that are attributable to the management and operation of the assets in accordance with GAAP and shall not include any corporate general and administrative expenses of Borrower, General Partner, Consolidated Businesses or UJVs (e.g., salaries of corporate officers).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR, Daily Simple SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions related thereto, including “Base Rate”, “SOFR”, “Daily Simple SOFR”, “Term SOFR”, “Term SOFR Screen Rate”, and “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day,” and “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) as may be appropriate, in the discretion of Administrative Agent, to reflect the adoption and implementation of any such applicable rate(s) or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent determines, in consultation with Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Businesses” means, at any time, Borrower and Subsidiaries of Borrower that Borrower consolidates in its consolidated financial statements prepared in accordance with GAAP, provided, however, that UJVs which are consolidated in accordance with GAAP are not Consolidated Businesses.

“Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.02 of a Term SOFR Loan as a Term SOFR Loan from one Interest Period to the next Interest Period.

“Convert”, “Conversion” and “Converted” refer to the conversion pursuant to Section 2.02 of a Loan from one Type to another, each of which may be accompanied by the transfer by a Bank (at its sole discretion) of all or a portion of its applicable Loan from one Applicable Lending Office to another.

“Covered Party” has the meaning specified in Section 12.26(a).

“Credit Exposure” means, as to any Bank at any time, without duplication, the sum of (a) such Bank’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its loans outstanding at such time with respect to Incremental Increases.

“Credit Rating” means the rating assigned by a Rating Agency to Borrower’s senior, unsecured, non-credit enhanced long-term indebtedness.

“Daily Simple SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment. Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Daily SOFR Loan” means a Loan denominated in Dollars, that bears interest at a rate based on Daily Simple SOFR.

“Debt” means, at any time, without duplication, (i) all indebtedness and liabilities of a Person for borrowed money, secured or unsecured, including mortgage and other notes payable (but excluding any indebtedness to the extent secured by cash or cash equivalents or marketable securities, or defeased), as determined in accordance with GAAP, (ii) all obligations of a Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock in such Person or any other Person (other than the payment solely in Equity Interests of such Person), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (iii) without duplication, all liabilities of a Person consisting of indebtedness for borrowed money, determined in accordance with GAAP, that are or would be stated and quantified as contingent liabilities in the notes to the consolidated financial statements of such Person as of that date (excluding contingent liabilities constituting Debt that is Without Recourse). For purposes of determining “Total Outstanding Indebtedness” and “Debt”, the term “without duplication” shall mean (without limitation) that amounts loaned from one Person to a second Person that under GAAP would be consolidated with the first Person shall not be treated as Debt of the second Person.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which with the giving of notice or lapse of time, or both, would become an Event of Default.

“Default Rate” means a rate per annum equal to: (1) with respect to Base Rate Loans, a variable rate of two percent (2%) plus the rate of interest then in effect thereon (including the Applicable Margin); (2) with respect to Term SOFR Loans, a fixed rate of two percent (2%) plus the rate of interest then in effect with respect to such Loan (including the Applicable Margin); and (3) with respect to Daily SOFR Loans, a fixed rate of two percent (2%) plus the rate(s) of interest in effect thereon (including the Applicable Margin).

“Defaulting Lender” means, subject to Section 12.20(e), any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Bank Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any in such writing) has not been satisfied, or, in the case of clause (iii) above, such Bank notifies Administrative Agent in writing that such failure is the result of a good faith dispute which has been specifically identified in such writing, (b) has notified Borrower or any Bank Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any, in such writing or public statement) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by Administrative Agent, a Fronting Bank or Borrower, acting in good faith, to provide a certification in writing to Administrative Agent, such Fronting Bank (if applicable) and Borrower from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (c) upon Administrative Agent’s, such Fronting Bank’s (if applicable) and Borrower’s receipt of such certification in form and substance reasonably satisfactory to them, or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or a Bail-In Action; provided that a Bank shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by Administrative Agent that a Bank is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Lender (subject to Section 12.20(e)) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to Borrower, each Fronting Bank and each other Bank promptly following such determination.

“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Development Property” means a fixed and tangible Real Property Asset consisting of one or more commercial buildings and/or other improvements (a) the primary purpose of which is to be leased to one or more unaffiliated third party tenants in the ordinary course of business or sold to one or more unaffiliated third parties upon completion and (b) on which (i) construction, (ii) redevelopment or (iii) material rehabilitation of material improvements that render a material portion of the Real Property Asset unusable or otherwise unsuitable for occupancy by unaffiliated third party tenants has commenced and is continuing to be performed, with any such Real Property Asset remaining as a Development Property until the relevant construction, redevelopment or material rehabilitation of such Real Property Asset is substantially complete, as evidenced by the issuance of a temporary or permanent certificate of occupancy (or its equivalent under local law) permitting the use and occupancy of the Real Property Asset for its regular intended purpose.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Documentation Agents” means Truist Bank, TD Bank, N.A., and Goldman Sachs Bank USA.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“EAT” has the meaning given that term in the definition of “1031 Property”.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Electronic Copy” shall have the meaning specified in Section 12.11(b).

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Administrative Agent and any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system(s).

“Environmental Discharge” means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Laws.

“Environmental Law” means any applicable Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the work place, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Notice” means any written complaint, order, citation, letter, inquiry, notice or other written communication from any Person (1) affecting or relating to Borrower’s compliance with any Environmental Law in connection with any activity or operations at any time conducted by Borrower, (2) relating to the occurrence or presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous Materials at any of Borrower’s locations or facilities, including, without limitation: (a) the existence of any contamination or possible or threatened contamination at any such location or facility and (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof; and (3) any violation or alleged violation of any relevant Environmental Law.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of organizations (within the meaning of Section 414(b) of the Code) as Borrower or General Partner or is under common control (within the meaning of Section 414(c) of the Code) with Borrower or General Partner or is required to be treated as a single employer with Borrower or General Partner under Section 414(m) or 414(o) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Loan Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in such Loan or Loan Commitment (other than pursuant to an assignment requested by Borrower under Section 3.07) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 10.13, amounts with respect to such Taxes were payable either to such Bank's assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 10.13(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning specified in the introductory paragraph hereto.

“Existing General Partner Debt” has the meaning specified in Section 5.22.

“Existing Letters of Credit” has the meaning specified in Section 2.17(b).

“Existing Maturity Date” has the meaning specified in Section 2.20(a).

“Exiting Bank” has the meaning specified in Section 12.27.

“Extended Letter of Credit” has the meaning specified in Section 2.17(d).

“Extending Lender” has the meaning specified in Section 12.20(b).

“Facility Fee” means:

(a)            At any time other than during the Investment Grade Pricing Period, the percentage per annum set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with clause (a) of the definition thereof:

Level	Facility Fee
1	0.150%
2	0.150%
3	0.200%
4	0.200%
5	0.300%
6	0.300%

(b)            During the Investment Grade Pricing Period, the percentage per annum set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with clause (b) of the definition thereof:

Level	Facility Fee
1	0.125%
2	0.150%
3	0.200%
4	0.250%
5	0.300%

(c)            Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Facility Fee. The provisions of this definition shall be subject to Section 2.06(b).

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means, collectively, the fee letters entered into from time to time among Borrower and one or more of the Agents, Lead Arrangers, Bookrunners and/or their Affiliates in respect of the credit facilities provided hereunder.

“Fiscal Year” means each period from January 1 to December 31.

“Fitch” means Fitch, Inc.

“Fixed Charges” means, without duplication, in respect of any quarter, the sum of (i) Borrower’s Pro Rata Share of Interest Expense for such period attributable to Debt in respect of Consolidated Businesses and Real Property UJVs, as well as to any other Debt that is Recourse to Borrower, multiplied by four (4); and (ii) distributions during such period on preferred units of Borrower, as determined on a consolidated basis, in accordance with GAAP, multiplied by four (4).

“Foreign Bank” means a Bank that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Bank” means Bank of America, JPMorgan, Wells Fargo, MSBNA, PNC Bank and Capital One or another Bank that shall have agreed to be designated by Borrower from among those Banks identified by Administrative Agent as being a permissible Fronting Bank pursuant to Section 2.17, each in its capacity as the issuer of Letters of Credit hereunder and its successors in such capacity; provided that so long as any Existing Letter of Credit remains outstanding, the issuer of such Existing Letter of Credit shall continue to be the Fronting Bank with respect to such Existing Letter of Credit (subject to confirming to Administrative Agent in a writing reasonably acceptable to Administrative Agent that it is willing to be a Fronting Bank and assumes all of the obligations of a Fronting Bank under this Agreement). A Fronting Bank may, in its discretion, arrange for Letters of Credit to be issued by its Affiliate, in which case “Fronting Bank” shall include such Affiliate with respect to Letters of Credit issued by such Affiliate. When used herein, “Fronting Bank” shall mean the applicable Fronting Bank, each Fronting Bank, any Fronting Bank or all of the Fronting Banks, as the context may require. Each reference herein to the “Fronting Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Fronting Bank with respect thereto.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to a Fronting Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied, as in effect from time to time, applied on a basis consistent with those used in the preparation of the audited General Partner’s Consolidated Financial Statements for the fiscal year ended December 31, 2022 (except for changes concurred to by Borrower’s Accountants); provided that, if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof or of any other Loan Document to eliminate the effect of any change occurring after the date hereof in GAAP or in the application of any such change on the operation of such provision, or if Administrative Agent notifies Borrower that the Required Banks request an amendment to any provision hereof for such purpose, in either case, regardless of whether any such notice is given before or after such change in GAAP or in the application of any such change, then such provision shall be interpreted on the basis of GAAP as in effect and applied for purposes of this Agreement immediately before such change shall have become effective.

“General Partner” means JBG SMITH Properties, a real estate investment trust organized and existing under the laws of the State of Maryland and the sole general partner of Borrower.

“General Partner’s Consolidated Financial Statements” means the consolidated balance sheet and related consolidated statements of operations, changes in equity and cash flows, and footnotes thereto, of General Partner, in each case prepared in accordance with GAAP and as filed with the SEC as SEC Reports.

“Good Faith Contest” means the contest of an item if: (1) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted; (2) adequate reserves are established with respect to the contested item; (3) during the period of such contest, the enforcement of any contested item is effectively stayed; and (4) the failure to pay or comply with the contested item during the period of the contest could not reasonably be expected to result in a Material Adverse Change.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Book Value” means the undepreciated book value of assets comprising a business, determined in accordance with GAAP.

“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation) and any Specified Cash Management Agreement.

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor”.

“Guaranty” means the guaranty executed and delivered pursuant to Section 6.10 and substantially in the form of EXHIBIT B.

“Hazardous Materials” means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

“Increase Effective Date” has the meaning specified in Section 2.16(d).

“Incremental Increase” has the meaning specified in Section 2.16(a).

“Indemnified Party” has the meaning specified in Section 12.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Initial Advance” means the first advance of proceeds of the Loans and/or issuance of Letters of Credit.

“Interest Expense” means, for any quarter, the consolidated interest expense, whether paid, accrued or capitalized (without deduction of consolidated interest income) of Borrower that is attributable to Borrower’s Pro Rata Share in its Consolidated Businesses in respect of Real Property Businesses, including, without limitation or duplication (or, to the extent not so included, with the addition of), (1) the portion of any rental obligation in respect of any Capital Lease obligation allocable to interest expense in accordance with GAAP; (2) the amortization of Debt discounts and premiums; (3) any payments or fees (other than upfront fees) with respect to interest rate swap or similar agreements; and (4) the interest expense and items listed in clauses (1) through (3) above applicable to each of the UJVs (to the extent not included above) multiplied by Borrower’s Pro Rata Share in the UJVs in respect of Real Property Businesses, in all cases as reflected in the most recent General Partner’s Consolidated Financial Statements, provided that there shall be excluded from Interest Expense capitalized interest covered by an interest reserve established under a loan facility (such as capitalized construction interest provided for in a construction loan). “Interest Expense” shall not include the non-cash portion of interest expense attributable to convertible Debt determined in accordance with ASC 470-20.

“Interest Period” means, as to any Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing and subject to availability; provided that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the Maturity Date.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“Investment Grade Pricing Period” means the period commencing on the date specified by Borrower in an irrevocable written notice to Administrative Agent and the Banks after Borrower obtains an Investment Grade Rating from Moody’s or S&P.

“Investment Grade Rating” means a Credit Rating of BBB- (or equivalent) or higher from S&P or Baa3 (or equivalent) or higher from Moody’s.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“JBG SMITH Businesses” means, at any time, the General Partner, Borrower, the Consolidated Businesses and the Borrower’s Pro Rata Share of Real Property UJVs.

“JPMorgan.” means JPMorgan Chase Bank, N.A.

“KPI 1 (Renewable Energy Procurement)” shall mean, for any Reference Year, the measurement of the amount of JBG SMITH Businesses’ electricity for such Reference Year that is procured from (a) onsite solar generation at the JBG SMITH Businesses’ Real Property Assets and/or (b) power purchase agreements (whether physical, virtual or retail, or any combination thereof) with respect to renewable energy projects, expressed as a percentage of the aggregate JBG SMITH Businesses’ paid electric consumption for such Reference Year, and determined on a basis consistent with the determination of the KPI 1 Targets as of the Closing Date, as reported on the applicable Pricing Certificate pursuant to Section 1.08(f) and certified in the related Sustainability Metric Auditor Report for such Reference Year. For the avoidance of doubt, KPI 1 (Renewable Energy Procurement) shall be determined, with respect to any Real Property UJV, to include only the Borrower’s Pro Rata Share of such Real Property UJV’s onsite solar generation, power purchase agreement procurement and aggregate paid electric consumption for the applicable Reference Year.

“KPI 1 Applicable Margin Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, with respect to Daily SOFR Loans, Term SOFR Loans and Base Rate Loans:

(a)            negative 0.01%, if the KPI 1 (Renewable Energy Procurement) for the applicable Reference Year as set forth in the Pricing Certificate for such Reference Year is greater than or equal to the KPI 1 Target for such Reference Year; and

(b)            0.00%, if (A) the KPI 1 (Renewable Energy Procurement) for the applicable Reference Year as set forth in the Pricing Certificate for such Reference Year is less than the KPI 1 Target for such Reference Year or (B) Borrower shall fail to deliver a Pricing Certificate (or omit to report the KPI 1 (Renewable Energy Procurement) on any Pricing Certificate or omit the Sustainability Metric Auditor Report) for such Reference Year on or prior to the date the Pricing Certificate is required to be delivered pursuant to Section 1.08(f).

“KPI 1 Target” means, with respect to any Reference Year, the KPI 1 Target for such Reference Year as set forth in the Sustainability Table, as such KPI 1 Target may be adjusted from time to time in accordance with Section 1.08(g).

“KPI 2 (Green Certification)” shall mean, for any Reference Year, the measurement of the aggregate in service square feet of the JBG SMITH Businesses that are a Real Property Business that has obtained certification from any of the following: LEED, Energy Star, The Center for Active Design’s Fitwel rating program, International Living Future Institute (ILFI) Zero Carbon or Core Green Building certification program, or the Building Owners and Managers Association International’s BOMA 360 certification program, and determined on a basis consistent with the determination of the KPI 2 Targets as of the Closing Date, as reported on the applicable Pricing Certificate pursuant to Section 1.08(f) and certified in the related Sustainability Metric Auditor Report for such Reference Year. For the avoidance of doubt, KPI 2 (Green Certification) shall be determined (i) for each Reference Year exclusive of the square footage of the JBG SMITH Businesses identified to the Sustainability Structuring Agents and the Administrative Agent (for posting on the Platform for all Banks) in writing prior to, on or after the Closing Date as subject to a potential sale, disposition or other transfer, and without regard to whether such sale, disposition or other transfer is or is not consummated in such Reference Year or any other Reference Year and (ii) with respect to any Real Property UJV, to include only the Borrower’s Pro Rata Share of such Real Property UJVs applicable square footage.

“KPI 2 Applicable Margin Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, with respect to Daily SOFR Loans, Term SOFR Loans and Base Rate Loans:

(a)            negative 0.01%, if the KPI 2 (Green Certification) for the applicable Reference Year as set forth in the Pricing Certificate for such Reference Year is greater than or equal to the KPI 2 Target for such Reference Year; and

(b)            0.00%, if (A) the KPI 2 (Green Certification) for the applicable Reference Year as set forth in the Pricing Certificate for such Reference Year is less than the KPI 2 Target for such Reference Year or (B) Borrower shall fail to deliver a Pricing Certificate (or omit to report the KPI 2 (Green Certification) on any Pricing Certificate or omit the Sustainability Metric Auditor Report) for such Reference Year on or prior to the date the Pricing Certificate is required to be delivered pursuant to Section 1.08(f).

“KPI 2 Target” means, with respect to any Reference Year, the KPI 2 Target for such Reference Year as set forth in the Sustainability Table, as such KPI 2 Target may be adjusted from time to time in accordance with Section 1.08(g).

“KPI Metric Target” means each of the KPI 1 Target and KPI 2 Target.

“Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Affiliate” means the General Partner and Affiliates of Borrower in which Borrower directly or indirectly owns at least 10% of the Equity Interests.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Loan.

“L/C Disbursement” means a payment made by a Fronting Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all drawings under Letters of Credit that have not yet been reimbursed by or on behalf of Borrower (including, for clarity, by means of advances of Loans pursuant to this Agreement) at such time, including all L/C Borrowings. The LC Exposure of any Bank at any time shall be its Pro Rata Share of the total LC Exposure at such time.

“Lead Arrangers” means BofA Securities, JPMorgan, Wells Fargo Securities, Morgan Stanley, PNC Capital and Capital One, including, in each case, their respective designated affiliates.

“Lender Notice Date” has the meaning specified in Section 12.20(b).

“Letter of Credit” has the meaning specified in Section 2.17(a).

“Letter of Credit Commitment” means, with respect to each Fronting Bank, the commitment of each Fronting Bank to issue Letters of Credit hereunder. The initial amount of each Fronting Bank’s Letter of Credit Commitment is the amount set forth opposite such Lender’s name on Schedule 1A or, if a Fronting Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Closing Date, the amount set forth for such Fronting Bank as its Letter of Credit Commitment in the Register maintained by Administrative Agent. The Letter of Credit Commitment of a Fronting Bank may be modified from time to time by agreement between such Fronting Bank and Borrower, and notified to Administrative Agent.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit (1) the stated undrawn amount of such Letter of Credit plus (2) the aggregate unpaid principal amount of all Reimbursement Obligations of Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, with respect to a Letter of Credit, a Revolving Credit Bank (including the Revolving Credit Bank that is the Fronting Bank for such Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to such Bank’s Pro Rata Share of the stated undrawn amount of such Letter of Credit and any outstanding Reimbursement Obligations in respect of such Letter of Credit.

“Leverage Pricing Period” means any period other than the Investment Grade Pricing Period.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for collateral purposes, deposit arrangement, lien (statutory or other), or other security agreement or charge of any kind or nature whatsoever of any third party (excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan” means, with respect to each Bank, its Revolving Credit Loans and its loans under any Incremental Increase, individually or collectively, as the context may require.

“Loan Commitment” means, with respect to each Bank, without duplication, the sum of such Bank’s Revolving Credit Commitment and any commitments of such Bank with respect to Incremental Increases.

“Loan Documents” means this Agreement, the Notes, the Solvency Certificate, any Pricing Certificate, any Guaranty, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 of this Agreement, and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“Loan Party” means Borrower and each Guarantor (if any).

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of any such event shall be subject to the prior payment in full of the Obligations and the termination of the Revolving Credit Commitments and the termination or Cash Collateralization of all outstanding Letters of Credit), pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for stock that is not Mandatorily Redeemable Stock at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Debt or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for stock that is not Mandatorily Redeemable Stock and cash in lieu of fractional shares), in the case of each of clauses (a), (b) and (c) above, on or prior to the Maturity Date.

“Material Adverse Change” means either (1) a material adverse change in the status of the business, results of operations, financial condition, or property of General Partner, Borrower and their Subsidiaries taken as a whole or (2) any event or occurrence of whatever nature which is likely to have a material adverse effect on the ability of Borrower and the other Loan Parties taken as a whole to perform their obligations under the Loan Documents.

“Maturity Date” means (a) with respect to the Revolving Credit Loans, the Revolving Credit Maturity Date and (b) with respect to any Incremental Increase, the maturity date agreed to by Borrower and the Banks providing such Incremental Increase.

“Moody’s” means Moody’s Investors Service, Inc.

“Morgan Stanley” means Morgan Stanley Senior Funding, Inc.

“MSBNA” means Morgan Stanley Bank, N.A.

“Multiemployer Plan” means a Plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower or General Partner or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Debt of the Person owning such asset or any other Person (unless such prohibition does not apply to Liens securing the Obligations); provided, however, that (i) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, (ii) an agreement relating to Unsecured Indebtedness containing restrictions substantially similar to, or taken as a whole, not more restrictive than, the restrictions contained in the Loan Documents (as determined by Borrower in good faith), (iii) Permitted Transfer Restrictions and (iv) Permitted Sale Restrictions, in each case, shall not constitute a Negative Pledge.

“Net Equity Value” means, at any time, the total assets of the applicable business less the total liabilities of such business less the amounts attributable to the minority interest in such business, in each case as determined on a consolidated basis, in accordance with GAAP, subject to the last sentence of the definition of Capitalization Value.

“New Lender Joinder Agreement” has the meaning specified in Section 2.16(c).

“Non-Consenting Bank” means any Bank that does not approve any consent, approval, amendment or waiver that (a) requires the consent of all Banks or all adversely affected Banks in accordance with the terms of Section 12.02 and (b) has been approved by the Required Banks.

“Note” and “Notes” have the respective meanings specified in Section 2.09.

“Notice of Borrowing” means a notice of a Borrowing of Loans, a Conversion or a Continuation, pursuant to Section 2.02(a), which shall be substantially in the form of EXHIBIT F (or such other form reasonably acceptable to Administrative Agent and containing the information required in the Exhibit (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent)), appropriately completed and signed by a Responsible Officer of Borrower.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of EXHIBIT H (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent)), appropriately completed and signed by a Responsible Officer of Borrower.

“Obligations” means each and every obligation, covenant and agreement of Borrower and each other Loan Party, now or hereafter existing, contained in this Agreement, and any of the other Loan Documents, whether for principal, reimbursement obligations, interest, fees, expenses, indemnities or otherwise, and any amendments or supplements thereto, extensions or renewals thereof or replacements therefor, including but not limited to all indebtedness, obligations and liabilities of Borrower or another Loan Party to Administrative Agent and any Bank now existing or hereafter incurred under or arising out of or in connection with the Notes, this Agreement, the other Loan Documents, and any documents or instruments executed in connection therewith, in each case, whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, and including all indebtedness of Borrower under any instrument now or hereafter evidencing or securing any of the foregoing.

“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury.

“Office Property” means a fixed and tangible Real Property Asset that constitutes one or more commercial office buildings.

“Original Notes” means the “Notes” as defined in the Existing Credit Agreement.

“Original Ratable Loan Note” means a “Ratable Loan Note” as defined in the Existing Credit Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Investment” means a Consolidated Business or UJV that does not own primarily Real Property Assets or publicly traded securities, including, without limitation, those entities more particularly set forth on Schedule 2 attached hereto.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Parent Entity” has the meaning specified in Section 7.04.

“Participant” has the meaning specified in Section 12.05(d).

“Participant Register” has the meaning specified in Section 12.05(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Sale Restrictions” means obligations, encumbrances or restrictions contained in any Real Property Business or Real Property Asset sale agreement restricting the creation of Liens on, or the Disposition of Equity Interests or property that is subject to, such Real Property Business or Real Property Asset pending such sale; provided that the encumbrances and restrictions apply only to the Subsidiary or assets that are subject to such Real Property Business or Real Property Asset.

“Permitted Transfer Restrictions” means (a) reasonable and customary restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under management agreements and ground leases entered into in the ordinary course of business (including in connection with any acquisition or development of any applicable Real Property Asset, without regard to the transaction value), including rights of first offer or refusal arising under such agreements and leases, in each case, that limit, but do not prohibit, sale or mortgage transactions, (b) reasonable and customary obligations, encumbrances or restrictions contained in agreements not constituting Debt entered into with limited partners or members of Borrower or of any other Subsidiary of General Partner imposing obligations in respect of contingent obligations to make any tax “make whole” or similar payment arising out of the sale or other transfer of assets reasonably related to such limited partners’ or members’ interest in Borrower or such Subsidiary pursuant to “tax protection” or other similar agreements, and (c) customary major decision rights in favor of partners or co-investors requiring approvals of transfers, mortgage liens, pledges and changes in beneficial ownership in the ordinary course of business.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit or other plan (other than a Multiemployer Plan) established or maintained, or to which contributions have been or are required to be made, by Borrower or General Partner or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

“Platform” has the meaning specified in Section 6.09.

“PNC Bank” means PNC Bank, National Association.

“PNC Capital” means PNC Capital Markets LLC.

“presence”, when used in connection with any Environmental Discharge or Hazardous Materials, means and includes presence, generation, manufacture, installation, treatment, use, storage, handling, repair, encapsulation, disposal, transportation, spill, discharge and release.

“Pricing Certificate” means a certificate substantially in the form of EXHIBIT G executed by an officer of Borrower setting forth in reasonable detail the calculation of KPI 1 (Renewable Energy Procurement), KPI 2 (Green Certification) and the Sustainability Margin Adjustment, in each case, for the Reference Year covered thereby, and attaching an applicable Sustainability Metric Auditor Report with respect to KPI 1 (Renewable Energy Procurement) and/or KPI 2 (Green Certification) for such Reference Year.

“Principals” means the trustees, executive officers and directors of Borrower (other than General Partner) or of General Partner at any applicable time.

“Pro Rata Share” means, with respect to each Bank, with respect to Revolving Credit Loans or LC Exposure, a fraction the numerator of which is such Revolving Credit Bank’s Revolving Credit Commitment and the denominator of which is the aggregate Revolving Credit Commitments of all Revolving Credit Banks (or, if the Revolving Credit Commitments have terminated or reduced to zero, the Pro Rata Share shall be determined based upon the Revolving Credit Commitments most recently in effect); provided that in the case of Section 12.20 when a Defaulting Lender shall exist, “Pro Rata Share” shall disregard any Defaulting Lender’s Loan Commitment and outstanding Loans.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QI” has the meaning given that term in the definition of “1031 Property”.

“Qualified Institution” means a Bank, or one or more banks, finance companies, insurance or other financial institutions which (A) has (or, in the case of a banking institution which is a subsidiary, such banking institution’s parent has) a rating of its senior debt obligations of not less than BBB+ by S&P or Baal by Moody’s or a comparable rating by a rating agency reasonably acceptable to Administrative Agent and (B) has (or, in the case of a banking institution which is a subsidiary, such banking institution’s parent has) total assets in excess of Ten Billion Dollars ($10,000,000,000), but shall exclude any natural person (or a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof), any Defaulting Lender and Borrower or any of its Affiliates.

“Rating Agency” means S&P, Moody’s, Fitch or any other nationally recognized securities rating agency selected by Borrower and approved by Administrative Agent in writing.

“Real Property Asset” means an asset from which income is, or upon completion expected by Borrower to be, derived predominantly from contractual rent payments under leases with unaffiliated third party tenants, hotel operations, tradeshow operations or leasing commissions and management and development fees, and shall include those investments in mortgages and mortgage participations owned by Borrower as to which Borrower has demonstrated to Administrative Agent, in Administrative Agent’s reasonable discretion, that Borrower has control of the decision-making functions of management and leasing of such mortgaged properties, has control of the economic benefits of such mortgaged properties, and holds the right to acquire such mortgaged properties.

“Real Property Business” means a Consolidated Business or UJV that is primarily engaged in the ownership, operation, leasing, management or development of or investment in a Real Property Asset.

“Real Property UJV” means a UJV that is a Real Property Business.

“Recipient” means Administrative Agent, any Bank and any Fronting Bank, as applicable.

“Recourse” means, with reference to any obligation or liability, any liability or obligation that is not Without Recourse to the obligor thereunder, directly or indirectly. For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g. by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person being a general partner of such obligor). A guaranty of Debt issued by Borrower or General Partner (as distinguished from a Subsidiary) shall be Recourse, but a guaranty for completion of improvements in connection with Debt shall be deemed Without Recourse, unless and except to the extent of a claim made under such guaranty that remains unpaid.

“Reference Year” means, with respect to any Pricing Certificate, the calendar year ending immediately prior to the date of such Pricing Certificate.

“Refinancing Mortgage” has the meaning specified in Section 12.21(a).

“Register” has the meaning specified in Section 11.05(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any similar Law from time to time in effect.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of Borrower to reimburse the applicable Fronting Bank for any drawing honored by such Fronting Bank under a Letter of Credit.

“REIT” means a “real estate investment trust,” as such term is defined in Section 856 of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Related Party Transaction Policy” means that certain Related Party Transaction Policy adopted by the Board of Trustees of General Partner on or prior to the Closing Date, in the form provided to Administrative Agent and the Banks on or prior to the Closing Date.

“Relevant Documents” has the meaning specified in Section 11.02.

“Replacement Bank” has the meaning specified in Section 3.07.

“Replacement Notice” has the meaning specified in Section 3.07.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived by the PBGC.

“Requested Extension Date” has the meaning specified in Section 2.20(a).

“Required Banks” means at any time Banks having Credit Exposures and unused Loan Commitments representing at least 51% of the sum of the Revolving Credit Commitments at such time (excluding, however, any Defaulting Lender); provided, however, that if the Loan Commitments shall have been terminated or reduced to zero, the “Required Banks” shall be the Banks holding at least 51% of the Credit Exposures of all Banks (excluding, however, any Defaulting Lender).

“Required Revolving Credit Banks” means, as of any date, Revolving Credit Banks having at least 51% of the aggregate amount of the Revolving Credit Commitments (excluding, however, any Defaulting Lender); provided, however, that if the Revolving Credit Commitments have been terminated or reduced to zero, the “Required Revolving Credit Banks” shall be the Revolving Credit Banks holding at least 51% of the Revolving Credit Exposure of all Revolving Credit Banks (excluding, however, any Defaulting Lender).

“Rescindable Amount” has the meaning specified in Section 2.11(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) in the case of Borrower, the chief executive officer, chief financial officer or chief accounting officer of General Partner, solely for purposes of the delivery of certificates pursuant to Section 4.01(b)(4), (7) and (8) and clauses (3), (6) and (7) of Section 6.10, the secretary or any assistant secretary of the General Partner and, solely for purposes of notices given pursuant to Article II, any other officer of the General Partner so designated by any of the foregoing officers in a notice to Administrative Agent or any other officer or employee of the General Partner designated in or pursuant to an agreement between the General Partner and Administrative Agent and (b) in the case of each other Loan Party, the chief executive officer, chief financial officer or chief accounting officer of such Loan Party or, if such Loan Party does not have any such officers, of an entity authorized to act on behalf of such Loan Party, solely for purposes of the delivery of certificates pursuant to Section 4.01(b)(4), (7) and (8) and clauses (3), (6) and (7) of Section 6.10, the secretary or any assistant secretary of a Loan Party (or other entity authorized to act on behalf of such Loan Party) and, solely for purposes of notices given pursuant to Article II, any other officer of such Loan Party (or other entity authorized to act on behalf of such Loan Party) so designated by any of the foregoing officers in a notice to Administrative Agent or any other officer or employee of the applicable Loan Party (or other entity authorized to act on behalf of such Loan Party) designated in or pursuant to an agreement between the applicable Loan Party and Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (1) any dividend or other distribution, direct or indirect, on account of any Equity Interest of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (2) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding; and (3) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding.

“Revolving Credit Bank” means, as of any date of determination, each Bank that has a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Bank that holds Revolving Credit Loans or LC Exposure.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Credit Banks pursuant to Section 2.01.

“Revolving Credit Commitment” means, with respect to each Bank, the obligation to make Revolving Credit Loans and purchase participations in Letter of Credit Liabilities in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 1 attached hereto and incorporated herein or in the Assignment and Assumption Agreement or New Lender Joinder Agreement pursuant to which such Bank becomes a party hereto, as applicable, as such amount may be reduced or increased from time to time in accordance with this Agreement. The aggregate amount of the Revolving Credit Banks’ Revolving Credit Commitments on the Closing Date is Seven Hundred Fifty Million Dollars ($750,000,000).

“Revolving Credit Exposure” means, with respect to any Revolving Credit Bank at any time, the sum of the outstanding principal amount of such Revolving Credit Bank’s Revolving Credit Loans and its LC Exposure at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Maturity Date” means the later of (a) June 29, 2027 and (b) if maturity is extended pursuant to Section 2.20, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Revolving Credit Maturity Date shall be the next preceding Business Day.

“Revolving Credit Note” has the meaning specified in Section 2.09.

“S&P” means S&P Global Ratings (formerly known as Standard & Poor’s Ratings Services), a division of S&P Global Inc. and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, the non-Ukrainian government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person controlled or directly or indirectly 10% or more owned by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.10(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the reports required to be delivered to the SEC pursuant to the Exchange Act.

“Secured Indebtedness” means, at any time, that portion of Total Outstanding Indebtedness that is not Unsecured Indebtedness.

“Secured Indebtedness Adjustment” has the meaning set forth in Section 8.05.

“SOFR” means, with respect to any applicable determination date, the Secured Overnight Financing Rate published on the fifth U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“SOFR Adjustment” means 0.10% (10 basis points) per annum.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to the Administrative Agent.

“SOFR Loan” means a Term SOFR Loan or a Daily SOFR Loan, as applicable.

“Solvency Certificate” means a certificate in substantially the form of EXHIBIT C, to be delivered by Borrower pursuant to the terms of this Agreement.

“Solvent” means, when used with respect to any Person, that (1) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person; (2) the present fair saleable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured; (3) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (4) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged; and (5) such Person has sufficient resources, provided that such resources are prudently utilized, to satisfy all of such Person’s obligations. Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Cash Management Agreement” means any Cash Management Agreement that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Cash Management Bank, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Bank or an Affiliate of a Bank or (b) at the time it (or its Affiliate) becomes a Bank (including on the Closing Date), is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of a Loan Party under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Bank or an Affiliate of a Bank or (b) at the time it (or its Affiliate) becomes a Bank (including on the Closing Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other entity, fifty percent (50%) or more of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which are owned, directly or indirectly, by that Person or by one or more other Subsidiaries of that Person and over which that Person or one or more other Subsidiaries of that Person exercise sole control. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors or trustees, as the case may be, whether at all times or only so long as no senior class of stock has voting power for the election of directors or trustees by reason of any contingency, and “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Successor Rate” has the meaning specified in Section 3.10(b).

“Sustainability Margin Adjustment” means with respect to any Pricing Certificate for any period between Sustainability Pricing Adjustment Dates, an amount (whether negative or zero), expressed as a percentage, equal to the sum of (i) the KPI 1 Applicable Margin Adjustment Amount and (ii) the KPI 2 Applicable Margin Adjustment Amount.

“Sustainability Metric Auditor” means an internationally recognized “big four” auditing firm or a reputable sustainability assurance provider reasonably satisfactory to Administrative Agent and the Sustainability Structuring Agents.

“Sustainability Metric Auditor Report” means a report of the Sustainability Metric Auditor or an externally verified report reasonably acceptable to Administrative Agent and the Sustainability Structuring Agents, which report shall certify or provide assurance as to the data used for the calculation of the KPI 1 (Renewable Energy Procurement) and/or the KPI 2 (Green Certification) for the applicable Reference Year.

“Sustainability Pricing Adjustment Date” has the meaning specified in Section 1.08(a).

“Sustainability Structuring Agents” means each of BofA Securities and Wells Fargo Securities.

“Sustainability Table” means the Sustainability Table set forth on SCHEDULE 1.08.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agents” means JPMorgan, Wells Fargo, Morgan Stanley, PNC Bank and Capital One.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means

(a)            for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case plus the SOFR Adjustment; and

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment;

provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed to be zero for purposes of this Agreement and the other Loan Documents.

“Term SOFR Loan” means a Loan denominated in Dollars, that bears interest at a rate based on clause (a) of the definition of “Term SOFR”.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time).

“Total Revolving Credit Exposure” means the sum of the outstanding principal amount of all Revolving Credit Banks’ Revolving Credit Loans and their LC Exposure at such time.

“Total Outstanding Indebtedness” means, at any time, without duplication, the sum of Debt of Borrower, Borrower’s Pro Rata Share of Debt in respect of Consolidated Businesses, and any Debt of UJVs to the extent Recourse to Borrower, as determined on a consolidated basis in accordance with GAAP.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, Daily SOFR Loan or Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UJVs” means, at any time, (1) investments of Borrower that are accounted for under the equity method in the most recent General Partner’s Consolidated Financial Statements prepared in accordance with GAAP and (2) investments of Borrower in which Borrower owns less than 50% of the Equity Interests and that are consolidated in the most recent General Partner’s Consolidated Financial Statements prepared in accordance with GAAP.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unencumbered Assets” means, collectively, assets, reflected in the most recent General Partner’s Consolidated Financial Statements, owned in whole or in part, directly or indirectly, by Borrower and not subject to any Lien to secure all or any portion of Secured Indebtedness or to any Negative Pledge, and assets of Consolidated Businesses and UJVs which are not subject to any Lien to secure all or any portion of Secured Indebtedness or to any Negative Pledge. Notwithstanding the foregoing, a 1031 Property may constitute an Unencumbered Asset so long as: (I) such Real Property Asset is owned in fee simple by, or is subject to a ground lease to, the applicable EAT (or a combination of such fee simple ownership and being subject to a ground lease); (II) such Real Property Asset is located in the United States; (III) Borrower or a Wholly Owned Subsidiary thereof (a) leases such 1031 Property from the applicable EAT (or Wholly Owned Subsidiary thereof, as applicable) and (b) manages such 1031 Property or such Real Property Asset is subject to a third-party management agreement, as applicable; (IV) Borrower or a Wholly Owned Subsidiary or Subsidiaries thereof is obligated to purchase such 1031 Property (or Wholly Owned Subsidiary or Subsidiaries of the applicable EAT that owns such 1031 Property) from the applicable EAT (or such Wholly Owned Subsidiary or Subsidiaries of the EAT, as applicable) (other than in circumstances where the 1031 Property is Disposed of by Borrower or any Subsidiary); (V) the applicable EAT is obligated to transfer such 1031 Property (or its Wholly Owned Subsidiary or Subsidiaries that owns such 1031 Property, as applicable) to Borrower or a Wholly Owned Subsidiary thereof, directly or indirectly (including through a QI); (VI) the applicable EAT (or Wholly Owned Subsidiary or Subsidiaries thereof that owns such 1031 Property, as applicable) acquired such 1031 Property with the proceeds of a loan made by Borrower or a Wholly Owned Subsidiary which loan is secured either by a mortgage on such 1031 Property and/or a pledge of all of the Equity Interests of the applicable Wholly Owned Subsidiary or Subsidiaries of an EAT that owns such 1031 Property, as applicable; and (VII) neither such 1031 Property nor, if such Real Property Asset is owned or leased by a Subsidiary, any of Borrower’s direct or indirect ownership interests in such Subsidiary, is subject to any liens, claims, or restrictions on transferability or assignability of any kind other than (A) pursuant to Permitted Transfer Restrictions or Permitted Sale Restrictions or as permitted pursuant to clause (V) above, (B) the Lien of any mortgage or pledge referred to in the preceding clause (VI), or (C) a Negative Pledge binding on the EAT in favor of Borrower or a Wholly Owned Subsidiary. In no event shall a 1031 Property qualify as an Unencumbered Asset for a period in excess of 180 days after the date the applicable EAT (or Wholly Owned Subsidiary or Subsidiaries thereof, as applicable) acquired ownership of such Real Property Asset (or, if such 180 day period is subject to extension under the Code (including any United States Department of the Treasury regulations), then such period as extended).

“Unencumbered Combined EBITDA” means that portion of Combined EBITDA attributable to Unencumbered Assets; provided that Unencumbered Combined EBITDA shall include only general and administrative expenses that are attributable to the management and operation of the Unencumbered Assets in accordance with GAAP and shall not include any corporate general and administrative expenses of Borrower, General Partner, Consolidated Businesses or UJVs (e.g., salaries of corporate officers).

“Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of accumulated plan benefits as of the close of its most recent plan year, based upon the actuarial assumptions used by such Plan’s actuary in the most recent annual valuation of such Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash and Cash Equivalents” means Cash or Cash Equivalents owned by Borrower, and Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any Consolidated Businesses or UJV, that are not subject to any pledge, lien or control agreement, less amounts placed with third parties as deposits or security for contractual obligations; provided, that Unrestricted Cash and Cash Equivalents shall (a) not exclude Cash and Cash Equivalents subject to customary rights of set-off and statutory or common law provisions relating to bankers’ liens, and (b) include Cash and Cash Equivalents representing the proceeds from the sale of an asset (the “Disposed Asset”; it being understood that no Disposed Asset shall constitute a Real Property Asset from and after the date of such sale), which proceeds have been escrowed for a period not in excess of 180 days in anticipation of the acquisition of a 1031 Property, net of related tax obligations for the cancellation of such acquisition and transaction costs and expenses related thereto; provided that to the extent the amount of Unrestricted Cash and Cash Equivalents attributable to this clause (b) shall exceed 50% of the aggregate Unrestricted Cash and Cash Equivalents, such excess shall be excluded.

“Unsecured Indebtedness” means, at any time, Total Outstanding Indebtedness that is not secured by a lien (except any Refinancing Mortgage) on assets of Borrower, a Consolidated Business or a UJV, as the case may be.

“Unsecured Indebtedness Adjustment” has the meaning set forth in Section 8.04.

“Unsecured Indebtedness Subsidiary” means any Subsidiary of Borrower that is a borrower or a guarantor, or otherwise has a payment obligation in respect of, any Unsecured Indebtedness (other than (a) subordinated intercompany Debt owing to General Partner, (b) intercompany Debt between or among any of Borrower and its Subsidiaries, and (c) Debt of any non-Wholly Owned Subsidiary the incurrence of which was not subject to the Control or affirmative consent of Borrower or any of its Subsidiaries; provided, however, that any non-Wholly Owned Subsidiary of Borrower that guarantees Unsecured Indebtedness of General Partner or any Wholly Owned Subsidiary as described in this definition shall be an Unsecured Indebtedness Subsidiary).

“Unsecured Interest Expense” means, for any quarter, Borrower’s Pro Rata Share of Interest Expense attributable to Total Outstanding Indebtedness constituting Unsecured Indebtedness.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 10.13(f)(ii)(B)(3).

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wells Fargo Securities” means Wells Fargo Securities LLC.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than (x) in the case of a corporation, directors’ qualifying shares and (y) solely for purposes of Section 9.01(16), in the case of a Subsidiary which is qualified as a real estate investment trust, Equity Interests issued to not more than 125 separate Persons solely in order to satisfy the requirements for such qualification) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and Administrative Agent.

“Without Recourse” means, with reference to any obligation or liability, any obligation or liability for which the obligor thereunder is not liable or obligated other than as to its interest in a designated asset or assets only, subject to such exceptions to the non-recourse nature of such obligation or liability (such as, but not limited to, fraud, misappropriation, misapplication and environmental indemnities), as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability, and including any guaranty for completion of improvements in connection with Debt, unless and except to the extent of a claim made under such guaranty that remains unpaid.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in accordance with GAAP, and, except as otherwise provided herein, all financial data (including financial ratios and other financial calculations) required to be delivered hereunder shall be prepared in accordance with GAAP.

SECTION 1.03. Computation of Time Periods. Except as otherwise provided herein, in this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and words “to” and “until” each means “to but excluding”.

SECTION 1.04. Rules of Construction; Times of Day.

(a)            When used in this Agreement: (1) “or” is not exclusive; (2) a reference to a Law includes any amendment or modification to such Law; (3) a reference to a Person includes its permitted successors and permitted assigns; (4) except as provided otherwise, all references to the singular shall include the plural and vice versa; (5) except as provided in this Agreement, a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents; (6) all references to Articles, Sections, Schedules and Exhibits shall be to Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise indicated; (7) all Exhibits to this Agreement shall be incorporated into this Agreement; and (8) unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means an Affiliate of Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

(b)            Unless otherwise indicated, (i) all references to time are references to New York City time and (ii) when any date specified herein as the due date for a payment, notice or other deliverable is not a Business Day, such due date shall be extended to the next following Business Day.

SECTION 1.05. Financial Covenant Calculations. The calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. Notwithstanding anything in this Agreement to the contrary, the financial covenants shall ignore the adoption of ASU 2016-02 such that Capital Leases shall specifically exclude any operating leases under GAAP as in effect on the Closing Date and upon the adoption of ASU 2016-02.

SECTION 1.06. Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.07. Rates. Administrative Agent does not warrant, nor accept responsibility, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

SECTION 1.08. Sustainability Adjustments.

(a)            Following the date on which Borrower provides a Pricing Certificate (together with the applicable Sustainability Metric Auditor Report) in respect of the most recently ended Reference Year, the Applicable Margin shall be adjusted, as applicable, pursuant to the Sustainability Margin Adjustment as set forth in such Pricing Certificate. For purposes of the foregoing, (i) the Sustainability Margin Adjustment shall be determined as of the first day of the first month immediately following receipt by Administrative Agent of a Pricing Certificate delivered pursuant to Section 1.08(f) based upon the KPI 1 (Renewable Energy Procurement) and KPI 2 (Green Certification) for the applicable Reference Year set forth in such Pricing Certificate and the calculations of the Sustainability Margin Adjustment, therein (such day, the “Sustainability Pricing Adjustment Date”) and (ii) each change in the Applicable Margin resulting from a Pricing Certificate (or the non-delivery or delivery of an incomplete Pricing Certificate) shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery or delivery of an incomplete Pricing Certificate, the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 1.08(f)).

(b)            For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any Reference Year. It is further understood and agreed that the Applicable Margins with respect to Term SOFR Loans, Daily SOFR Loans and Base Rate Loans will never be reduced by more than 0.02% in the aggregate pursuant to the Sustainability Margin Adjustment during any calendar year. For the avoidance of doubt, any adjustment to the Applicable Margin by reference to the KPI Metric Targets in any year shall not be cumulative year-over-year. Each applicable adjustment shall only apply until the date on which the next adjustment is due to take place.

(c)            It is hereby understood and agreed that if no such Pricing Certificate is delivered, or any Pricing Certificate shall be incomplete and fail to include the KPI 1 (Renewable Energy Procurement) or the KPI 2 (Green Certification) for the applicable Reference Year, within the period set forth in Section 1.08(f), the Sustainability Margin Adjustment will be made to the Applicable Margin commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 1.08(f).

(d)            If (i)(A) Borrower or any Bank becomes aware of any material inaccuracy in the Sustainability Margin Adjustment, the KPI 1 (Renewable Energy Procurement) or the KPI 2 (Green Certification) as reported in a Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”) and, in the case of any Bank, such Bank delivers, not later than ten (10) Business Days after obtaining knowledge thereof, a written notice to Administrative Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each Bank and Borrower), or (B) Borrower and the Banks agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, and (ii) a proper calculation of the Sustainability Margin Adjustment, the KPI 1 (Renewable Energy Procurement) or the KPI 2 (Green Certification) would have resulted in no adjustment or a lesser adjustment, as applicable, to the Applicable Margin for any period, Borrower shall be obligated to pay to Administrative Agent for the account of the applicable Banks, as the case may be, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under any Debtor Relief Laws, automatically and without further action by Administrative Agent or any Bank), but in any event within ten (10) Business Days after Borrower has received written notice of, or has agreed in writing that there was, a Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period. Borrower shall deliver written notice of any Pricing Certificate Inaccuracy to Administrative Agent within ten (10) Business Days after obtaining knowledge thereof, which written notice shall describe such Pricing Certificate Inaccuracy in reasonable detail (and which description shall be shared with each Bank).

It is understood and agreed that any Pricing Certificate Inaccuracy shall not constitute a Default or Event of Default or otherwise result in the failure of any condition precedent to any advance or the issuance of any Letter of Credit; provided, that, Borrower complies with the terms of this Section 1.08(d) with respect to such Pricing Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under any Debtor Relief Laws, (a) any additional amounts required to be paid pursuant to the immediate preceding paragraph shall not be due and payable until a written demand is made for such payment by Administrative Agent in accordance with such paragraph, (b) any nonpayment of such additional amounts prior to or concurrently with such demand for payment by Administrative Agent shall not constitute a Default (whether retroactively or otherwise) and (c) none of such additional amounts shall be deemed overdue prior to such a demand or shall accrue interest at the Default Rate pursuant to Section 2.07(b) prior to such a demand.

(e)            Each party hereto hereby agrees that none of Administrative Agent or the Sustainability Structuring Agents shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by Borrower of any Sustainability Margin Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and Administrative Agent and the Sustainability Structuring Agents may rely conclusively on any such certificate, without further inquiry).

(f)            As soon as available and in any event within 180 days following the end of each calendar year (commencing with the calendar year ending December 31, 2023), Borrower may deliver a Pricing Certificate to Administrative Agent and each of the Sustainability Agents (and Administrative Agent shall promptly provide a copy to each Bank) for the most recently-ended Reference Year; provided, that, for any Reference Year Borrower may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or Event of Default (but such failure to so deliver a Pricing Certificate by the end of such 180-day period shall result in the Sustainability Margin Adjustment being applied as set forth in Section 1.08(c)).

(g)            Following a material acquisition or Disposition, Borrower, in consultation with the Sustainability Structuring Agents, may propose changes to the KPI 1 Targets and/or KPI 2 Targets by delivering a revised Sustainability Table to Administrative Agent. Any such revised Sustainability Table shall become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent shall have posted such proposed Sustainability Table to all Banks unless, prior to such time, Banks comprising the Required Banks have delivered to Administrative Agent written notice that such Required Banks object to such revised Sustainability Table.

SECTION 1.09. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application or other document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE LOANS

SECTION 2.01. Revolving Credit Loans. (a) Subject to the terms and conditions of this Agreement, each Bank, severally and not jointly, agrees to make loans to Borrower as provided in this Article II. Each Loan of each Bank shall be maintained at such Bank’s Applicable Lending Office.

(b)            Each of the Revolving Credit Banks severally agrees to make loans to Borrower in Dollars (each such loan by a Revolving Credit Bank, a “Revolving Credit Loan”) from time to time in an aggregate principal amount that will not result in (i) the amount of such Revolving Credit Bank’s Revolving Credit Exposure exceeding such Revolving Credit Bank’s Revolving Credit Commitment or (ii) the Total Revolving Credit Exposure exceeding the aggregate amount of the Revolving Credit Commitments. Within the limits set forth herein, Borrower may borrow from time to time under this paragraph (b) and prepay from time to time pursuant to Section 2.10 (subject, however, to the restrictions on prepayment set forth in said Section), and thereafter reborrow pursuant to this paragraph (b). The Revolving Credit Loans may be outstanding as: (1) Base Rate Loans; (2) Term SOFR Loans; (3) Daily SOFR Loans; or (4) a combination of the foregoing, as Borrower shall elect and notify Administrative Agent in accordance with Section 2.02.

(c)            The obligations of the Banks under this Agreement are several, and no Bank shall be responsible for the failure of any other Bank to make any advance of a Loan to be made by such other Bank. However, the failure of any Bank to make any advance of each Loan to be made by it hereunder on the date specified therefor shall not relieve any other Bank of its obligation to make any advance of its Loans specified hereby to be made on such date.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each Conversion of Loans from one Type to another, and each Continuation of Term SOFR Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by (A) telephone or (B) a Notice of Borrowing; provided that any telephonic notice must be confirmed immediately by delivery to Administrative Agent of a Notice of Borrowing. Each such Notice of Borrowing must be received by Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, Conversion to or Continuation of Term SOFR Loans or of any Conversion of Term SOFR Loans to Base Rate Loans or Daily SOFR Loans and (ii) on the requested date of any Borrowing of Base Rate Loans or Daily SOFR Loans or of any Conversion of Base Rate Loans to Daily SOFR Loans or of any Conversion of Daily SOFR Loans to Base Rate Loan. Each Borrowing of, Conversion to or Continuation of Loans shall be in a principal amount at least equal to One Million Dollars ($1,000,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) or such lesser amount as shall be available or outstanding, as the case may be. Each Notice of Borrowing shall specify (i) whether Borrower is requesting a Borrowing, a Conversion or a Continuation, (ii) the requested date of the Borrowing, Conversion or Continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, Converted or Continued, (iv) the Type of Loans to be borrowed or the Type to which existing Loans are to be Converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Notice of Borrowing then the applicable Loans shall be made as Base Rate Loans. If Borrower fails to give a timely notice requesting a Conversion or Continuation of a Term SOFR Loan, then, subject to Section 2.02(c), the applicable Loans shall be Continued as Term SOFR Loans with an Interest Period of one month. Any such automatic Continuation as Term SOFR Loans or Conversion to Base Rate Loans, as applicable, shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If Borrower requests a Borrowing of, Conversion to, or Continuation of Term SOFR Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)            Following receipt of a Notice of Borrowing, Administrative Agent shall promptly notify each Bank of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a Conversion or Continuation is provided by Borrower, Administrative Agent shall notify each Bank of the details of any automatic Continuation as Term SOFR Loans or automatic Conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Bank shall make the amount of its Loan available to Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Notice of Borrowing. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial extension of credit hereunder, Section 4.01), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Notice of Borrowing with respect to such Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c)            Except as otherwise provided herein, a Term SOFR Loan may be Continued or Converted only on the last day of an Interest Period for such Term SOFR Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, Administrative Agent, at the request of the Required Banks, may require, by notice to Borrower, that (i) no outstanding Loan may be Converted to or Continued as a Term SOFR Loan and (ii) unless repaid, each Loan shall be Converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

(d)            After giving effect to all Borrowings and all Continuations of Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to Loans.

(e)            Notwithstanding anything to the contrary in this Agreement, any Bank may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Borrower, Administrative Agent, and such Bank.

(f)             With respect to any of SOFR, Daily Simple SOFR, Term SOFR or any Successor Rate, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Banks reasonably promptly after such amendment becomes effective.

SECTION 2.03. Intentionally Omitted.

SECTION 2.04. Intentionally Omitted.

SECTION 2.05. Intentionally Omitted.

SECTION 2.06. Computations of Interest and Fees; Retroactive Adjustment of Applicable Margin. (a)  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)            The parties understand that during a Leverage Pricing Period the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Banks by Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by Borrower) at the time it was delivered to Administrative Agent, and if the applicable interest rate or fees calculated for any period during a Leverage Pricing Period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. Administrative Agent shall promptly notify Borrower in writing of any additional interest and fees due because of such recalculation, and Borrower shall pay such additional interest or fees due to Administrative Agent, for the account of each Bank, within five (5) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive for a period of one year following the termination of this Agreement, and this provision shall not in any way limit any of Administrative Agent’s, a Fronting Bank’s, or any Bank’s other rights under this Agreement, including under Article IX or under Section 2.07(b) or 2.17(j).

SECTION 2.07. Interest.

(a)            Borrower shall pay interest to Administrative Agent for the account of the applicable Bank, on the outstanding and unpaid principal amount of the Loans, at a rate per annum as follows: (1) for Base Rate Loans at a rate equal to the Base Rate plus the Applicable Margin; (2) for Term SOFR Loans at a rate equal to Term SOFR plus the Applicable Margin; and (3) for Daily SOFR Loans at a rate equal to Daily Simple SOFR plus the Applicable Margin.

(b)            Any principal amount not paid when due (when scheduled, at acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate and, with respect to any other Obligation that is not paid when due (when scheduled, at acceleration or otherwise), shall bear interest thereafter, payable on demand, at the Default Rate applicable to Base Rate Loans.

(c)            The interest rate on Base Rate Loans and Daily SOFR Loans shall change when the Base Rate or SOFR, as applicable, changes. Interest on Base Rate Loans, Term SOFR Loans and Daily SOFR Loans shall not exceed the maximum amount permitted under applicable law.

(d)             Accrued interest shall be due and payable in arrears, (x) in the case of Base Rate Loans, on the first Business Day of each calendar month, (y) in the case of Term SOFR Loans, at the expiration of the Interest Period applicable thereto, but no less frequently than once every three (3) months determined on the basis of the first (1st) day of the Interest Period applicable to the Loan in question and (z) in the case of Daily SOFR Loans, on the first Business Day of each calendar month; provided, however, that interest accruing at the Default Rate shall be due and payable on demand.

SECTION 2.08. Fees. In addition to certain fees described in Section 2.17(j):

(a)            Borrower shall, commencing as of the Closing Date, pay to Administrative Agent for the account of each Revolving Credit Bank a facility fee computed, on the actual daily Revolving Credit Commitment of such Bank, by multiplying the aggregate Revolving Credit Commitments (or if the aggregate Revolving Credit Commitments have terminated, on the Total Revolving Credit Exposure) on such day, regardless of usage, by an amount equal to the daily Facility Fee, subject to adjustment as provided in Section 12.20. The facility fee shall accrue at all times during the period from and including the Closing Date to the earliest of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments (and thereafter so long as any Loans or Letter of Credit Liabilites remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable in arrears on the first Business Day of January, April, July and October of each year, commencing on the first such date after the Closing Date, and upon the Revolving Credit Maturity Date (as may be accelerated) or earlier termination of the Revolving Credit Commitments (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Facility Fee during any quarter, the actual daily amount shall be computed and multiplied by the Facility Fee separately for each period during such quarter that such Facility Fee was in effect.

(b)            Borrower shall pay to the Lead Arrangers, Bookrunners and Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c)            Borrower shall pay to the Banks such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, absent manifest error.

SECTION 2.09. Notes; Due at Maturity. At the request of a Revolving Credit Bank, any Revolving Credit Loans made by such Revolving Credit Bank under this Agreement shall be evidenced by a promissory note of Borrower in the form of EXHIBIT A duly completed and executed by Borrower, payable to such Revolving Credit Bank for the account of its Applicable Lending Office (each such note, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time, including any substitute note pursuant to Section 3.07 or 12.05, a “Revolving Credit Note”). A particular Bank’s Revolving Credit Note is referred to individually in this Agreement as such Bank’s “Note”; all such Revolving Credit Notes are referred to collectively in this Agreement as the “Notes”.

The Revolving Credit Loans shall mature, and all outstanding principal and accrued interest and Obligations in respect thereof shall be paid in full, on the Revolving Credit Maturity Date as the same may be accelerated in accordance with this Agreement.

The date, amount, interest rate, type and duration of Interest Periods (if applicable) of each Loan made by each Bank to Borrower, and each payment made on account of the principal thereof, shall be evidenced by one or more accounts or records maintained by such Bank and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Bank shall be conclusive absent manifest error. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Bank and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

In connection with a Refinancing Mortgage, Borrower shall deliver to Administrative Agent, a mortgage note, payable to Administrative Agent for the account of the applicable Banks receiving the benefit of, and which shall be secured by, the applicable Refinancing Mortgage. Such note shall be in such form as shall be requested by Borrower, subject to Administrative Agent’s reasonable approval. Each reference in this Agreement to the “Notes” shall be deemed to refer to and include any or all of such mortgage notes, as the context may require.

SECTION 2.10. Prepayments. Without prepayment premium or penalty but subject to Section 3.05, Borrower may, upon same Business Day’s notice to Administrative Agent in the case of Base Rate Loans and Daily SOFR Loans, and at least three (3) Business Days’ notice to Administrative Agent in the case of Term SOFR Loans, in the form of a Notice of Loan Prepayment, which Notice of Loan Prepayment shall have been received not later than 11:00 a.m. (New York time) on such applicable date, prepay in whole or in part the Revolving Credit Loans; provided, that (1) any partial prepayment under the foregoing shall be in a principal amount at least equal to One Million Dollars ($1,000,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding and (2) each prepayment under the foregoing shall include, at Administrative Agent’s option, all interest accrued on the amount of principal prepaid to (but excluding) the date of prepayment. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. Administrative Agent will promptly notify each Bank of its receipt of each such notice, and of the amount of such Bank’s Pro Rata Share of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, any prepayment notice may be conditioned upon the consummation of any financing or acquisition or similar transaction and, to the extent such condition is not satisfied by the effective date specified therein, such prepayment notice may be revoked or the effective date specified therein may be delayed. Subject to Section 12.20, each such prepayment shall be applied to the Loans of the Banks in accordance with their respective Pro Rata Shares.

SECTION 2.11. Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Banks to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Bank’s Applicable Lending Office. All payments received by Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except to the extent provided in this Agreement, whenever any payment to be made under this Agreement or under the Notes is due on any day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and other fees, as the case may be.

(b)            (i) Funding by Banks; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Bank prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans or Daily SOFR Loans, prior to 12:00 noon on the date of such Borrowing) that such Bank will not make available to Administrative Agent such Bank’s share of such Borrowing, Administrative Agent may assume that such Bank has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans or Daily SOFR Loans, that such Bank has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Bank and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Bank, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Bank shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Bank pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Bank’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Bank that shall have failed to make such payment to Administrative Agent.

(ii)            Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Banks or any Fronting Bank hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks or the applicable Fronting Bank(s), as the case may be, the amount due.

With respect to any payment that Administrative Agent makes for the account of the Banks or any Fronting Bank hereunder as to which Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”) : (1) Borrower has not in fact made such payment; (2) Administrative Agent has made a payment in excess of the amount so paid by Borrower (whether or not then owed); or (3) Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Banks or the applicable Fronting Bank(s), as the case may be, severally agrees to repay to Administrative Agent forthwith on demand, but in no event later than two (2) Business Days thereafter, the Rescindable Amount so distributed to such Bank or such Fronting Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Bank or to Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Bank makes available to Administrative Agent funds for any Loan to be made by such Bank as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Bank) to such Bank, without interest.

(d)            Obligations of Banks Several. The obligations of the Banks hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.05 are several and not joint. The failure of any Bank to make any Loan, to fund any such participation or to make any payment under Section 10.05 on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its Loan, to purchase its participation or to make its payment under Section 10.05.

(e)            Funding Source. Nothing herein shall be deemed to obligate any Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)             Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

SECTION 2.12. Intentionally Omitted.

SECTION 2.13. Intentionally Omitted.

SECTION 2.14. Payments by Banks. If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.17(e) or (f) or Section 10.05, then Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by Administrative Agent for the account of such Bank for the benefit of Administrative Agent or the Fronting Banks to satisfy such Bank’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by Administrative Agent in its discretion.

SECTION 2.15. Changes of Loan Commitments.

(a)            At any time, Borrower shall have the right, without premium or penalty, to terminate any unused Loan Commitments existing as of the date of such termination, in whole or in part, from time to time, provided that: (1) Borrower shall give notice of each such termination to Administrative Agent (which shall promptly notify each of the Banks holding such Loan Commitments) no later than 10:00 a.m. (New York time) on the date which is three (3) Business Days prior to the effectiveness of such termination (it being understood that any notice of termination may be conditioned upon the consummation of any financing or acquisition or similar transaction and, to the extent such condition is not satisfied by the effective date specified therein, such notice of termination may be revoked or the effective date specified therein may be delayed); (2) the Revolving Credit Commitments of each of the Revolving Credit Banks must be terminated (and, in the case of a partial termination, on a pro rata basis) simultaneously with those of the other Revolving Credit Banks; (3) each partial termination of the Loan Commitments in the aggregate shall be in an aggregate amount of Ten Million Dollars ($10,000,000) or any integral multiple of One Million Dollars ($1,000,000) in excess thereof, (4) Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Exposure would exceed the aggregate amount of the Revolving Credit Commitments and (5) if, after giving effect to any reduction of the Revolving Credit Commitments, the aggregate amount of Letter of Credit Commitments exceeds the aggregate amount of Revolving Credit Commitments, the Letter of Credit Commitments of each of the Fronting Banks shall be automatically reduced by the amount of such excess on a pro rata basis simultaneously with those of the other Fronting Banks. Administrative Agent will promptly notify the Banks of any such notice of termination of the Revolving Credit Commitments. All fees accrued until the effective date of any termination of the unused Revolving Credit Commitments shall be paid on the effective date of such termination.

(b)            The Loan Commitments to the extent terminated pursuant to Section 2.15(a), may not be reinstated.

SECTION 2.16. Incremental Increases.

(a)            Request for Increase. Unless a Default or an Event of Default has occurred and is continuing, Borrower, by written notice to Administrative Agent, may request to increase the Revolving Credit Commitments, or enter into one or more other tranches of revolving loans or term loans (each an “Incremental Increase”), in each case by/in an amount not less than Twenty Five Million Dollars ($25,000,000) per request and not more than Five Hundred Million Dollars ($500,000,000) in the aggregate (such that the aggregate amount of the Revolving Credit Commitments, the commitments with respect to any other tranches of revolving loans hereunder (if any) and the unused commitments and aggregate outstanding principal amount of Loans with respect to any tranches of term loans (if any) after giving effect to any such Incremental Increase shall never exceed One Billion Two Hundred Fifty Million Dollars ($1,250,000,000)); provided that (i) all Incremental Increases shall rank pari passu in right of payment with all other Loans hereunder, (ii) all Incremental Increases of the Revolving Credit Commitments shall be on the same terms as the Revolving Credit Commitments, (iii) Incremental Increases in the form of a new tranche of revolving loans shall not mature earlier than the Revolving Credit Maturity Date, and (iv) all incremental commitments and loans provided as part of an Incremental Increase in the form of a new tranche of terms loans shall, subject to clause (iii) of the second proviso to Section 12.02, be on terms agreed to by Borrower and the Banks providing such Incremental Increase, provided, that if the terms of such Incremental Increase (other than final maturity) are not the same as the terms of a then existing tranche of term loans, the operational, technical and administrative provisions of such Incremental Increase shall be on terms reasonably acceptable to Administrative Agent. At the time of sending such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which the Banks are requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Banks).

(b)            Bank Elections to Increase. Any Bank which is a party to this Agreement prior to such request for an Incremental Increase, at its sole discretion, may elect to provide a portion of such Incremental Increase but shall not have any obligation to provide any portion of such Incremental Increase (and it being agreed and understood that Borrower or the arrangers of such Incremental Increase shall not be required to offer to or solicit from any existing Bank the opportunity to provide a portion of such Incremental Increase). Any Bank approached to provide all or a portion of such Incremental Increase not responding in writing within the specified time period shall be deemed to have declined to participate in such Incremental Increase.

(c)            Notification by Administrative Agent; Additional Banks. Administrative Agent shall notify Borrower and each Bank of the Banks’ responses to each request made hereunder. To the extent that a Bank does not elect, or is not offered, to provide any part of a requested Incremental Increase, the Lead Arrangers shall use commercially reasonable efforts to locate additional Qualified Institutions willing to hold commitments for the requested Incremental Increase, and Borrower may also identify additional Qualified Institutions willing to hold commitments for the requested Incremental Increase. Any Qualified Institution providing any portion of the requested Incremental Increase that is not an existing Bank shall become a Bank pursuant to a joinder agreement in form and substance reasonably satisfactory to Administrative Agent and its counsel (a “New Lender Joinder Agreement”).

(d)            Effective Date and Allocations. Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Increase. Administrative Agent shall promptly notify Borrower and the Banks of the final allocation of such Incremental Increase and the Increase Effective Date.

(e)            Conditions to Effectiveness of Increase. An Incremental Increase shall become effective as of the Increase Effective Date; provided that

(i)            after giving pro forma effect to such Incremental Increase (and any borrowings on such Increase Effective Date and the use of proceeds thereof), no Default or Event of Default shall exist and be continuing;

(ii)           the representations and warranties of Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Increase Effective Date, both immediately before and after giving effect to such Incremental Increase (except (x) in those cases where such representation or warranty expressly relates to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) or is contained in Section 5.18(b) or Section 5.25(a) or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein), (y) that for purposes of this Section 2.16, the representations and warranties contained in clauses (a) and (b) of Section 5.15 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.09 and (z) for changes in factual circumstances not prohibited hereunder);

(iii)          Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to Administrative Agent:

(A)            a certificate dated as of the Increase Effective Date signed by a Responsible Officer of Borrower (1) certifying and attaching the resolutions adopted by Borrower and each other Loan Party approving or consenting to such Incremental Increase and (2) certifying that the conditions in clauses (i) and (ii) above have been satisfied;

(B)             Administrative Agent and, in the case of an Incremental Increase in the aggregate Revolving Credit Commitments, each Fronting Bank, shall have the right to approve any such additional Qualified Institutions, which approval will not be unreasonably withheld or delayed;

(C)             if requested by Administrative Agent, favorable opinions, dated as of the Increase Effective Date, from counsels for Borrower, General Partner and the other Loan Parties, as to such customary matters as Administrative Agent may reasonably request, and addressed to Administrative Agent, the Banks and the Fronting Banks;

(D)            if requested by any Bank participating in such Incremental Increase, notes executed by Borrower, payable to such Bank;

(E)             a New Lender Joinder Agreement duly executed by Borrower and each Qualified Institution that is becoming a Bank in connection with such Incremental Increase, which New Lender Joinder Agreement shall be acknowledged and consented to in writing by Administrative Agent, and, in the case of an increase of the Revolving Credit Commitments, each Fronting Bank and, in the case of any Bank that is organized under the laws of a jurisdiction outside of the United States of America, such Qualified Institution’s name, address, tax identification number and/or such other information as shall be necessary for Administrative Agent to comply with “know your customer” and Anti-Money Laundering Laws, including without limitation, the PATRIOT Act; and

(F)             written confirmation from each existing Bank, if any, participating in such Incremental Increase of the amount by which its Revolving Credit Commitment will be increased and/or the amount of commitments and/or loans under any new tranches of revolving loans and/or term loans included in such Incremental Increase to be provided by such Bank;

(iv)          (x) upon the reasonable request of any Bank or any Qualified Institution participating in such Incremental Increase made at least ten (10) Business Days prior to the applicable Increase Effective Date, Borrower shall have provided to such Bank or Qualified Institution, and such Bank or Qualified Institution shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least seven (7) Business Days prior to the Increase Effective Date and (y) at least seven (7) Business Days prior to the Increase Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Bank that so requests, a Beneficial Ownership Certification in relation to such Loan Party; and

(v)           Borrower shall have paid to the Bookrunners/Lead Arrangers and/or Administrative Agent, for its own account and/or for the benefit of the Banks and Qualified Institutions participating in such Incremental Increase all such fees as have been mutually agreed at the time and all expenses required to be paid as of such Increase Effective Date.

(f)            Settlement. On any Increase Effective Date on which an increase of the Revolving Credit Commitments is effected, in the event that such Incremental Increase results in any change to the Pro Rata Share of any Bank, then on such Increase Effective Date (i) the participation interests of the Revolving Credit Banks in any outstanding Letters of Credit shall be automatically reallocated among the Revolving Credit Banks in accordance with their respective Pro Rata Shares after giving effect to such increase, (ii) any new Bank, and any existing Bank whose Revolving Credit Commitment has increased, shall pay to Administrative Agent such amounts as are necessary to fund its new or increased Pro Rata Share of all existing Revolving Credit Loans, (iii) Administrative Agent will use the proceeds thereof to pay to all existing Revolving Credit Banks whose Pro Rata Share is decreasing such amounts as are necessary so that each Revolving Credit Bank participation in existing Revolving Credit Loans will be equal to its adjusted Pro Rata Share and (iv) if the applicable Increase Effective Date occurs on a date other than the last day of an Interest Period applicable to any outstanding Revolving Credit Loan that is a Term SOFR Loan, then Borrower shall pay any amounts required pursuant to Section 3.05 on account of the payments made pursuant to clause (iii) of this sentence.

(g)            Making of New Loans. On any Increase Effective Date on which an Incremental Increase with respect to a new tranche of term loans is effective, subject to the satisfaction of the foregoing terms and conditions and the conditions set forth in Section 4.02, each Bank participating in such Incremental Increase shall make a term loan to Borrower in an amount equal to its Pro Rata Share of such Incremental Increase.

(h)            Notification of Effectiveness. On each Increase Effective Date, Administrative Agent shall notify the Banks of the occurrence of the Incremental Increase effected on such Increase Effective Date, the amount of the Incremental Increase and the nature of the increase (i.e., increase to Revolving Credit Commitments or new tranche of revolving loans or term loans). Administrative Agent is authorized and directed to amend and distribute to the Banks, including any party becoming a Bank on the Increase Effective Date, a revised SCHEDULE 1 that gives effect to the Incremental Increase and the allocation among the Banks.

(i)             Amendments. Subject to the foregoing, Borrower, the Banks participating in such Incremental Increase, and Administrative Agent may, without the consent of any other Banks, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to give effect to such Incremental Increase and the provisions of this Section 2.16.

(j)             Conflicting Provisions. This Section 2.16 shall supersede any provisions in Section 10.15 or 12.02 to the contrary.

(k)            Notwithstanding the foregoing, nothing in this Section 2.16 shall constitute or be deemed to constitute an agreement by any Bank to increase its Loan Commitment hereunder.

SECTION 2.17. Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, Borrower, by notice to Administrative Agent and the applicable Fronting Bank, may request, in lieu of advances of proceeds of the Revolving Credit Loans, that such Fronting Bank, in reliance on the agreements of the Revolving Credit Banks set forth in this Section 2.17, issue unconditional, irrevocable standby letters of credit in Dollars (together with the Existing Letters of Credit, each, a “Letter of Credit”) for the account of Borrower or its designee (which shall be an L/C Affiliate) (it being understood that the issuance of a Letter of Credit for the account of a designee shall not in any way relieve Borrower of any of its obligations hereunder), payable by sight drafts, for such beneficiaries and with such other terms as Borrower shall specify in such form as is acceptable to Administrative Agent and the applicable Fronting Bank in their reasonable determination. Unless the applicable Fronting Bank has received written notice from Administrative Agent, not less than one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not have been satisfied, then, subject to the terms and conditions hereof, such Fronting Bank, on the requested date, shall issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Fronting Bank’s usual and customary business practices. Notwithstanding anything herein to the contrary, the Fronting Banks shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments.

(b)           Notice of Issuance, Amendment, Extension or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or renewal of an outstanding Letter of Credit), Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Fronting Bank) to the Fronting Bank or Fronting Banks which are being requested to issue (or has or have issued, in the case of an amendment, renewal or extension) such Letter of Credit and Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event not later than 11:00 a.m. at least three Business Days (or such shorter period as Administrative Agent and the applicable Fronting Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the identity of the Fronting Bank(s) selected to issue such Letter of Credit, the date on which such Letter of Credit is to expire (which shall comply with paragraph (e) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Fronting Bank, Borrower also shall submit a letter of credit application and reimbursement agreement on such Fronting Bank’s standard form in connection with any request for a Letter of Credit; provided that the provisions of this Agreement shall prevail if there is an inconsistency between this Agreement and such letter of credit application and reimbursement agrement or other agreement submitted by Borrower to, or entered into by Borrower with a Fronting Bank relating to any Letter of Credit. Borrower and the Fronting Banks shall use reasonable efforts, to the extent practical, to cause any Letters of Credit to be issued by the Fronting Banks on a proportionate basis in accordance with their respective Letter of Credit Commitments, although, for the avoidance of doubt, no single Letter of Credit will be required to be issued by more than one Fronting Bank unless the amount of such Letter of Credit will exceed the available Letter of Credit Commitment of the applicable Fronting Bank (unless otherwise agreed to by such Fronting Bank). Each letter of credit listed on Schedule 2.17 (each an “Existing Letter of Credit”) shall be deemed to constitute a Letter of Credit issued hereunder by the Fronting Bank identified on such schedule and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(c)           Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by the applicable Fronting Bank at such time plus (y) the aggregate amount of all drawings under Letters of Credit issued by such Fronting Bank that have not yet been reimbursed by or on behalf of Borrower (including, for clarity, by means of advances of Loans pursuant to this Agreement) at such time shall not exceed its Letter of Credit Commitment (unless agreed to by such Fronting Bank), (ii) the aggregate LC Exposure at such time shall not exceed One Hundred Fifty Million Dollars ($150,000,000) (as such amount may be reduced by written notice from Borrower consistent with Section 2.15 so long as the outstanding Letters of Credit do not exceed such reduced amount), (iii) the Total Revolving Credit Exposure shall not exceed the aggregate amount of the Revolving Credit Commitments, and (iv) the amount of such Letter of Credit shall not exceed the excess of the Fronting Bank’s Loan Commitment minus the sum of the outstanding principal amount of such Fronting Bank’s Revolving Credit Loans and LC Exposure at such time. Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Fronting Bank with the consent of such Fronting Bank; provided that Borrower shall not reduce the Letter of Credit Commitment of any Fronting Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) of this paragraph (b) shall not be satisfied. The amount of each Letter of Credit issued and outstanding shall effect a reduction, by an equal amount, of the Available Revolving Credit Commitment as provided in Section 2.01(b) (such reduction to be allocated to each Revolving Credit Bank’s Revolving Credit Commitment ratably in accordance with the Banks’ respective Pro Rata Shares).

The Fronting Bank’s issuance of each Letter of Credit shall be subject to Borrower’s satisfaction of all conditions precedent to its entitlement to an advance of proceeds of the Loans.

(i)            No Fronting Bank shall be under any obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Fronting Bank from issuing the Letter of Credit, or any law applicable to such Fronting Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Fronting Bank shall prohibit, or request that such Fronting Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Fronting Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Fronting Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Fronting Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Fronting Bank in good faith deems material to it;

(B)            the issuance of the Letter of Credit would violate one or more policies of such Fronting Bank applicable to letters of credit generally;

(C)            except as otherwise agreed by Administrative Agent and such Fronting Bank, the Letter of Credit is in an initial stated amount less than One Hundred Thousand Dollars ($100,000);

(D)            any Bank is at that time a Defaulting Lender, unless such Fronting Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Fronting Bank (in its sole discretion) with Borrower or such Bank to eliminate such Fronting Bank’s actual or potential Fronting Exposure (after giving effect to Section 12.20(d)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposure as to which such Fronting Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(E)            the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(ii)           No Fronting Bank shall be under any obligation to amend any Letter of Credit if (i) such Fronting Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d)           Expiration Date. Each Letter of Credit shall, unless approved by Administrative Agent and the applicable Fronting Bank, (i) expire no later than one (1) year after the date of its issuance (without regard to any automatic renewal provisions thereof), and (ii) be in a minimum amount of One Hundred Thousand Dollars ($100,000), or such lesser amount approved by the Fronting Bank. In no event shall a Letter of Credit expire later than the first anniversary of the Revolving Credit Maturity Date.

Notwithstanding the foregoing, in the event that, with the approval of Administrative Agent and each Fronting Bank with a Letter of Credit then outstanding, any Letters of Credit are issued and outstanding on the date that is fourteen (14) days prior to the Revolving Credit Maturity Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), Borrower shall deliver to Administrative Agent on such date by wire transfer of immediately available funds a cash deposit in the amount of such Letters of Credit in accordance with the provisions of Section 2.17(o). To the extent Borrower fails to provide such cash deposit with respect to any Extended Letter of Credit by the date that is fourteen (14) days prior to the Revolving Credit Maturity Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum stated amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Banks in accordance with Section 2.17(f), with the proceeds being utilized to provide such cash deposit for such Extended Letter of Credit. Such funds shall be held by Administrative Agent and applied to repay the amount of each drawing under such Letters of Credit on or after the Revolving Credit Maturity Date. Such funds, with any interest, if any, earned thereon, will be returned to Borrower (and may be returned from time to time with respect to any applicable Letter of Credit) on the earlier of (a) the date that the applicable Letter of Credit or Letters of Credit expire in accordance with their terms; and (b) the date that the applicable Letter of Credit or Letters of Credit are cancelled; provided that upon the expiration or cancellation of an Extended Letter of Credit for which the Revolving Credit Banks reimbursed (or funded participations in) a drawing deemed to have occurred as provided in this Section 2.17 but in respect of which the Revolving Credit Banks have not otherwise received payment for the amount so reimbursed or funded, Administrative Agent shall promptly remit to the Revolving Credit Banks the amount of such funds so reimbursed or funded for such Extended Letter of Credit, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Revolving Credit Banks in respect of such Extended Letter of Credit. Notwithstanding the foregoing, Administrative Agent shall not be required to, and shall not, return any such funds to the extent doing so would result in the amount of such funds being less than the stated amount of all Extended Letters of Credit then outstanding.

(e)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable Fronting Bank or the Bank, such Fronting Bank hereby grants to each Bank, and each Bank hereby acquires from such Fronting Bank, a participation in such Letter of Credit equal to such Bank’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.17(e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments.

In consideration and in furtherance of the foregoing, each Bank hereby absolutely, unconditionally and irrevocably agrees to pay to Administrative Agent, for account of the applicable Fronting Bank, such Bank’s Pro Rata Share of each L/C Disbursement made by a Fronting Bank not later than 1:00 p.m. on the Business Day specified in the notice provided by Administrative Agent to the Banks pursuant to Section 2.17(f) until such L/C Disbursement is reimbursed by Borrower or at any time after any reimbursement payment is required to be refunded to Borrower for any reason, including after the Revolving Credit Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such Bank (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Banks), and Administrative Agent shall promptly pay to the applicable Fronting Bank the amounts so received by it from the Banks. Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to Section 2.17(f), Administrative Agent shall distribute such payment to the applicable Fronting Bank or, to the extent that the Banks have made payments pursuant to this Section 2.17(e) to reimburse such Fronting Bank, then to such Banks and such Fronting Bank as their interests may appear. Any payment made by a Bank pursuant to this Section 2.17(e) to reimburse a Fronting Bank for any L/C Disbursement shall not constitute a Revolving Credit Loan and shall not relieve Borrower of its obligation to reimburse such L/C Disbursement.

Each Bank further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Bank’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit at each time such Bank’s Revolving Credit Commitment is amended pursuant to the operation of Section 2.16, as a result of an assignment in accordance with Section 12.05 or otherwise pursuant to this Agreement.

If any Bank fails to make available to Administrative Agent for the account of the applicable Fronting Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 2.17(e), then, without limiting the other provisions of this Agreement, the applicable Fronting Bank shall be entitled to recover from such Bank (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Fronting Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable Fronting Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Fronting Bank in connection with the foregoing. If such Bank pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Bank’s Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of any Fronting Bank submitted to any Bank (through Administrative Agent) with respect to any amounts owing under this paragraph of Section 2.17(e) shall be conclusive absent manifest error.

(f)            Reimbursement. If a Fronting Bank shall make any L/C Disbursement in respect of a Letter of Credit, Borrower shall reimburse such Fronting Bank in respect of such L/C Disbursement by paying to Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Borrowing of Base Rate Loans or Daily SOFR Loans in an equivalent amount and, to the extent so financed, Borrower's obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans or Daily SOFR Loans, as applicable. If Borrower fails to make such payment when due, Administrative Agent shall notify each Revolving Credit Bank of the applicable L/C Disbursement, the payment then due from Borrower in respect thereof (the “Unreimbursed Amount”) and such Bank’s Pro Rata Share thereof. In such event, Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the date of payment by the applicable Fronting Bank under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Notice of Borrowing). Any notice given by any Fronting Bank or the Administrative Agent pursuant to this Section 2.17(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g)           Obligations Absolute. Borrower’s obligation to reimburse drawings under Letters of Credit as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement, any other Loan Agreement or any Letter of Credit, or or any term or provision herein or therein, (ii) any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, (iii) payment by the Fronting Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or any payment made by the Fronting Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Laws, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder, (v) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Fronting Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, (vi) waiver by the Fronting Bank of any requirement that exists for the Fronting Bank’s protection and not the protection of Borrower or any waiver by the Fronting Bank which does not in fact materially prejudice Borrower, (vii) honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft, or (viii) any payment made by the Fronting Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the Fronting Bank. Borrower shall be conclusively deemed to have waived any such claim against the Fronting Bank and its correspondents unless such notice is given as aforesaid.

None of Administrative Agent, the Revolving Credit Banks, the Fronting Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Fronting Bank; provided that the foregoing shall not be construed to excuse the Fronting Bank from liability to Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Fronting Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Fronting Bank (as finally determined by a court of competent jurisdiction), the Fronting Bank shall be deemed to have exercised care in each such determination, and that

(i)            a Fronting Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii)           a Fronting Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)          a Fronting Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)          this sentence shall establish the standard of care to be exercised by a Fronting Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Banks, any Fronting Bank, or any of their Related Parties shall have any liability or responsibility by reason of (A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) a Fronting Bank declining to take-up documents and make payment (1) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (2) following Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (C) a Fronting Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Fronting Bank.

(h)           Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Fronting Bank and Borrower when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no Fronting Bank shall be responsible to Borrower for, and no Fronting Bank’s rights and remedies against Borrower shall be impaired by, any action or inaction of any Fronting Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any Fronting Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)            Each Fronting Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and each Fronting Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such Fronting Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such Fronting Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Fronting Bank.

(j)            Letter of Credit Fees; Fronting Fees. In connection with each Letter of Credit, Borrower hereby covenants to pay (i) to Administrative Agent, quarterly in arrears (on the first Business Day of each calendar quarter following the issuance of such Letter of Credit), a fee, payable to Administrative Agent for the account of the Revolving Credit Banks, computed daily (calculated on the basis of a year of three hundred and sixty (360) days for the actual number of days elapsed) on the face amount of such Letter of Credit issued and outstanding at a rate per annum equal to the “Banks’ L/C Fee Rate” (as hereinafter defined) and (ii) to the Fronting Bank, payable quarterly in arrears, a fee, payable to the Fronting Bank for its own account, computed daily (calculated on the basis of a year of three hundred and sixty (360) days for the actual number of days elapsed) as mutually agreed between Borrower and such Fronting Bank. Administrative Agent shall have no responsibility for the collection of the fee for any Letter of Credit that is payable to the Fronting Bank. For purposes of this Agreement, the “Banks’ L/C Fee Rate” shall mean, provided no Event of Default has occurred and is continuing, a rate per annum (calculated on the basis of a year of three hundred and sixty (360) days for the actual number of days elapsed) equal to the Applicable Margin for Revolving Credit Loans that are Term SOFR Loans and, in the event an Event of Default has occurred and is continuing, a rate per annum (calculated on the basis of a year of three hundred and sixty (360) days for the actual number of days elapsed) equal to 2%. It is understood and agreed that the last installment of the fees provided for in this paragraph (j) with respect to any particular Letter of Credit shall be due and payable on the first day of the calendar quarter following the surrender or cancellation, of such Letter of Credit.

(k)           Documentary and Processing Charges Payable to Fronting Banks. In addition to the foregoing, Borrower shall pay directly to the applicable Fronting Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Fronting Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(l)            Disbursement Procedures. The Fronting Bank for any Letter of Credit shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Fronting Bank shall promptly after such examination notify Administrative Agent and Borrower in writing of such demand for payment if such Fronting Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse such Fronting Bank and the Banks with respect to any such L/C Disbursement.

(m)          Interim Interest. If the Fronting Bank for any Letter of Credit shall make any L/C Disbursement, then, unless Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if Borrower fails to reimburse such L/C Disbursement when due pursuant to Section 2.17(f), then Section 2.07(b) shall apply. Interest accrued pursuant to this clause (m) shall be for account of such Fronting Bank, except that interest accrued on and after the date of payment by any Bank pursuant to Section 2.17(f) to reimburse such Fronting Bank shall be for account of such Bank to the extent of such payment.

(n)           Replacement of any Fronting Bank. A Fronting Bank may be replaced at any time by written agreement in a form reasonably satisfactory to Administrative Agent among Borrower, Administrative Agent, the replaced Fronting Bank and the successor Fronting Bank. In addition, Borrower, by written agreement in a form reasonably satisfactory to Administrative Agent among Borrower, Administrative Agent and a Revolving Credit Bank delivered to Administrative Agent, may designate such Revolving Credit Bank as an additional Fronting Bank with such Letter of Credit Commitment as may be agreed on between such Revolving Credit Bank and Borrower provided that the sum of (x) all Letter of Credit Commitments plus (y) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (z) the aggregate amount of all drawings under Letters of Credit that have not yet been reimbursed by or on behalf of Borrower (including, for clarity, by means of advances of Loans pursuant to this Agreement) shall not exceed One Hundred Fifty Million Dollars ($150,000,000) (and the Letter of Credit Commitment of each other Fronting Bank shall be reduced pro rata by the amount of the additional Fronting Bank’s Letter of Credit Commitment). Administrative Agent shall notify the Revolving Credit Banks of any such replacement of the Fronting Bank and any additional Fronting Bank. At the time any such replacement of a Fronting Bank shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Fronting Bank pursuant to Sections 2.17(j). From and after the effective date of any such replacement or addition of a Fronting Bank, (x) the successor or additional (as applicable) Fronting Bank shall have all the rights and obligations of a Fronting Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Fronting Bank” shall be deemed to refer to such successor or additional Fronting Bank, or to any previous Fronting Bank, or to such successor or additional, and all previous, Fronting Banks and all other Fronting Banks, as the context shall require. After the replacement of a Fronting Bank hereunder, the replaced Fronting Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Fronting Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Subject to the appointment and acceptance by Administrative Agent and Borrower of a successor Fronting Bank, any Fronting Bank may resign as a Fronting Bank at any time upon thirty days’ prior written notice to Administrative Agent, Borrower and the Revolving Credit Banks, in which case, such Fronting Bank shall be replaced as provided above.

(o)           Cash Collateralization. Borrower agrees (a), upon and during the occurrence of an Event of Default and within one (1) Business Day following the written request of Administrative Agent or the Required Revolving Credit Banks (or automatically upon an Event of Default under Section 9.01(5)) and (b) as required by Section 2.17(d) with respect to Extended Letters of Credit, (x) to deposit with Administrative Agent Cash Collateral in the amount of all the outstanding Letters of Credit, which Cash Collateral is hereby pledged and shall be held by Administrative Agent for the benefit of the Revolving Credit Banks and the Fronting Banks in an account as security for Borrower’s obligations in connection with the Letters of Credit and (y) to execute and deliver to Administrative Agent such documents as Administrative Agent requests to confirm and perfect the assignment of such Cash Collateral and such account to Administrative Agent for the benefit of the Revolving Credit Banks. In addition, at any time that there shall exist a Defaulting Lender, within one (1) Business Day upon the written request of Administrative Agent or any Fronting Bank that has issued a Letter of Credit, Borrower shall deliver to Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 12.20(d) and any Cash Collateral provided by such Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at Administrative Agent, which, other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Administrative Agent and at Borrower’s risk and expense, shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such deposit accounts. Borrower, and to the extent provided by any Bank, such Bank, hereby grants to (and subjects to the exclusive dominion and control of (including the exclusive right of withdrawal over)) Administrative Agent, for the benefit of Administrative Agent, the Fronting Bank and the Banks, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied as set forth below. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided hereunder in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit for which the Cash Collateral was so provided. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Bank) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that such Cash Collateral furnished by Borrower to reduce Fronting Exposure shall not be released if Borrower is required to deposit Cash Collateral in accordance with the first sentence of this Section 2.17(o) or if a Default or Event of Default exists.

(p)           Fronting Bank Reports to Administrative Agent. Unless otherwise agreed by Administrative Agent, each Fronting Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.17, provide Administrative Agent a written report in a form acceptable to Administrative Agent (a “Letter of Credit Report”), as set forth below:

(i)            reasonably prior to the time that such Fronting Bank issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)           on each Business Day on which such Fronting Bank makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)          on any Business Day on which Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such Fronting Bank on such day, the date of such failure and the amount of such payment;

(iv)          on any other Business Day, such other information as Administrative Agent shall reasonably request as to the Letters of Credit issued by such Fronting Bank; and

(v)           for so long as any Letter of Credit issued by a Fronting Bank is outstanding, such Fronting Bank shall deliver to Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an issuance, amendment, renewal, increase or extension of a Letter of Credit occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such Fronting Bank.

(q)           Letters of Credit Issued for L/C Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, an L/C Affiliate, Borrower shall be obligated to reimburse, indemnify and compensate the applicable Fronting Bank hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issues solely for the account of Borrower. Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such L/C Affiliate in respect of such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of L/C Affiliates inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such L/C Affiliates.

SECTION 2.18. [Reserved].

SECTION 2.19. Intentionally Omitted.

SECTION 2.20. Permitted Extension Amendments.

(a)           Borrower may, in the case of any requested extension of the Revolving Credit Maturity Date, not more than one hundred twenty (120) days and not less than thirty (30) days prior to the then-current Revolving Credit Maturity Date, by notice to Administrative Agent (who shall promptly notify the Revolving Credit Banks), request that each Revolving Credit Bank extend (each such date on which an extension occurs, a “Requested Extension Date”) such Bank’s Revolving Credit Maturity Date to the date that is one year after the Revolving Credit Maturity Date (or, if such one year anniversary date is not a Business Day, the immediately preceding Business Day) then in effect for such Bank (the “Existing Maturity Date”), subject to the terms and conditions contained in such request which may include (i) an increase in the interest rate or other fees applicable solely with respect to the Loans and/or Loan Commitments in respect of which such extension is made to apply on and after the Requested Extension Date and (ii) the inclusion of additional fees to be payable to the Extending Lenders (as defined below) in connection with such extension (including any upfront fees) by notice to the Administrative Agent (who shall promptly notify the Revolving Credit Banks):

(b)           Each Revolving Credit Bank, acting in its sole and individual discretion, shall, by notice to Administrative Agent given not later than the date that is fifteen (15) days after the date on which Administrative Agent received Borrower’s extension request (the “Lender Notice Date”), advise Administrative Agent whether or not such Bank agrees to such extension (each Bank that determines to so extend its Revolving Credit Maturity Date, an “Extending Lender”). Each Bank that determines not to so extend its Revolving Credit Maturity Date (a “Non-Extending Lender”) shall notify Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Revolving Credit Bank that does not so advise Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Revolving Credit Bank to agree to such extension shall not obligate any other Revolving Credit Bank to so agree, and it is understood and agreed that no Revolving Credit Bank shall have any obligation whatsoever to agree to any request made by Borrower for extension of the Revolving Credit Maturity Date.

(c)           Administrative Agent shall promptly notify Borrower of each Bank's determination under this Section.

(d)           Borrower shall have the right, but shall not be obligated, on or before the Revolving Credit Maturity Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Revolving Credit Banks”, under this Agreement in place thereof, one or more financial institutions (each, an “Additional Lender”) approved by Administrative Agent and the Fronting Banks in accordance with the procedures provided in Section 3.07, each of which Additional Lenders shall have entered into an Assignment and Assumption Agreement (in accordance with and subject to the restrictions contained in Section 12.05, with Borrower obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Lenders shall, effective on or before the applicable Maturity Date for such Non-Extending Lender, assume Revolving Credit Commitments (and, if any such Additional Lender is already a Bank, its Revolving Credit Commitment shall be in addition to such Bank’s Revolving Credit Commitment hereunder on such date). Prior to any Non-Extending Lender being replaced by one or more Additional Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to Administrative Agent and Borrower (which notice shall set forth such Bank’s new Revolving Credit Maturity Date), to become an Extending Lender.

(e)           If (and only if) the total of the Revolving Credit Commitments of the Revolving Credit Banks that have agreed to extend their Revolving Credit Maturity Date and the new or increased Revolving Credit Commitments of any Additional Lenders is more than 50% of the aggregate amount of the Revolving Credit Commitments in effect immediately prior to the applicable Requested Extension Date then, effective as of the Requested Extension Date, the Revolving Credit Maturity Date of each Extending Lender and of each Additional Lender shall be extended to the date that is one year after the Existing Maturity Date (except that, if such date is not a Business Day, the Revolving Credit Maturity Date as so extended shall be the next preceding Business Day) and each Additional Lender shall thereupon become a “Revolving Credit Bank” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Revolving Credit Bank hereunder and shall have the obligations of a Revolving Credit Bank hereunder.

(f)            In addition to the foregoing, Borrower may, up to two times with respect to the Revolving Credit Maturity Date, not more than one-hundred twenty (120) days and not less than thirty (30) days prior to then-current Revolving Credit Maturity Date, by notice to Administrative Agent (who shall promptly notify the Revolving Credit Banks), request that the Existing Maturity Date for all Revolving Credit Banks be extended to the date that is six (6) months after such Existing Maturity Date (or, if such six (6) month anniversary date is not a Business Day, the immediately preceding Business Day).

(g)           Notwithstanding the foregoing, any extension of the Revolving Credit Maturity Date pursuant to this Section 2.20 shall not be effective unless:

(i)            no Default or Event of Default shall have occurred and be continuing on the applicable Requested Extension Date and immediately after giving effect thereto;

(ii)           the representations and warranties of Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the applicable Requested Extension Date (except (x) in those cases where such representation or warranty expressly relates to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) or is contained in Section 5.18(b) or Section 5.25(a) or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein), (y) that for purposes of this Section 2.20, the representations and warranties contained in clauses (a) and (b) of Section 5.15 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.09 and (z) for changes in factual circumstances not prohibited hereunder);

(iii)          Administrative Agent shall have received a certificate dated as of the applicable Requested Extension Date from Borrower (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions adopted by Borrower approving or consenting to such extension; and

(iv)          in the case of an extension pursuant to Section 2.20(f), Borrower shall have paid to Administrative Agent for the account of each Revolving Credit Bank an extension fee computed, on the Revolving Credit Commitment of such Bank, by multiplying the aggregate Revolving Credit Commitments on the applicable Requested Extension Date by 0.075% (7.5 basis points).

(h)           On the Revolving Credit Maturity Date of each Non-Extending Lender, (i) with respect to any extension of the Revolving Credit Maturity Date, any Revolving Credit Commitment of each Non-Extending Lender shall automatically terminate and (ii) Borrower shall repay such Non-Extending Lender in accordance with Section 2.09 (and shall pay to such Non-Extending Lender all of the other Obligations owing to it under this Agreement) and after giving effect thereto shall prepay any Revolving Credit Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Revolving Credit Loans ratable with any revised applicable percentages of the Revolving Credit Banks effective as of such date, and, with respect to the Revolving Credit Commitments, Administrative Agent shall administer any necessary reallocation of the Revolving Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(i)            In connection with any extension of the Revolving Credit Maturity Date, Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of Borrower but without the consent of any other Banks.

(j)            This Section shall supersede any provisions in Sections 2.09, 10.14, 10.15, or 12.02 to the contrary.

ARTICLE III

YIELD PROTECTION; ILLEGALITY; ETC.

SECTION 3.01. Additional Costs. Borrower shall pay directly to each Bank or other Recipient from time to time on demand such amounts as such Bank or other Recipient may reasonably determine to be necessary to compensate it for any increased costs which such Bank or other Recipient determines are attributable to its making or maintaining a Loan, or its obligation to make or maintain a Loan, or its obligation to Convert a Loan hereunder, or any reduction in any amount receivable by such Bank or other Recipient hereunder in respect of its Loan(s) or such obligations (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Change in Law which:

(1)           subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(2)           imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, liquidity, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or for the account of, or credit extended or participated in by, such Bank, or any commitment of such Bank (including such Bank’s Loan Commitment hereunder); or

(3)           imposes any other condition, cost or expense (other than Taxes) affecting this Agreement, the Notes, SOFR Loans made by such Bank or any Letter of Credit or participation therein (or any of such extensions of credit or liabilities).

Without limiting the effect of the provisions of the first paragraph of this Section, in the event that, by reason of any Change in Law, any Bank becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to Borrower (with a copy to Administrative Agent), the obligation of such Bank to permit Borrowings of, to Continue, or to Convert Base Rate Loans into, Term SOFR Loans or Daily SOFR Loans shall be suspended until such Change in Law ceases to be in effect.

The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.

Determinations and allocations by a Bank for purposes of this Section of the effect of any Change in Law pursuant to the first or second paragraph of this Section, on its costs or rate of return of making or maintaining its Loan or portions thereof or on amounts receivable by it in respect of its Loan or portions thereof, and the amounts required to compensate such Bank under this Section, shall be included in a calculation of such amounts given to Borrower and shall be conclusive absent manifest error.

Notwithstanding anything contained in this Article III to the contrary, Borrower shall only be obligated to pay any amounts due under this Section 3.01 or under Section 3.06 if, and a Bank shall not exercise any right under this Section 3.01 or Sections 3.03 or 3.06 unless, the applicable Bank is generally imposing a similar charge on, or otherwise similarly enforcing its agreements with, its other similarly situated borrowers; provided that in no event shall any Bank be required to disclose information of other borrowers. In addition, Borrower shall not be obligated to compensate any Bank under any such provision for any amounts attributable to any period which is more than 180 days prior to such Bank’s delivery of notice thereof to Borrower (except that if a Change in Law is retroactive, then such period shall be extended to include the period of retroactive effect, provided that such Bank delivered notice thereof to Borrower no later than 180 days after the date on which the Change in Law with such retroactive effect was made).

For purposes of this Section 3.01, the term “Bank” includes any Fronting Bank.

SECTION 3.02. [Reserved].

SECTION 3.03. Illegality. Notwithstanding any other provision of this Agreement, if any Bank determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, Daily Simple SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, Daily Simple SOFR or Term SOFR, then, upon notice thereof by such Bank to Borrower (through Administrative Agent), (a) any obligation of such Bank to make or Continue SOFR Loans or to Convert Base Rate Loans to SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Bank making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Bank notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) Borrower shall, upon demand from such Bank (with a copy to Administrative Agent), prepay all affected SOFR Loans of such Bank or Convert all affected SOFR Loans of such Bank to (x) Daily SOFR Loans if such illegality does not apply to Daily SOFR Loans, or (y) Base Rate Loans if such illegality applies to Daily SOFR Loans (the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of Term SOFR Loans, on the last day of the Interest Period therefor if such Bank may lawfully continue to maintain such Term SOFR Loans to such day and (ii) if such notice asserts the illegality of such Bank determining or charging interest rates based upon Term SOFR, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Bank without reference to the Term SOFR component thereof until Administrative Agent is advised in writing by such Bank that it is no longer illegal for such Bank to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

SECTION 3.04. Intentionally Omitted.

SECTION 3.05. Certain Compensation. Other than in connection with a Conversion of a Loan pursuant to Section 3.03, Borrower shall pay to Administrative Agent for the account of the applicable Bank, upon the request of such Bank through Administrative Agent which request includes a calculation of the amount(s) due, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank reasonably determines is attributable to:

(1)           any payment or prepayment of a Term SOFR Loan made by such Bank, or any Conversion of a Term SOFR Loan made by such Bank, in any such case on a date other than the last day of an applicable Interest Period, whether by reason of acceleration or otherwise;

(2)           any failure by Borrower for any reason to Convert a Term SOFR Loan or a Base Rate Loan or to Continue a Term SOFR Loan, as the case may be, to be Converted or Continued by such Bank on the date specified therefor in the relevant notice under Section 2.02;

(3)           any failure by Borrower to borrow (or to qualify for a borrowing of) a Term SOFR Loan which would otherwise be made hereunder on the date specified in the relevant Notice of Borrowing under Section 2.02; or

(4)           any failure by Borrower to prepay a Term SOFR Loan on the date specified in a notice of prepayment.

Without limiting the foregoing, such compensation shall include an amount equal to the present value (using as the discount rate an interest rate equal to the rate determined under (2) below) of the excess, if any, of (1) the amount of interest (less the Applicable Margin) which otherwise would have accrued on the principal amount so paid, prepaid, Converted or Continued (or not Converted, Continued or borrowed) for the period from the date of such payment, prepayment, Conversion or Continuation (or failure to Convert, Continue or borrow) to the last day of the then current applicable Interest Period (or, in the case of a failure to Convert, Continue or borrow, to the last day of the applicable Interest Period which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for the Term SOFR Loan provided for herein, over (2) the amount of interest (as reasonably determined by such Bank) based upon the interest rate which such Bank would have bid in the London interbank market for Dollar deposits, for amounts comparable to such principal amount and maturities comparable to such period. A determination of any Bank as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.

The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.

SECTION 3.06. Capital Adequacy. If any Bank or any Fronting Bank shall have determined that, after the date hereof, due to any Change in Law or the adoption of, or any change in, any applicable law, rule or regulation regarding capital adequacy or liquidity ratios or requirements, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank or such Fronting Bank (or such Bank’s or Fronting Bank’s Parent) as a consequence of this Agreement, the Loan Commitments of such Bank or the Loans made, or participations in Letters of Credit held, by such Bank, or the Letters of Credit issued by such Fronting Bank, or such Bank’s or Fronting Bank’s obligations hereunder, to a level below that which such Bank or Fronting Bank (or such Bank’s or Fronting Bank’s Parent) could have achieved but for such Change in Law or adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank or Fronting Bank (with a copy to Administrative Agent), Borrower shall pay to such Bank or Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Bank or such Fronting Bank (or such Bank’s or such Fronting Bank’s Parent) for any such reduction suffered. A certificate of any Bank or Fronting Bank claiming compensation under this Section, setting forth in reasonable detail the basis therefor and the amount or amounts necessary to compensate such Bank or Fronting Bank (or such Bank’s or Fronting Bank’s Parent), as the case may be, shall be conclusive absent manifest error. The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.

SECTION 3.07. Substitution of Banks. If any Bank (an “Affected Bank”) (i) makes demand upon Borrower for (or if Borrower is otherwise required to pay) Additional Costs pursuant to Section 3.01, (ii) is unable to make or maintain a Term SOFR Loan or Daily SOFR Loan as a result of a condition described in Section 3.03, (iii) has any increased costs as described in Section 3.06, (iv) requires Borrower to pay any Indemnified Taxes or other amounts to such Bank or any Governmental Authority pursuant to Section 10.13, or (v) becomes a Defaulting Lender or a Non-Consenting Bank, Borrower may, at Borrower’s sole expense and effort within ninety (90) days of receipt of such demand or notice of the occurrence of an event described above in this Section 3.07 (provided (A) such 90-day limit shall not be applicable for a Defaulting Lender and (B) such 90-day period shall be extended for an additional period of 60 days if Borrower shall have attempted during such 90-day period to secure a Replacement Bank (as defined below) and shall be diligently pursuing such attempt), give written notice (a “Replacement Notice”) to Administrative Agent and to each Bank of Borrower’s intention to replace the Affected Bank with another financial institution (the “Replacement Bank”) designated in such Replacement Notice; provided, that in the case of any assignment resulting from a Bank becoming a Non-Consenting Bank, (1) the Replacement Bank shall have consented to the applicable consent, approval, amendment or waiver, (2) Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 12.05(b), (3) such Affected Bank shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts), (4) in the case of any such assignment resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 10.13, such assignment will result in a reduction in such compensation or payments thereafter and (5) such assignment does not conflict with applicable Laws; provided, further, that in the case of an Affected Bank that is not a Defaulting Lender or Non-Consenting Bank, if Borrower has been unable to obtain a Replacement Bank after using its commercially reasonable efforts to do so for a period of sixty (60) days, Borrower shall be permitted to prepay in full such Affected Bank’s Loans and to terminate such Affected Bank’s entire Loan Commitment so long as (A) no Default or Event of Default shall have occurred and be continuing at the time of such prepayment or immediately after giving effect thereto, (B) within thirty (30) days after its receipt of Borrower’s request therefor, such Affected Bank shall not have agreed to waive the payment of the Additional Costs, Indemnified Taxes or other amounts in question pursuant to Section 10.13 or the effect of the circumstances described in Section 3.03 or in Section 3.06 and (C) to the extent two or more Affected Banks are so prepaid and their Loan Commitments terminated, such Affected Banks’ aggregate Loan Commitments so terminated shall not exceed 5% of the total Loan Commitments before giving effect to such terminations, and such prepayments shall be made ratably in accordance with such Affected Banks’ respective Pro Rata Shares.

In the event Borrower shall elect to make a prepayment of an Affected Bank to the extent permitted in the final proviso of the preceding paragraph, then, so long as no Event of Default shall exist, Borrower may (notwithstanding the provisions of clause (2) of Section 2.15(a)) terminate the Affected Bank’s entire Loan Commitments, provided that in connection therewith it pays to the Affected Bank all outstanding principal and accrued and unpaid interest under the Affected Bank’s Loans, together with all other amounts, if any, due from Borrower to the Affected Bank, including all amounts properly demanded and unreimbursed under Sections 3.01, 3.05 or 10.13. After any replacement or termination, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to such termination.

In the event Borrower opts to give a Replacement Notice, and if Administrative Agent and, in the case of the replacement of a Revolving Credit Bank, each Fronting Bank, shall promptly (and in any event, within thirty (30) days of its receipt of the Replacement Notice) notify Borrower and each Bank in writing that the Replacement Bank is reasonably satisfactory to Administrative Agent, then the Affected Bank shall, so long as no Event of Default shall exist, assign its Loans and all of its rights and obligations under this Agreement to the Replacement Bank, and the Replacement Bank shall assume all of the Affected Bank’s rights and obligations, pursuant to an agreement, substantially in the form of an Assignment and Assumption Agreement, executed by the Affected Bank and the Replacement Bank. In connection with such assignment and assumption, the Replacement Bank shall pay to the Affected Bank an amount equal to the outstanding principal amount of the Affected Bank’s Loans plus all interest accrued thereon, plus all other amounts, if any (other than the Additional Costs in question), then due and payable to the Affected Bank; provided, however, that prior to or simultaneously with any such assignment and assumption, Borrower shall have paid to such Affected Bank all amounts properly demanded and unreimbursed under Sections 3.01, 3.05 and 10.13. Upon the effective date of such assignment and assumption, the Replacement Bank shall become a Bank party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such Assignment and Assumption Agreement, and the Affected Bank shall be released from its obligations hereunder, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section, Notes shall be issued to the Replacement Bank by Borrower in accordance with Section 2.09. If the Replacement Bank is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent a certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.13. Each Replacement Bank shall be deemed to have made the representations contained in, and shall be bound by the provisions of, Section 10.13. After any assignment as provided in this paragraph, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to such assignment. The Affected Bank shall not be required to make any assignment described in this Section if, prior thereto, as a result of a waiver by such Affected Bank or otherwise, the circumstances entitling Borrower to require such assignment cease to apply.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Borrower, Administrative Agent and the Banks shall execute such modifications to the Loan Documents as shall be reasonably required in connection with and to effectuate the foregoing.

Notwithstanding anything in this Section 3.07 to the contrary, (i) any Bank that acts as a Fronting Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Bank (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Fronting Bank or the depositing of Cash Collateral with Administrative Agent in amounts and pursuant to arrangements reasonably satisfactory to such Fronting Bank) have been made with respect to such outstanding Letter of Credit and (ii) the Bank that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 10.06.

SECTION 3.08. Obligation of Banks to Mitigate. Each Bank agrees that, as promptly as practicable after such Bank has actual knowledge of the occurrence of an event or the existence of a condition that would cause such Bank to become an Affected Bank or that would entitle such Bank to receive payments under Sections 3.01, 3.03, 3.06 or 10.13, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts at the cost and expense of Borrower (i) to make, issue, fund, or maintain the Loan Commitment of such Bank or the affected Loans of such Bank through another lending office of such Bank, or (ii) to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if as a result thereof the circumstances that would cause such Bank to be an Affected Bank would cease to exist or the additional amounts that would otherwise be required to be paid to such Bank pursuant to Sections 3.01, 3.03, 3.06 or 10.13 would be reduced and if, as reasonably determined by such Bank in its sole discretion, the making, issuing, funding, or maintaining of such Loan Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loan Commitment or Loans or would not be otherwise disadvantageous to the interests of such Bank.

SECTION 3.09. Usury. In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of non-usurious interest allowed by applicable Law and, if any such payment is paid by Borrower or any other Loan Party or received by Administrative Agent or any Bank, then such excess sum shall be credited as a payment of principal, unless Borrower shall notify Administrative Agent or the respective Bank in writing that Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that Borrower not pay and the Banks not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by Borrower under applicable Law. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Bank exceeds the maximum rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. The parties hereto hereby agree and stipulate that the only charge imposed upon Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.07. Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by Administrative Agent or any Bank to third parties or for damages incurred by Administrative Agent or any Bank, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate Administrative Agent or any such Bank for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by Administrative Agent and the Banks in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

SECTION 3.10. Inability to Determine Rates.

(a)           Inability to Determine Rates. If in connection with any request for a SOFR Loan, a conversion to a SOFR Loan, or a continuation of a Term SOFR Loan, (i) Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.10(b), and the circumstances under clause (i) of Section 3.10(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Daily Simple SOFR or Term SOFR for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Daily SOFR Loan or Base Rate Loan, or (ii) Administrative Agent or the Required Banks determine that for any reason that Daily Simple SOFR or Term SOFR with respect to a proposed Loan for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Banks of funding such Loan, Administrative Agent will promptly so notify Borrower and each Bank.

Thereafter, (x) the obligation of the Banks to make or maintain Daily SOFR Loans and/or Term SOFR Loans, as applicable, or to convert Base Rate Loans to SOFR Loans, shall be suspended in each case to the extent of the affected SOFR Loans or Interest Period(s) or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until Administrative Agent (or, in the case of a determination by the Required Banks described in clause (ii) of Section 3.10(a), until Administrative Agent upon instruction of the Required Banks) revokes such notice.

Upon receipt of such notice, (i) Borrower may revoke any pending request for a Borrowing of, or conversion to Daily SOFR Loans, or Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods or determination date(s), as applicable), or, failing that, will be deemed to have converted such request into a request for (x) a Borrowing of Daily SOFR Loans so long as Daily Simple SOFR is not the subject of such unavailability or (y) a Borrowing of Base Rate Loans if Daily Simple SOFR is the subject of such unavailability, in each case, in the amount specified therein and (ii) any outstanding affected SOFR Loans shall be deemed to have been converted to (x) Daily SOFR Loans so long as Daily Simple SOFR is not the subject of such unavailability or (y) Base Rate Loans if Daily Simple SOFR is the subject of such unavailability, in each case, immediately, in the case of an affected Daily SOFR Loan, or at the end of the applicable Interest Period, in the case of an affected Term SOFR Loan.

(b)           Replacement of Term SOFR and SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if Administrative Agent determines (which determination shall be conclusive absent manifest error), or Borrower or Required Banks notify(ies) Administrative Agent (with, in the case of the Required Banks, a copy to Borrower) that Borrower or Required Bank (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining SOFR and one month, three month and six month interest periods for Term SOFR (for clarification, none of Daily Simple SOFR or Term SOFR for interest periods of one month, three months and six months are ascertainable), including, without limitation, because SOFR or the Term SOFR Screen Rate, as applicable, is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)           CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent or such administrator with respect to its publication of Term SOFR, or the SOFR Administrator or any Governmental Authority having jurisdiction over Administrative Agent or the SOFR Administrator with respect to its publication of SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which SOFR, or one month interest periods of Term SOFR or the Term SOFR Screen Rate, as applicable, shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to Administrative Agent, that will continue to provide SOFR or such interest periods of Term SOFR, as applicable, after such specific date (the latest date on which SOFR or one month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 3.10(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, Administrative Agent and Borrower may amend this Agreement solely for the purpose of replacing SOFR, Daily Simple SOFR and/or Term SOFR, or any then current Successor Rate, in accordance with this Section 3.10 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such benchmarks (any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Administrative Agent shall have posted such proposed amendment to all Banks and Borrower unless, prior to such time, Banks comprising the Required Banks have delivered to Administrative Agent written notice that such Required Banks object to such amendment.

(c)           Successor Rate. Administrative Agent will promptly (in one or more notices) notify Borrower and each Bank of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Banks reasonably promptly after such amendment becomes effective.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01. Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligations of the Banks hereunder and the obligation of each Bank to make the Initial Advance hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)           Fees and Expenses. The payment of all fees owed to the Banks incurred in connection with the origination of the Loans and required to be paid as of the Closing Date and all expenses (including, without limitation, the reasonable and documented out-of-pocket fees and expenses of legal counsel of Administrative Agent) for which invoices have been presented to Borrower on or prior to the Closing Date;

(b)           Closing Deliverables. Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent and each of the Banks:

(1)           Loan Agreement and Notes. This Agreement (including all schedules hereto, which shall be accurate as of the Closing Date), duly executed by Borrower, and the Notes for each of the Banks signatory hereto which has requested such Note, each duly executed by Borrower;

(2)           Pro Forma Compliance Certificate and Financial Projections. Pro forma compliance certificate of the type required by paragraph (3) of Section 6.09, to the extent requested by Administrative Agent, financial projections for General Partner’s consolidated operations calculated as of the most recent quarter ending at least 50 days prior to the Closing Date (or fiscal year ending at least 95 days prior to the Closing Date, whichever is later) and the audited and unaudited General Partner’s Consolidated Financial Statements referred to in Section 5.15(a) and (b), in the case of the unaudited financial statements, prepared after giving effect to this Agreement and the transactions to occur on the Closing Date (including, without limitation, all Loans and other extensions of credit to occur on the Closing Date);

(3)           Certificates of Limited Partnership/Trust, etc. A copy of the Certificate of Limited Partnership for Borrower, a copy of the articles of trust of General Partner and a copy of the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each other Loan Party, each certified by the appropriate Secretary of State or equivalent state official;

(4)           Agreements of Limited Partnership/Bylaws, etc. A copy of the Agreement of Limited Partnership for Borrower, a copy of the bylaws of General Partner and a copy of the by-laws, the operating agreement, the partnership agreement, or other comparable document in the case of each other Loan Party, including all amendments thereto, each certified by a Responsible Officer of each Loan Party as being in full force and effect on the Closing Date;

(5)           Good Standing Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the states where Borrower, General Partner and each other Loan Party are organized, dated as of the most recent practicable date, showing the good standing or partnership qualification of Borrower, General Partner and each other Loan Party;

(6)           Foreign Qualification Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the state where Borrower, General Partner and each other Loan Party maintain their principal places of business, dated as of the most recent practicable date, showing the qualification to transact business in such state as a foreign limited partnership or foreign trust, as the case may be, for Borrower, General Partner and each other Loan Party, except where the failure to be so qualified would likely cause a Material Adverse Change to occur;

(7)           Resolutions. A copy of a resolution or resolutions adopted by the Board of Trustees of General Partner and all other corporate, partnership, member or other necessary action taken by each other Loan Party, certified by a Responsible Officer of General Partner or such other Loan Party as being in full force and effect on the Closing Date, authorizing the Loans provided for herein and the execution, delivery and performance of the Loan Documents to be executed and delivered by General Partner, including on behalf of Borrower, and each other Loan Party hereunder;

(8)           Incumbency Certificate. A certificate, signed by a Responsible Officer of General Partner and each other Loan Party and dated the Closing Date, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by it, Borrower and each other Loan Party hereunder;

(9)           Solvency Certificate. A Solvency Certificate, duly executed, from Borrower;

(10)         Opinion of Counsel for Borrower. Favorable opinions, dated as of the Closing Date, from counsels for Borrower, General Partner and the other Loan Parties, as to such customary matters as Administrative Agent may reasonably request;

(11)         [Reserved];

(12)         [Reserved];

(13)         Notice of Borrowing. To the extent an advance is to be made on the Closing Date, a Notice of Borrowing in accordance with Section 2.02;

(c)           Certificate. The following statements shall be true and Administrative Agent shall have received a certificate dated as of the Closing Date signed by a Responsible Officer of Borrower stating, to the best of the certifying party’s knowledge, the following:

(1)           All representations and warranties of Borrower and the other Loan Parties contained in this Agreement and in each of the other Loan Documents are true and correct on and as of the Closing Date as though made on and as of such date, and

(2)           No Default or Event of Default has occurred and is continuing;

(d)           KYC Information. (i) Administrative Agent and each Bank shall have received all documentation and other information about Borrower, General Partner and the other Loan Parties as shall have been reasonably requested by Administrative Agent or such Bank that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; provided, that the Banks shall have requested any such know-your-customer documentation at least ten (10) Business Days prior to the Closing Date, and Borrower shall have delivered any such know-your-customer documentation at least seven (7) Business Days prior to the Closing Date, and (ii) at least seven (7) Business Days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Bank that so requests, a Beneficial Ownership Certification in relation to such Loan Party; and

(e)           Existing Credit Agreement. Administrative Agent shall have received confirmation, each in form and substance satisfactory to Administrative Agent, that:

(1)           all amounts owing (whether or not due) under the Existing Credit Agreement and related documents through and including the Closing Date to each Exiting Bank shall have been (or shall concurrently be) paid in full; and

(2)           Borrower has repaid (or shall concurrently repay) in full the Swingline Loans (if any) outstanding under (and as defined in) the Existing Credit Agreement; and

(3)           Borrower has paid (or shall concurrently pay) the accrued and unpaid interest on the Loans, as defined in, and all other amounts whatsoever payable under, the Existing Credit Agreement.

SECTION 4.02. Conditions Precedent to Advances After the Initial Advance. The obligation of each Bank to make any advance of the Loans or issue, renew or increase the amount of any Letter of Credit subsequent to the Initial Advance shall be subject to satisfaction of the following conditions precedent:

(1)           No Default or Event of Default shall have occurred and be continuing;

(2)           Each of the representations and warranties of Borrower and the other Loan Parties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the advance, issuance, renewal or increase (except (x) in those cases where such representation or warranty expressly relates to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) or is contained in Section 5.18(b) or Section 5.25(a) or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein), (y) that for purposes of this Section 4.02, the representations and warranties contained in clauses (a) and (b) of Section 5.15 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.09 and (z) for changes in factual circumstances not prohibited hereunder); and

(3)           Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

SECTION 4.03. Deemed Representations. Each request by Borrower for, and acceptance by Borrower of, an advance of proceeds of the Loans or the issuance, renewal or increase of any Letter of Credit, shall constitute a representation and warranty by Borrower that, as of both the date of such request and the date of such advance, issuance, renewal or increase (1) no Default or Event of Default has occurred and is continuing as of the date of such advance, issuance, renewal or increase, and (2) each of the representations and warranties by Borrower and the other Loan Parties contained in this Agreement and in each of the other Loan Documents is true and correct in all material respects on and as of such date with the same effect as if made on and as of such date (except (x) in those cases where such representation or warranty expressly relates to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) or is contained in Section 5.18(b) or Section 5.25(a) or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein), (y) that for purposes of this Section 4.03, the representations and warranties contained in clauses (a) and (b) of Section 5.15 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.09 and (z) for changes in factual circumstances not prohibited hereunder). In addition, the request by Borrower for, and acceptance by Borrower of, the Initial Advance shall constitute a representation and warranty by Borrower that, as of the Closing Date, each certificate delivered pursuant to Section 4.01 is true and correct in all material respects.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and each Bank as follows:

SECTION 5.01. Existence. Borrower is a limited partnership duly organized, existing and in good standing under the laws of the jurisdiction of its formation, with its principal executive office, as of the Closing Date, in the State of Maryland, and is duly qualified as a foreign limited partnership, properly licensed, in good standing and has all requisite authority to conduct its business in each jurisdiction in which it owns properties or conducts business except where the failure to be so qualified or to obtain such authority would not constitute a Material Adverse Change. General Partner is a REIT duly organized, existing and in good standing under the laws of the jurisdiction of its incorporation, with its principal executive office, as of the Closing Date, in the State of Maryland, is duly qualified as a foreign corporation or trust and properly licensed and in good standing in each jurisdiction where the failure to qualify or be licensed would constitute a Material Adverse Change. The common shares of General Partner are listed on the New York Stock Exchange.

SECTION 5.02. Corporate/Partnership Powers. The execution, delivery and performance of this Agreement and the other Loan Documents required to be delivered by Borrower and the other Loan Parties are within the partnership or other authority of Borrower or such Loan Party, as applicable, have been duly authorized by all requisite action, and are not in conflict with the terms of any organizational documents of such entity, or any instrument or agreement to which Borrower, any other Loan Party or General Partner is a party or by which Borrower, any other Loan Party or General Partner or any of their respective assets may be bound or affected (which conflict with any such instrument or agreement would likely cause a Material Adverse Change).

SECTION 5.03. Power of Officers. The officers of General Partner executing the Loan Documents required to be delivered by it on behalf of Borrower hereunder and the officers or other representatives of the other Loan Parties executing the Loan Documents required to be delivered by such Loan Parties hereunder have been duly elected or appointed and were fully authorized to execute the same at the time each such Loan Document was executed.

SECTION 5.04. Power and Authority; No Conflicts; Compliance With Laws. The execution and delivery of, and the performance of the obligations required to be performed by Borrower and the other Loan Parties under, the Loan Documents do not and will not (a) violate any provision of, or, except for those which have been made or obtained, require any filing (other than SEC disclosure filings), registration, consent or approval under, any Law (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it, (b) result in a breach of or constitute a default under or require any consent under any material indenture or material loan or credit agreement or any other material agreement, lease or instrument to which it may be a party or by which it or its properties may be bound or affected except for consents which have been obtained, or (c) result in, or require, the creation or imposition of any Lien, upon or with respect to any of its properties now owned or hereafter acquired. Borrower and its Subsidiaries are in compliance with all Laws applicable to it and its respective properties where the failure to be in compliance could reasonably be expected to cause a Material Adverse Change to occur.

SECTION 5.05. Legally Enforceable Agreements. Each Loan Document to which Borrower or another Loan Party is party is a legal, valid and binding obligation of Borrower or such other Loan Party, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, as well as general principles of equity.

SECTION 5.06. Litigation. There are no investigations, actions, suits or proceedings pending or, to its knowledge, threatened against Borrower, General Partner or any of their Affiliates before any court or arbitrator or any Governmental Authority reasonably likely to (i) have a material effect on Borrower’s ability to repay the Loans, (ii) except with respect to matters existing as of the Closing Date as disclosed and specifically identified in General Partner’s SEC Reports prior to the Closing Date, either individually or in the aggregate, result in a Material Adverse Change, or (iii) affect the validity or enforceability of any Loan Document.

SECTION 5.07. Good Title to Properties. Borrower and each Subsidiary have good, marketable and legal title to all of the properties and assets each of them purports to own (including, without limitation, those reflected in the financial statements referred to in Sections 4.01(b)(2) and 5.15 and only with exceptions which do not materially detract from the value of such property or assets or the use thereof in the Loan Parties’ and each Affiliate’s businesses, and except to the extent that any such properties and assets have been encumbered or disposed of since the date of such financial statements without violating any of the covenants contained in Article VII or elsewhere in this Agreement) and except where failure to comply with the foregoing would likely result in a Material Adverse Change. Borrower and its Subsidiaries enjoy peaceful and undisturbed possession of all leased property under leases which are valid and subsisting and are in full force and effect, except to the extent that the failure to be so would not likely result in a Material Adverse Change.

SECTION 5.08. Taxes. Borrower, the Loan Parties and General Partner have filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments and governmental charges and levies due and payable without the imposition of a penalty, including interest and penalties, except to the extent they are the subject of a Good Faith Contest or where the failure to comply with the foregoing would not likely result in a Material Adverse Change.

SECTION 5.09. ERISA. Each Plan is in compliance in all material respects with its terms and all applicable provisions of ERISA. No Prohibited Transaction has occurred with respect to any Plan that could subject Borrower, any of its Subsidiaries, General Partner or any ERISA Affiliate to a tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA in an amount that is in excess of Two Hundred Fifty Thousand Dollars ($250,000). Except as would not likely result in a Material Adverse Change either individually or in the aggregate, (i) no Reportable Event has occurred with respect to any Plan within the last six (6) years, (ii) no notice of intent to terminate a Plan has been filed nor has any Plan been terminated within the past five (5) years, (iii) no Multiemployer Plan has been determined to be in “endangered status” or “critical status”, (iv) none of Borrower, its Subsidiaries, General Partner or ERISA Affiliate has partially or completely withdrawn from a Multiemployer Plan or incurred any liability with respect to a Multiemployer Plan under Section 4201 of ERISA (or received notice under Section 4219 of ERISA of withdrawal liability with respect to Multiemployer Plan), (v) there has been no filing of a notice of insolvency or termination, or treatment of a plan amendment as termination, under 4041A of ERISA; to the knowledge of Borrower, there are no circumstances which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings, (vi) Borrower, its Subsidiaries, General Partner and the ERISA Affiliates have met the minimum funding requirements of Section 412 of the Code and Section 302 of ERISA of each with respect to the Plans of each and except as disclosed in the most recent General Partner’s Consolidated Financial Statements there was no Unfunded Current Liability with respect to any Plan established or maintained by each as of the last day of the most recent plan year of each Plan and (vii) Borrower, its Subsidiaries, General Partner and the ERISA Affiliates have not incurred any liability to the PBGC under ERISA (other than for the payment of premiums under Section 4007 of ERISA) which is due and payable for more than 45 days and has not been reserved against. None of the assets of Borrower its Subsidiaries or General Partner under this Agreement constitute “plan assets” of any Benefit Plan.

SECTION 5.10. No Default on Outstanding Judgments or Orders. Borrower and its Subsidiaries have satisfied all judgments which are not being appealed and are not in default with respect to any rule or regulation or any judgment, order, writ, injunction or decree applicable to Borrower or any of its Subsidiaries, of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case which failure to satisfy or which being in default is likely to result in a Material Adverse Change.

SECTION 5.11. No Defaults on Other Agreements. None of Borrower or any of its Subsidiaries, to the best of Borrower’s knowledge, is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any partnership, trust or other restriction which is likely to result in a Material Adverse Change. To the best of Borrower’s knowledge, none of Borrower or any of its Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument which is likely to result in a Material Adverse Change.

SECTION 5.12. Government Regulation. None of Borrower, General Partner or any Loan Party is subject to regulation under the Investment Company Act.

SECTION 5.13. Environmental Protection. To Borrower’s knowledge, except with respect to matters existing as of the Closing Date as disclosed and specifically identified in General Partner’s SEC Reports prior to the Closing Date, none of the properties of Borrower, General Partner or any Subsidiary contains any Hazardous Materials that, under any Environmental Law currently in effect, (1) would impose liability on Borrower, General Partner or any Subsidiary that is likely to result in a Material Adverse Change, or (2) is likely to result in the imposition of a Lien on any assets of Borrower, General Partner or any Subsidiary that is likely to result in a Material Adverse Change. To Borrower’s knowledge, neither it nor any Subsidiaries are in violation of, or subject to any existing, pending or threatened investigation or proceeding by any Governmental Authority under any Environmental Law that is likely to result in a Material Adverse Change.

SECTION 5.14. Solvency. Borrower and the other Loan Parties, taken as a whole, are, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents and any other documents, instruments or agreements relating thereto, will be, Solvent.

SECTION 5.15. Financial Statements.

(a)           The audited General Partner’s Consolidated Financial Statements for the fiscal year ended December 31, 2022 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) are in all material respects complete and fairly present in all material respects the financial condition and results of operations of the subjects thereof as of the dates of and for the periods covered by such statements, all in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)           The unaudited General Partner’s Consolidated Financial Statements dated March 31, 2023 for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) are in all material respects complete and fairly present in all material respects the financial condition and results of operations of the subjects thereof as of the dates of and for the periods covered by such statements (subject, in the case of clauses (i) and (ii), to changes resulting from normal year-end audit adjustments and the inclusion in the final audited statements of footnotes that were not contained in the unaudited statements).

(c)           There has been no Material Adverse Change since the date of the audited General Partner’s Consolidated Financial Statements referenced in Section 5.15(a).

SECTION 5.16. Valid Existence of Subsidiaries. Each Subsidiary is (i) an entity duly organized and validly existing under the laws of the jurisdiction of its formation and (ii) in good standing under the laws of the jurisdiction of its formation except in the case of this clause (ii),where the failure to be so qualified would not likely cause a Material Adverse Change. As to each Subsidiary and as of the Closing Date, its correct name, the jurisdiction of its formation, and Borrower’s direct or indirect percentage of beneficial interest therein, are set forth on Schedule 5.16. Borrower and each of its Subsidiaries have the power to own their respective properties and to carry on their respective businesses now being conducted, except, in the case of a Subsidiary that does not own, directly or indirectly, any Unencumbered Asset, where the failure to have such power would not likely result in a Material Adverse Change. Each Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the respective businesses conducted by it or its respective properties, owned or held under lease, make such qualification necessary and where the failure to be so qualified would likely cause a Material Adverse Change.

SECTION 5.17. Insurance. Borrower (with respect to itself and its Subsidiaries) and General Partner have in force paid insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated.

SECTION 5.18. Accuracy of Information; Full Disclosure.

(a)           Neither this Agreement nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of Borrower to Administrative Agent or any Bank in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, required herein to be furnished by or on behalf of Borrower (other than projections which are made by Borrower in good faith) or certified as being true and correct by or on behalf of Borrower to Administrative Agent or any Bank in connection with the negotiation of this Agreement or delivered hereunder, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared. There is no fact which Borrower has not disclosed to Administrative Agent and the Banks in writing or that is not included in General Partner’s SEC Reports that materially affects adversely or, so far as Borrower can foresee as of the Closing Date, will materially affect adversely the business or financial condition of Borrower or the ability of Borrower to perform this Agreement and the other Loan Documents.

(b)           As of the Closing Date, the information included in each Beneficial Ownership Certification is true and correct in all respects.

SECTION 5.19. Use of Proceeds. All proceeds of the Loans and Letters of Credit will be used by Borrower for any purpose permitted by law, including, without limitation, working capital and other general corporate purposes. Neither the making of any Loan nor the use of the proceeds thereof nor any other extension of credit hereunder will violate the provisions of Regulations T, U, or X of the Federal Reserve Board. Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purposes of “purchasing” or “carrying” any “margin stock” within the respective meanings of such terms under Regulations T, U and X of the Federal Reserve Board or to refund indebtedness originally incurred for such purpose.

SECTION 5.20. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not likely result in a Material Adverse Change or a material adverse effect on the rights, remedies and benefits available to, or conferred upon, Administrative Agent or any Bank under any Loan Documents and those which will be made in due course as SEC disclosure filings.

SECTION 5.21. Principal Offices. As of the Closing Date, the principal office, chief executive office and principal place of business of Borrower is 4747 Bethesda Avenue, Suite 200, Bethesda, Maryland 20814.

SECTION 5.22. General Partner Status.

(1)           General Partner qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Code to allow General Partner to maintain its status as a REIT.

(2)           As of the Closing Date, General Partner owns no assets other than ownership interests in Borrower or as disclosed on SCHEDULE 2A attached hereto.

(3)           General Partner is neither the borrower nor guarantor of any Debt except as disclosed on SCHEDULE 3 attached hereto (the “Existing General Partner Debt”) and except for Debt of General Partner permitted by Section 7.04(b).

SECTION 5.23. Labor Matters. Except for collective bargaining agreements disclosed on Schedule 5.23, as of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of Borrower, General Partner, or any ERISA Affiliate. Neither Borrower, General Partner, nor any ERISA Affiliate has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years which could reasonably be expected to result in a Material Adverse Change.

SECTION 5.24. Organizational Documents. The documents delivered pursuant to Section 4.01(b)(3) and (4) constitute, as of the Closing Date, all of the organizational documents of Borrower, the other Loan Parties and General Partner. Borrower represents that it has delivered to Administrative Agent true, correct and complete copies of each such document. General Partner (or a wholly-owned Subsidiary of General Partner) is General Partner of Borrower. General Partner holds (directly or indirectly) not less than seventy-five percent (75%) of the ownership interests in Borrower as of the Closing Date.

SECTION 5.25. Sanctions; Anti-Corruption Laws.

(a)           None of General Partner, Borrower, any of their respective Subsidiaries, any of their respective directors, officers, employees, Affiliates or, to the knowledge of Borrower, any agent or representative of General Partner, Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has its assets located in a Sanctioned Country, or (iii) except to the extent permitted for a Person required to comply with Sanctions, directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons. Each of General Partner, Borrower and their respective Subsidiaries, and to the knowledge of Borrower, each director, officer, employee, agent and Affiliate of General Partner, Borrower and each such Subsidiary, is in compliance with applicable Sanctions in all material respects. Each of General Partner and Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with applicable Sanctions by General Partner, Borrower, their respective Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of General Partner, Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.

(b)           None of General Partner, Borrower, any of their respective Subsidiaries, any of their respective directors, officers, employees, Affiliates or, to the knowledge of Borrower, any agent or representative of General Partner, Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, has violated any Anti-Money Laundering Laws in any material respect. Each of General Partner, Borrower and their respective Subsidiaries, and to the knowledge of Borrower, each director, officer, employee, agent and Affiliate of General Partner, Borrower and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects. Each of General Partner and Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws by General Partner, Borrower, their respective Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of General Partner, Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.

SECTION 5.26. Affected Financial Institutions; Covered Party. None of General Partner, Borrower or any of their Subsidiaries is an Affected Financial Institution or a Covered Party.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as this Agreement is in effect, Borrower shall:

SECTION 6.01. Maintenance of Existence. Preserve and maintain, and, except as permitted by Section 7.01, cause General Partner and each Subsidiary to preserve and maintain, its legal existence and, if applicable, good standing in its jurisdiction of organization (except, in the case of a Subsidiary, where the failure to maintain such good standing would not likely cause a Material Adverse Change) and, if applicable, qualify and remain qualified as a foreign entity in each jurisdiction in which such qualification is required, except to the extent that failure to so qualify would not likely result in a Material Adverse Change or a material adverse effect on the rights, remedies and benefits available to, or conferred upon, Administrative Agent or any Bank under any Loan Documents.

SECTION 6.02. Maintenance of Records. Keep adequate records and books of account, in which entries will be made in accordance with GAAP in all material respects, except as disclosed in General Partner’s financial statements, reflecting all of its financial transactions.

SECTION 6.03. Maintenance of Insurance. At all times, maintain and keep in force with respect to General Partner, Borrower, and their respective Subsidiaries, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibles from coverage thereof.

SECTION 6.04. Compliance with Laws; Payment of Taxes; Sanctions and Anti-Corruption.

(a)           Comply, and cause General Partner and each Subsidiary to comply, in all material respects with all Laws applicable to it or to any of its properties or any part thereof, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon any of its property, except to the extent they are the subject of a Good Faith Contest or the failure to so comply would not cause a Material Adverse Change or a material adverse effect on the rights, remedies and benefits available to, or conferred upon, Administrative Agent or any Bank under any Loan Documents.

(b)           Maintain, and shall cause General Partner to maintain, in effect and enforce policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by General Partner, Borrower, its or their Subsidiaries, its or their respective directors, officers, employees, Affiliates, and agents and representatives of General Partner, Borrower or its or their Subsidiaries that will act in any capacity in connection with or benefit from this Agreement.

SECTION 6.05. Right of Inspection. At any reasonable time and from time to time upon reasonable notice, but not more frequently than twice in any 12-month period provided that no Event of Default shall have occurred and be continuing, permit, and cause each Subsidiary to permit, Administrative Agent or any Bank or any agent or representative thereof (provided that, at Borrower’s request, Administrative Agent or such Bank, or such representative, must be accompanied by a representative of Borrower), to examine and make copies and abstracts from the records and books of account of, and visit the properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with the independent accountants of Borrower (subject to limitations, if any, imposed under regulatory or confidentiality requirements and agreements to which General Partner, Borrower or one of its Subsidiaries is subject (and not entered into with the intent to prohibit the inspection rights set forth herein) or could otherwise reasonably be expected to contravene attorney–client privilege or constitute attorney work product). The request by any Bank or agent or representative thereof for such an inspection shall be made to Administrative Agent and Administrative Agent promptly shall notify all the Banks of such request (or if Administrative Agent shall have requested the same on its behalf, Administrative Agent shall notify all the Banks thereof) and any Bank that shall so desire may accompany Administrative Agent or such Bank, or such representative on such examination.

SECTION 6.06. Compliance With Environmental Laws. Comply, and cause General Partner and each Subsidiary to comply, in all material respects with all applicable Environmental Laws and immediately pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent there is a Good Faith Contest or the failure to so comply would not likely cause a Material Adverse Change.

SECTION 6.07. Intentionally Omitted.

SECTION 6.08. Maintenance of Properties. Do all things reasonably necessary to maintain, preserve, protect and keep its and its Subsidiaries’ properties in good repair, working order and condition except where the failure to do so would not result in a Material Adverse Change.

SECTION 6.09. Reporting and Miscellaneous Document Requirements. Furnish to Administrative Agent (which shall promptly distribute to each of the Banks):

(1)           Annual Financial Statements. Not later than five (5) days following the filing of General Partner’s Form 10-K with the SEC and in any event within ninety-five (95) days after the end of each Fiscal Year, General Partner’s Consolidated Financial Statements as of the end of and for such Fiscal Year, audited by Borrower’s Accountants;

(2)           Quarterly Financial Statements. Not later than five (5) days following the filing of General Partner’s Form 10-Q with the SEC and in any event within fifty (50) days after the end of each of the first three quarters of each Fiscal Year, the unaudited General Partner’s Consolidated Financial Statements as of the end of and for such quarter;

(3)           Certificate of No Default and Financial Compliance. Within fifty (50) days after the end of each of the first three quarters of each Fiscal Year and within ninety-five (95) days after the end of each Fiscal Year, a certificate of the chief financial officer or other appropriate financial officer of General Partner (a) stating that, to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, specifying the nature thereof and the action which is being taken with respect thereto; (b) stating that the covenants contained in Article VIII have been complied with as of the date that such covenants are required to be tested (or specifying those that have not been complied with) and including computations demonstrating such compliance (or non-compliance); (c) setting forth all items comprising Total Outstanding Indebtedness, Capitalization Value, Secured Indebtedness, Combined EBITDA, Unencumbered Combined EBITDA, Interest Expense, Unsecured Interest Expense and Unsecured Indebtedness; (d) only at the end of each Fiscal Year an estimate of Borrower’s taxable income and (e) describing any item appearing on the balance sheet delivered pursuant to clauses (1) or (2) above, as applicable, that would not appear on the consolidated balance sheet of Borrower;

(4)           Certificate of Borrower’s Accountants. Within ninety-five (95) days after the end of each Fiscal Year, a report with respect thereto of Borrower’s Accountants, which report shall not be subject to (i) any “going concern” qualification or exception or (ii) any qualification or exception as to the scope of such audit, and shall state that such financial statements fairly present the consolidated financial position of each of General Partner and its Subsidiaries as at the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, in conformity with GAAP applied on a basis consistent with prior years (except for changes which shall have been disclosed in the notes to the financial statements).

(5)            Notice of Litigation. Promptly after the commencement and knowledge thereof, notice of all actions, suits, and proceedings before any court or arbitrator, in respect of the Loan Documents or affecting General Partner or Borrower or any of its Subsidiaries which, if determined adversely to General Partner or Borrower or such Subsidiary is likely to result in a Material Adverse Change and which would be required to be reported in Borrower’s SEC Reports;

(6)            Notice of ERISA Events. Promptly after the occurrence thereof, (a) notice of any action or event described in Section 9.01(7), (b) the establishment of (or agreement to establish) a Plan or (c) the making of contributions (or the undertaking of any obligation or agreement to make contributions) to a Multiemployer Plan not listed on Schedule 5.23 or other incurrence of any liability with respect to a Multiemployer Plan;

(7)            Notices of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after Borrower becomes aware of the occurrence of (a) a material Default, (b) any Event of Default, or (c) an event of the type described in Section 9.01(8), in each case, a written notice setting forth the details of such Default, Event of Default or such event and the action which is proposed to be taken with respect thereto;

(8)            Sales or Acquisitions of Assets. Promptly after the occurrence thereof, written notice of any Disposition or acquisition of an individual asset (other than acquisitions or Dispositions of investments such as certificates of deposit, Treasury securities and money market deposits in the ordinary course of Borrower’s cash management) in excess of Five Hundred Million Dollars ($500,000,000);

(9)            Material Adverse Change. As soon as is practicable and in any event within five (5) days after knowledge of the occurrence of any event or circumstance which is likely to result in or has resulted in a Material Adverse Change and which would be required to be reported in Borrower’s SEC Reports;

(10)          Environmental and Other Notices. As soon as practicable and in any event within thirty (30) days after receipt, copies of all Environmental Notices received by Borrower or any Subsidiary which are not received in the ordinary course of business and which relate to a previously undisclosed situation which could reasonably be expected to result in a Material Adverse Change;

(11)          Insurance Coverage. Promptly, such information concerning Borrower’s insurance coverage as Administrative Agent may reasonably request;

(12)          Proxy Statements, Etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Borrower or General Partner sends to its respective shareholders, and copies of all regular, periodic and special reports, and all registration statements, which Borrower or General Partner files with the SEC or any Governmental Authority which may be substituted therefor, or with any national securities exchange;

(13)          Capital Expenditures. If reasonably requested by Administrative Agent, a schedule of such Fiscal Year’s capital expenditures and a budget for the next Fiscal Year’s planned capital expenditures for Borrower and each Consolidated Business that is a Real Property Business;

(14)          Change in Borrower’s Credit Rating. During the Investment Grade Pricing Period, within two (2) Business Days after Borrower’s receipt of notice of any change in Borrower’s Credit Rating, written notice of such change;

(15)          General Information. Promptly, rent rolls, capital expenditure summaries and such other information respecting the condition or operations, financial or otherwise, of General Partner, Borrower or any properties of Borrower as Administrative Agent or any Bank may from time to time reasonably request (in the case of non-financial information, subject to (i) limitations, if any, imposed under regulatory or confidentiality requirements and agreements to which General Partner, Borrower, or one of its Subsidiaries is subject (and not entered into with the intent to prohibit any request for information hereunder) or (ii) the right of Borrower to exclude any information that could reasonably be expected to contravene attorney–client privilege or constitute attorney work product);

(16)          KYC and other Information. Promptly, upon each request, such information and documentation as a Bank may request in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

(17)          Changes in Beneficial Ownership Information. Prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to any Bank that would result in a change to the list of beneficial owners identified in such certification.

Documents and notices required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including the Internet, e-mail or intranet websites to which Administrative Agent and each Bank have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by Administrative Agent, General Partner or Borrower); provided that (A) the foregoing shall not apply to notices to any Bank (or any Fronting Bank) pursuant to Article II, (B) any Bank has not notified Administrative Agent and Borrower that it cannot or does not want to receive electronic communications and (C) documents required to be delivered pursuant to Sections 6.09(1), 6.09(2), 6.09(4) and 6.09(12) shall, if not otherwise delivered to Administrative Agent, be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (it being understood that Borrower shall not be required to provide notice to Administrative Agent or any Bank of such electronic filing of information (other than with respect to financial statements pursuant to 6.09(1) or 6.09(2)) to satisfy its reporting obligations). Documents or notices delivered electronically shall be deemed to have been delivered on the date on which Administrative Agent, General Partner or Borrower posts such documents or the documents become available on a commercial website and Borrower notifies (except in such instances where notification is not required pursuant to this paragraph) Administrative Agent of said posting and provides a link thereto; provided that if such notice or other communication is not sent or posted during normal business hours, said posting date and time shall be deemed to have commenced as of 9:00 a.m. New York City time on the opening of business on the next Business Day. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery. Each Bank shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

Borrower hereby acknowledges that (a) Administrative Agent, the Bookrunner and/or the Lead Arrangers may, but shall not be obligated to, make available to the Banks and the Fronting Banks materials and/or information provided by or on behalf of the Banks hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Banks (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, the Bookrunners, the Lead Arrangers, the Fronting Banks and the Banks to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.23); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent, Bookrunners and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.

SECTION 6.10. Guarantors. If (a) any Subsidiary becomes an Unsecured Indebtedness Subsidiary in respect of Debt in an aggregate principal amount in excess of One Million Dollars ($1,000,000) or (b) General Partner becomes a borrower or guarantor of, or otherwise has a payment obligation in respect of, any Unsecured Indebtedness (other than intercompany Debt owing to Borrower or any of its Subsidiaries) in an aggregate principal amount in excess of One Million Dollars ($1,000,000), then, within five (5) Business Days thereof (or such longer period as (i) Administrative Agent may agree in its sole discretion or (ii) may be reasonably agreed to be extended by Administrative Agent to permit such Loan Party to comply with the requirements of Section 6.10(9)), cause such Person to deliver to Administrative Agent each of the following in form and substance satisfactory to Administrative Agent:

(1)            An Accession Agreement (or if the Guaranty is not then in effect, a Guaranty);

(2)            The certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational document (if any) for such Loan Party, certified as of a recent date by the appropriate Secretary of State or equivalent state official;

(3)            A copy of such Loan Party’s by-laws, if a corporation, operating agreement, if a limited liability company, partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity or other comparable organizational instrument (if any), including all amendments thereto, certified by a Responsible Officer of such Loan Party, as being in full force and effect;

(4)            A certificate from the Secretary of State or equivalent state official of the state where such Loan Party is organized, dated as of a recent date, evidencing the good standing of such Loan Party;

(5)            A certified copy of a certificate, in each case dated as of a recent date, from the Secretary of State or equivalent state official of the state (x) where such Loan Party is organized, showing the good standing or partnership qualification of such Loan Party and (y) where such Loan Party maintains its principal place of business, showing the qualification to transact business in such state as a foreign limited partnership, foreign trust or other foreign entity, as the case may be, except where the failure to be so qualified under this clause (y) would likely cause a Material Adverse Change or a material adverse effect on the rights, remedies and benefits available to, or conferred upon, Administrative Agent or any Bank under any Loan Documents to occur;

(6)            A copy of a resolution or resolutions adopted by the partners, members or directors, as required, for such Loan Party, certified by a Responsible Officer of such Loan Party as being in full force and effect, authorizing the execution, delivery and performance of the Loan Documents to be executed and delivered by such Loan Party;

(7)            A certificate, signed by a Responsible Officer of such Loan Party, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by such Loan Party;

(8)            If requested by Administrative Agent, favorable opinions from counsel for such Loan Party, as to such customary matters as Administrative Agent may reasonably request;

(9)            All documentation and other information about such Loan Party as shall have been reasonably requested by Administrative Agent or any Bank that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws; and

(10)          Such other usual and customary documents, agreements and instruments as Administrative Agent, or any Bank through Administrative Agent, may reasonably request.

Borrower may request in writing that Administrative Agent release, and, at Borrower’s expense, upon receipt of such request Administrative Agent shall release (pursuant to customary release documentation or as may be reasonably requested by Borrower), a Guarantor from the Guaranty so long as: (i) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding sentence; (ii) no Default under Section 9.01(1) or Event of Default shall then be in existence or would occur as a result of such release; (iii) the representations and warranties of Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such release (except (x) in those cases where such representation or warranty expressly relates to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) or is contained in Section 5.18(b) or Section 5.25(a) or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein), (y) that for purposes of this Section 6.10, the representations and warranties contained in clauses (a) and (b) of Section 5.15 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.09 and (z) for changes in factual circumstances not prohibited hereunder); and (iv) Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to Administrative Agent) prior to the requested date of release. Delivery by Borrower to Administrative Agent of any such request shall constitute a representation by Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

ARTICLE VII

NEGATIVE COVENANTS

So long as this Agreement is in effect:

SECTION 7.01. Mergers, Etc.

(a)            Borrower shall not merge or consolidate, or permit any other Loan Party to merge or consolidate, with, or permit General Partner to merge or consolidate with any other Person, except (i) where Borrower or General Partner, or in the case of any other Loan Party, another Loan Party, is the surviving entity, (ii) in a transaction the purpose of which is to redomesticate such entity in another United States jurisdiction, and no Default or Event of Default has occurred and is continuing or (iii) that a Guarantor may merge or consolidate with or into any other Loan Party or any other Person; provided, however, that, in the case of this clause (iii):

(1)            (A) immediately prior to entering into such transaction, no Default or Event of Default shall exist and (B) at the time of, and immediately thereafter and after giving effect to such transaction, no Event of Default arising under Section 9.01(1) or 9.01(5) shall have occurred and be continuing, nor, as the result of the occurrence of any other Event of Default, have the Obligations been accelerated pursuant to Section 9.02;

(2)            if the surviving entity is required to be a Guarantor pursuant to Section 6.10, such surviving entity shall be a Guarantor or shall become a Guarantor in accordance with the applicable requirements of Section 6.10; and

(3)            in the case of the entry into any transaction of merger or consolidation with a Person other than a Loan Party or a Subsidiary which transaction or series of related transactions shall have a Fair Market Value in excess of Fifty Million Dollars ($50,000,000), not later than the date on which such transaction is entered into: (A) Borrower shall have given Administrative Agent and the Banks written notice of the entry into such transaction; and (B) Borrower shall have delivered to Administrative Agent a pro forma compliance certificate of the type required by paragraph (3) of Section 6.09, evidencing the continued compliance by the Loan Parties with the financial covenants contained in Article VIII, after giving effect to such transaction or series of transactions; provided, however, that in the event that the obligation of any Guarantor to consummate such transaction is subject to a financing condition or the obtaining of the requisite approval of the Banks under this Agreement, the certificate required by this clause (B) shall not be required to be delivered until the date on which such transaction is consummated;

(b)            Borrower shall not, and shall not permit any other Loan Party or General Partner to, Dispose of all or substantially all of Borrower’s or General Partner’s or any other Loan Party’s assets, except (i) in the case of a Disposition of all or a substantial part of the assets of a Loan Party (other than Borrower) where Borrower or any other Loan Party is the transferee of such assets, and no Default or Event of Default has occurred and is continuing or (ii) in the case of any such transaction or series of related transactions involving assets, capital stock or other Equity Interests of a Guarantor being Disposed of to any other Person that is not a Loan Party, with such assets, capital stock or other Equity Interests having a Fair Market Value of not more than Fifty Million Dollars ($50,000,000), or, if more than such amount:

(1)            Borrower shall have, not later than the date of such transaction or series of related transactions, (A) given Administrative Agent and the Banks written notice of such transaction or series of related transactions and (B) delivered to Administrative Agent a pro forma compliance certificate of the type required by paragraph (3) of Section 6.09, evidencing the continued compliance by the Loan Parties with the financial covenants contained in Article VIII, after giving effect to such transaction or series of transactions, and

(2)            immediately prior to any such transaction or series of related transactions, and immediately thereafter and after giving effect to such transaction or series of related transactions, no Event of Default arising under Section 9.01(1) or 9.01(5) shall have occurred and be continuing, nor, as the result of the occurrence of any other Event of Default, have the Obligations been accelerated pursuant to Section 9.02; provided, that, in each case described in this Section 7.01, if any Loan Party that is a limited liability company consummates a Division, each Division Successor shall be required to comply with the obligations set forth in Section 6.10; and

(c)            None of Borrower, General Partner or any other Loan Party, shall liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or discontinue its business, except that a Guarantor (other than General Partner) may liquidate, wind up or dissolve or discontinue a business so long as the continued entity is a Guarantor if required pursuant to Section 6.10 or Borrower.

SECTION 7.02. Distributions. Borrower shall not make any Restricted Payment to General Partner except that Borrower may declare and make Restricted Payments to General Partner; provided, that:

(a)            if a Default or Event of Default resulting from noncompliance with any of the provisions of Article VIII exists, Borrower shall not, and shall not permit any Subsidiary to, declare or make any Restricted Payments to General Partner other than:

(i)             the declaration and making of cash distributions to General Partner and other holders of partnership interests in Borrower with respect to any fiscal year to the extent necessary for General Partner to distribute an aggregate amount not to exceed the minimum amount necessary for General Partner to avoid (x) an Event of Default under Section 9.01(8)(ii) and (y) income or excise tax under the Code; and

(ii)            Borrower may make repurchases, retirement or other acquisition of Equity Interests in General Partner, Borrower or any Subsidiary pursuant to any employee or director/trustee equity or stock option plan entered into in the ordinary course of business;

(b)            if a Default or Event of Default, in each case, specified in Section 9.01(1) or Section 9.01(5) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 9.02, Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to Borrower or any Subsidiary (except that, in the case of a Subsidiary that is not a Wholly Owned Subsidiary, distributions are made only to holders of Equity Interests in such Subsidiary ratably according to the holders’ respective holdings of the type of Equity Interest in respect of which such distributions are being made); and

(c)            notwithstanding the foregoing in paragraphs (a) and (b) above, Borrower may make Restricted Payments in an amount sufficient to pay customary and reasonable administrative and legal costs and expenses, including, without limitation, audit expenses, of the Parent Entities in connection with the maintenance of its respective legal existence as a publicly traded company.

SECTION 7.03. Amendments to Organizational Documents. Borrower shall not directly or indirectly, amend, modify, supplement or otherwise change, cancel, terminate or waive in any respect Borrower’s agreement of limited partnership or other organizational documents in any manner that would adversely affect in any material respect any rights or interests of Administrative Agent, any of the Fronting Banks or any of the Banks hereunder or under any of the other Loan Documents without the Required Banks’ consent. Without limitation of the foregoing, no Person shall be admitted as a general partner of Borrower other than General Partner.

SECTION 7.04.Activities of General Partner.

(a)            General Partner Assets. For so long as General Partner is not a Guarantor, Borrower shall not permit General Partner or any Subsidiary of General Partner that owns, directly or indirectly, any Equity Interests of Borrower (each, a “Parent Entity”) to own any assets other than:

(i)            Equity Interests in any other Parent Entity that is a Wholly Owned Subsidiary of General Partner or Borrower;

(ii)           cash and other assets of nominal value incidental to its status as a public company or its ownership of the Equity Interests described in clause (i) of this Section 7.04(a);

(iii)          assets maintained on a temporary or pass-through basis that are held (x) for subsequent payment of dividends, repurchase or redemption of Equity Interests in General Partner, or repayment of Debt of General Partner or other satisfaction of obligations of General Partner not prohibited by this Agreement or any other Loan Document or (y) for contribution to Borrower or any of its Subsidiaries, in each case, for a period not in excess of ten (10) Business Days for any such asset;

(iv)          customary contract rights (x) related to General Partner’s status as a public company and the general partner of Borrower or (y) arising pursuant to any merger, purchase, acquisition or other similar agreement in relation to transactions permitted under this Agreement; or

(v)           other assets with an aggregate book value not to exceed Fifty Million Dollars ($50,000,000).

(b)            General Partner Liabilities. For so long as General Partner is not a Guarantor, Borrower shall not permit any Parent Entity to incur, assume or permit to exist any liabilities other than:

(i)            liabilities incidental to its status as a publicly traded REIT under the Code and not constituting liabilities in respect of Debt for borrowed money (including liabilities associated with employment contracts, executive officer and director indemnification agreements and employee benefit matters), indemnification obligations pursuant to purchase and sale agreements, tax liabilities and legacy liabilities arising pursuant to contracts entered into in the ordinary course of business prior to (and not in contemplation of) this Agreement or any other Loan Document;

(ii)           nonconsensual obligations imposed by operation of applicable Law;

(iii)          other immaterial obligations, immaterial intercompany obligations or other intercompany obligations owing by any Parent Entity to Borrower or any Subsidiary of Borrower;

(iv)          customary payment and indemnity liabilities under banker engagement letters;

(v)           customary contract rights, and to the extent not constituting Debt, customary liabilities arising pursuant to merger, purchase, acquisition or similar agreements in relation to transactions otherwise permitted hereunder;

(vi)          liabilities arising under preferred Equity Interests (other than Mandatorily Redeemable Stock) issued by the General Partner; and

(vii)         to the extent not constituting Debt, (x) liabilities that may be satisfied solely by the issuance of Equity Interests (other than Mandatorily Redeemable Stock) of the General Partner and (y) liabilities in connection with forward sale agreements and forward purchase agreements and other stock buyback arrangements, in the case of each of clause (x) and (y), in connection with transactions otherwise permitted hereunder.

(c)            Parent Entity Business Activities. For so long as General Partner is not a Guarantor, Borrower shall not permit any Parent Entity to engage in any business or activity other than the ownership of outstanding Equity Interests of any other Parent Entity or Borrower and Borrower’s Subsidiaries, the issuance and sale of its Equity Interests and, in each case, activities incidental thereto or incidental to the ownership of assets and liabilities permitted under clauses (a) and (b) above, and subject to exceptions consistent with the exceptions set forth under clauses (a) and (b) above (subject, in clause (a)(v) above, to the maximum aggregate amount set forth in such clause).

(d)            Contribution of Indebtedness or Equity Proceeds. The Parent Entities shall cause 100% of the net cash proceeds received (including into escrow) from the incurrence of Debt (including hybrid securities and debt securities convertible to equity) or the issuance of Equity Interests by any Parent Entity to be contributed to Borrower within ten (10) Business Days of receipt thereof.

(e)            Cure Period and Parent Entity Guaranty Trigger Event. If at any time any of the requirements set forth in the preceding Section 7.04(a)-(d) are not satisfied, each Parent Entity shall promptly and in any event within five (5) Business Days of the earlier of (A) the first date a Responsible Officer of a Parent Entity or Borrower obtains knowledge that such requirements were not satisfied or (B) the date upon which Borrower has received written notice that such requirements were not satisfied by Administrative Agent, either (i) satisfy such requirements or (ii) deliver to Administrative Agent each of the following in form and substance satisfactory to Administrative Agent: (x) an Accession Agreement (or if the Guaranty is not then in effect, the Guaranty) executed by such Parent Entity and (y) the items that would have been delivered under Section 4.01(b)(3) through (8) and (10) if such Parent Entity had been a Loan Party on the Closing Date.

SECTION 7.05. Use of Proceeds and Letters of Credit.

(a)            Borrower will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01(b) or subject to any restriction contained in any agreement or instrument between Borrower and any Bank or any Affiliate of any Bank relating to Indebtedness and within the scope of Section 9.01(4) will be margin stock. Borrower will not use the proceeds of any Loan or Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(b)            Neither General Partner nor Borrower shall use, and shall procure that none of its or their Subsidiaries shall use, any proceeds of the Loans or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7.06. Transactions with Affiliates. Borrower shall not permit to exist or enter into, or permit any Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than any Parent Entity, Borrower, any other Loan Party or any Subsidiary), except:

(a)            transactions upon fair and reasonable terms which are no less favorable to Borrower or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(b)            Restricted Payments permitted under Section 7.02;

(c)            transactions permitted by Section 7.04;

(d)            [reserved];

(e)            transactions constituting investments by Borrower or any Subsidiary in any UJV that are not otherwise prohibited under the Loan Documents; and

(f)             transactions permitted or approved in accordance with the Related Party Transaction Policy.

ARTICLE VIII

FINANCIAL COVENANTS

So long as this Agreement is in effect, Borrower shall not permit or suffer:

SECTION 8.01. Ratio of Total Outstanding Indebtedness to Capitalization Value. Total Outstanding Indebtedness to exceed sixty percent (60%) of Capitalization Value, each measured as of the most recently ended fiscal quarter. For purposes of this Section 8.01 only:

(i)             Total Outstanding Indebtedness shall be adjusted by deducting therefrom an amount equal to Unrestricted Cash and Cash Equivalents;

(ii)            Capitalization Value shall be adjusted by deducting therefrom the amount by which Total Outstanding Indebtedness is reduced under the immediately preceding clause (i);

(iii)           for purposes of determining Capitalization Value costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA; and

(iv)           for purposes of clause (i) above, Unrestricted Cash and Cash Equivalents shall be (x) adjusted to deduct therefrom Ten Million Dollars ($10,000,000) and (y) calculated without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.

SECTION 8.02. Ratio of Combined EBITDA to Fixed Charges. The ratio of Combined EBITDA to Fixed Charges, each measured as of the most recently ended fiscal quarter, to be less than 1.50 to 1.00.

SECTION 8.03. Ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense. The ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense, each measured as of the most recently ended fiscal quarter, to be less than 1.75 to 1.00.

SECTION 8.04. Ratio of Unsecured Indebtedness to Capitalization Value of Unencumbered Assets. Unsecured Indebtedness to exceed sixty percent (60%) of Capitalization Value of Unencumbered Assets, each measured as of the most recently ended fiscal quarter. For purposes of this Section 8.04 only:

(i)             Unsecured Indebtedness shall be adjusted by deducting therefrom an amount equal to Unrestricted Cash and Cash Equivalents or such lesser amount of Unrestricted Cash and Cash Equivalents as Borrower shall specify solely for this purpose (the “Unsecured Indebtedness Adjustment”);

(ii)            Capitalization Value of Unencumbered Assets shall be adjusted by deducting therefrom the Unsecured Indebtedness Adjustment;

(iii)           for purposes of determining Capitalization Value of Unencumbered Assets, costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA; and

(iv)           for purposes of clause (i) above, Unrestricted Cash and Cash Equivalents shall be (x) adjusted to deduct therefrom the sum of Ten Million Dollars ($10,000,000) plus the amount of any Unrestricted Cash and Cash Equivalents used to determine the Secured Indebtedness Adjustment in Section 8.05, and (y) calculated without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.

SECTION 8.05. Ratio of Secured Indebtedness to Capitalization Value. The ratio of Secured Indebtedness to Capitalization Value, each measured as of the most recently ended fiscal quarter, to exceed 50%. For purposes of this Section 8.05 only:

(i)             Secured Indebtedness shall be adjusted by deducting therefrom an amount equal to Unrestricted Cash and Cash Equivalents or such lesser amount of Unrestricted Cash and Cash Equivalents as Borrower shall specify solely for this purpose (the “Secured Indebtedness Adjustment”);

(ii)            Capitalization Value shall be adjusted by deducting therefrom the Secured Indebtedness Adjustment;

(iii)           for purposes of determining Capitalization Value, costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA; and

(iv)           for purposes of clause (i) above, Unrestricted Cash and Cash Equivalents shall be (x) adjusted to deduct therefrom the sum of Ten Million Dollars ($10,000,000) plus the amount of any Unrestricted Cash and Cash Equivalents used to determine the Unsecured Indebtedness Adjustment in Section 8.04, and (y) calculated without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.

SECTION 8.06. Debt of General Partner. Notwithstanding anything contained herein to the contrary, any Debt of General Partner shall be deemed to be Debt of Borrower (provided that the same shall be without duplication), for purposes of calculating the financial covenants set forth in this Article VIII.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.01. Events of Default. Any of the following events shall be an “Event of Default”:

(1)            If Borrower shall fail to pay the principal of any Loans or reimburse any drawing on a Letter of Credit as and when due; or fail to pay interest accruing on any Loans as and when due and such failure to pay shall continue unremedied for five (5) Business Days after the due date of such amount; or fail to pay any fee or any other amount due under this Agreement or any other Loan Document as and when due and such failure to pay shall continue unremedied for five (5) Business Days after notice by Administrative Agent of such failure to pay;

(2)            If any representation or warranty made or deemed made by Borrower or any other Loan Party in this Agreement or in any other Loan Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with a Loan Document shall prove to have been incorrect in any material respect (or in any respect to the extent qualified by Material Adverse Change or other materiality qualifier) on or as of the date made or deemed made;

(3)            If Borrower shall fail (a) to perform or observe any term, covenant or agreement contained in Section 6.01, 6.09(7), Article VII or Article VIII; or (b) to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document (other than obligations specifically referred to elsewhere in this Section 9.01) and such failure shall remain unremedied for thirty (30) consecutive calendar days after the date upon which Borrower has received written notice of such failure from Administrative Agent; provided, however, that if any such default under clause (b) above cannot by its nature be cured within such thirty (30) day grace period and so long as Borrower shall have commenced cure within such thirty (30) day grace period and shall, at all times thereafter, diligently prosecute the same to completion, Borrower shall have an additional period to cure such default; provided, however, that, in no event is the foregoing intended to effect an extension of any Maturity Date;

(4)            If Borrower or any Subsidiary that owns, directly or indirectly, any Unencumbered Asset, shall fail (a) to pay any Debt (other than the payment obligations described in paragraph (1) of this Section 9.01 or obligations that are Without Recourse to Borrower) the Recourse portion of which to Borrower is an amount equal to or greater than Fifty Million Dollars ($50,000,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after the expiration of any applicable grace period, or (b) to perform or observe any material term, covenant, or condition under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or the lapse of time, or both (other than in cases where, in the judgment of the Required Banks, meaningful discussions likely to result in (i) a waiver or cure of the failure to perform or observe, or (ii) otherwise averting such acceleration are in progress between Borrower and the obligee of such Debt), the maturity of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled or otherwise required prepayment, repurchase or defeasance not triggered by such failure, or customary non-default events, such as mandatory prepayments triggered by asset sales or casualty events), prior to the stated maturity thereof;

(5)            If Borrower, General Partner, any Guarantor or any other Subsidiary (other than a Subsidiary that does not own, in whole or in part, directly or indirectly, any Unencumbered Assets) shall (a) generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; (b) make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; (c) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (d) have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed or unstayed for a period of sixty (60) days or more; (e) be the subject of any proceeding under which all or a substantial part of its assets may be subject to seizure, forfeiture or divestiture by any governmental entity; (f) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (g) suffer any such custodianship, receivership or trusteeship for all or any substantial part of its property, to continue undischarged for a period of sixty (60) days or more;

(6)            If one or more judgments, decrees or orders for the payment of money in excess of Fifty Million Dollars ($50,000,000) in the aggregate shall be rendered against Borrower, General Partner, any Guarantor or any other Subsidiary that owns, directly or indirectly, any Unencumbered Asset, and any such judgments, decrees or orders shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal (excluding (x) amounts for which insurance coverage has not been denied by the applicable carrier and (y) judgments, decrees or orders in respect of Debt that is Without Recourse to Borrower or General Partner), or such earlier date as any Person shall commence enforcement of such judgment, decree or order;

(7)            If any of the following events shall occur or exist with respect to any Plan or Multiemployer Plan (as applicable): (a) any Prohibited Transaction; (b) any Reportable Event; (c) the filing under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or Multiemployer Plan or the termination of any Plan or Multiemployer Plan; (d) the complete or partial withdrawal from a Multiemployer Plan (or receipt of a notice under Section 4219 of ERISA of withdrawal liability with respect to a Multiemployer Plan) by Borrower, its Subsidiaries, General Partner or any ERISA Affiliate from a Multiemployer Plan; (e) the determination that a Multiemployer Plan is in “endangered status” or “critical status”; (f) the receipt of a notice from a Multiemployer Plan that it is in “insolvency”; (g) receipt of notice of an application by the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan or Multiemployer Plan, or the institution by the PBGC of any such proceedings; (h) Borrower, its Subsidiaries, General Partner or any ERISA Affiliate fails to meet the minimum funding standards under Section 412 of the Code or a condition exists which gives rise to imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA, and in each case above, if either (1) such event or conditions, if any, result in Borrower, its Subsidiaries, General Partner or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, a Multiemployer Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate exceeds or is reasonably likely to exceed Fifty Million Dollars ($50,000,000), and the same continues unremedied or unpaid for a period of forty-five (45) consecutive days or (2) such event or conditions, if any, is reasonably likely to result in Borrower, its Subsidiaries, General Partner or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, a Multiemployer Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate exceeds or may exceed Fifty Million Dollars ($50,000,000) and such event or condition is unremedied, or such tax, penalty or other liability is not reserved against or the payment thereof otherwise secured to the reasonable satisfaction of Administrative Agent, for a period of forty-five (45) consecutive days after notice from Administrative Agent;

(8)            If General Partner shall fail at any time to (i) maintain at least one class of its common shares which has trading privileges on the New York Stock Exchange or the American Stock Exchange or is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or (ii) maintain its status as a self-directed and self-administered REIT, and in either case such failure shall remain unremedied for thirty (30) consecutive calendar days after notice thereof;

(9)            Intentionally Omitted;

(10)          If at any time assets of Borrower or General Partner constitute “plan assets” of a Benefit Plan;

(11)          Intentionally Omitted;

(12)          If Borrower or any other Loan Party shall disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except, in each case, as a result of the express terms thereof or as Administrative Agent may approve in writing);

(13)          If any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40.0% of the total voting power of the then outstanding voting stock of General Partner;

(14)          If, during any period of 12 consecutive months ending after the Closing Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of General Partner (together with any new trustees whose election by such Board of Trustees or whose nomination for election by the shareholders of General Partner was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of General Partner then in office;

(15)          If General Partner shall cease to own or control, directly or indirectly, more than 50% of the outstanding Equity Interests of Borrower; or

(16)          If General Partner, or a Wholly Owned Subsidiary of General Partner, shall cease to be the sole general partner of Borrower or shall cease to have the sole and exclusive power to exercise all management and control over Borrower substantially in the same manner as provided for in Borrower’s partnership agreement as in effect on the Closing Date.

Notwithstanding the foregoing, in the event of a Default or Event of Default arising as a result of the determination of any asset, Consolidated Business or UJV as an Unencumbered Asset at any particular time of reference, if such Default or Event of Default is capable of being cured solely by the exclusion of such asset, Consolidated Business or UJV as an Unencumbered Asset, Borrower shall be permitted a period not to exceed fifteen (15) days from the earlier of (x) the date upon which a Responsible Officer of Borrower obtains knowledge of such Default or Event of Default (as applicable) or (y) the date upon which Borrower has received written notice of such Default or Event of Default from Administrative Agent to remove such asset, Consolidated Business or UJV as an Unencumbered Asset upon delivery by Borrower to Administrative Agent of each of the following: (i) written notice thereof and (ii) a compliance certificate excluding such asset, Consolidated Business or UJV as an Unencumbered Asset and evidencing compliance with the financial covenants for the periods such asset, Consolidated Business or UJV was determined to be an Unencumbered Asset.

SECTION 9.02. Remedies. If any Event of Default shall occur and be continuing, Administrative Agent shall, (a) upon request of, or may, with the consent of, the Required Banks, by notice to Borrower, (1) terminate the applicable Loan Commitments of such Banks, whereupon such Loan Commitments shall terminate and such Banks (including the Fronting Banks) shall have no further obligation to extend credit hereunder; and/or (2) declare the unpaid balance of the applicable Loans, all interest thereon and all other Guaranteed Obligations related to such Loans payable under this Agreement to be forthwith due and payable, whereupon such balance, all such interest and all such Guaranteed Obligations due under this Agreement shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower; and/or (3) exercise any remedies provided in any of the Loan Documents or by law; and/or (b) upon request of, or may, with the consent of, the Required Revolving Credit Banks, require the deposit of Cash Collateral for the Letters of Credit pursuant to Section 2.17(o); provided, however, that upon the occurrence of any Event of Default specified in Section 9.01(5), the Loan Commitments shall automatically terminate (and the Banks and the Fronting Banks shall have no further obligation to extend credit hereunder) and the unpaid balance of the Loans, all interest thereon and all other Guaranteed Obligations payable under this Agreement shall automatically be and become forthwith due and payable, and the obligations to deliver Cash Collateral for the Letters of Credit pursuant to Section 2.17(o) shall automatically become effective without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower.

SECTION 9.03. Allocation of Proceeds. If an Event of Default exists, all payments received by Administrative Agent (or any Bank as a result of its exercise of remedies permitted under Section 12.08) under any of the Loan Documents in respect of any Guaranteed Obligations shall be applied in the following order and priority:

(i)            to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees then due and payable in accordance with the Loan Documents and amounts payable under Article III and Section 10.13, payable to Administrative Agent in its capacity as such;

(ii)           to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal, interest and amounts payable pursuant to clause (i) of Section 2.17(j)) then due and payable to the Banks and the Fronting Banks in their capacity as such in accordance with the Loan Documents, including reasonable attorney fees and amounts payable under Article III and Section 10.13, ratably among the Banks and the Fronting Banks in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)          to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid fees payable pursuant to clause (i) of Section 2.17(j) and interest on the Loans and Reimbursement Obligations, ratably among the Banks and the Fronting Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)          to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts and Specified Cash Management Agreements, ratably among the Banks, the Fronting Banks, the Specified Derivatives Providers and the Specified Cash Management Banks in proportion to the respective amounts described in this clause (vi) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to Administrative Agent to be held as provided in Section 2.17(o); and

(v)           the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by applicable Law.

Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts and Specified Cash Management Agreements shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Specified Derivatives Provider or Specified Cash Management Bank, as the case may be. Each Specified Derivatives Provider or Specified Cash Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Bank” party hereto.

SECTION 9.04. Performance by Administrative Agent. If Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Administrative Agent may, after notice to Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, Borrower shall, at the request of Administrative Agent, promptly pay any amount reasonably expended by Administrative Agent in such performance or attempted performance to Administrative Agent, together with interest thereon at the applicable Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither Administrative Agent nor any Bank shall have any liability or responsibility whatsoever for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

SECTION 9.05. Rights Cumulative.

(a)            The rights, remedies, powers or privileges of Administrative Agent, the Fronting Banks and the Banks under this Agreement and each of the other Loan Documents, of the Specified Derivatives Providers under the Specified Derivatives Contracts, and of the Specified Cash Management Banks under the Specified Cash Management Agreements, shall be cumulative and not exclusive of any rights, remedies, powers or privileges which any of them may otherwise have under applicable Law. In exercising their respective rights, remedies, powers and privileges Administrative Agent, the Fronting Banks, the Banks, the Specified Derivatives Providers and the Specified Cash Management Banks may be selective and no failure or delay by any such Person in exercising any right, remedy, power or privilege shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other right, remedy, power or privilege.

(b)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Borrower and the other Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Article X for the benefit of all of the Banks and the Fronting Banks; provided that the foregoing shall not prohibit (i) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) a Fronting Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as a Fronting Bank) hereunder or under the other Loan Documents, (iii) any Specified Derivatives Provider or Specified Cash Management Bank from exercising the rights and remedies that inure to its benefit under any Specified Deriviatives Contract or Specified Cash Management Agreement, as applicable, (iv) any Bank from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 10.15), or (v) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Banks shall have the rights otherwise ascribed to Administrative Agent pursuant to Article X and (y) in addition to the matters set forth in clauses (ii), (iii), (iv) and (v) of the preceding proviso and subject to Section 10.15, any Bank may, with the consent of the Required Banks, enforce any rights and remedies available to it and as authorized by the Required Banks.

ARTICLE X

ADMINISTRATIVE AGENT; RELATIONS AMONG BANKS

SECTION 10.01. Appointment and Authority. Each of the Banks and the Fronting Banks hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of Administrative Agent, the Banks and the Fronting Banks, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 10.02. Rights of Agent as a Bank. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not acting as such Agent, and the term any “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Each Person serving as an Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust financial, advisory, underwriting or other business with, Borrower (and any Affiliates of Borrower) as if it were not acting as such Agent hereunder and without any duty to account therefor to the Banks or to provide notice or consent of the Banks with respect thereto. The Fronting Banks and the Banks acknowledge that, pursuant to such business activities, an Agent or its Affiliates may receive information regarding Borrower and its Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that no Agent shall be under any obligation to provide such information to the Fronting Banks or the Banks.

SECTION 10.03. Exculpatory Provisions. Administrative Agent, Bookrunners, Lead Arrangers, and Sustainability Structuring Agents, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent, Bookrunners, Lead Arrangers or Sustainability Structuring Agents, as applicable, and their respective Related Parties:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)            shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Bank or any Fronting Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, Administrative Agent, any Bookrunner, any Lead Arranger, any Sustainability Structuring Agent or any of their respective Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Banks by Administrative Agent herein;

(d)            shall not be liable for any action taken or not taken by Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.02 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to Administrative Agent by Borrower, a Bank or a Fronting Bank; and

(e)            shall not be responsible for or have any duty or obligation to any Bank or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 10.04. Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or a Fronting Bank, Administrative Agent may presume that such condition is satisfactory to such Bank or Fronting Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or Fronting Bank prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.05. Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 10.06. Resignation or Removal of Administrative Agent.

(a)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Banks may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and appoint a successor; provided, however, that so long as no Default under Section 9.01(1) or Section 9.01(5) or Event of Default exists, such appointment shall be subject to Borrower’s approval (such approval not to be unreasonably withheld or delayed) (except that Borrower shall, in all events, be deemed to have approved each Bank and any of its Affiliates as a successor Administrative Agent). If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Banks) (the “Removal Closing Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Closing Date.

(b)            Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Banks, Fronting Banks and Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default under Section 9.01(1) or Section 9.01(5) or Event of Default exists, be subject to Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that Borrower shall, in all events, be deemed to have approved each Bank and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation (or such earlier day as shall be agreed by the Required Banks) (the “Resignation Effective Date”), then the current Administrative Agent may (but shall not be obligated to), on behalf of the Banks and the Fronting Banks, appoint a successor Administrative Agent, which shall be a Bank, if any Bank shall be willing to serve, and otherwise shall be a Qualified Institution; provided that if Administrative Agent shall notify Borrower and the Banks that no Bank has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(c)            As of the Removal Closing Date or the Resignation Effective Date, as applicable, (1) Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made to each Bank and the Fronting Banks directly, until such time, if any, as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such the Banks and the Fronting Banks so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of Administrative Agent as if each such Bank or Fronting Bank were itself Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent (other than as provided in Section 10.13(f) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Closing Date, as applicable), and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.

(d)            Any resignation by or removal of an Administrative Agent shall also constitute its resignation or removal as a Fronting Bank by the Bank then acting as Administrative Agent (the “Resigning Bank”). If an Administrative Agent resigns as a Fronting Bank, it shall retain all the rights, powers, privileges and duties of a Fronting Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as a Fronting Bank and all Letter of Credit Liabilities with respect thereto, including the right to require the Banks to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.17(f). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Bank shall be discharged from all duties and obligations of a Fronting Bank hereunder and under the other Loan Documents and (ii) the successor Fronting Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Bank as Fronting Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Bank to effectively assume the obligations of the Resigning Bank with respect to such Letters of Credit. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

SECTION 10.07. Indemnification of Agents. Each Bank agrees to indemnify each Agent (to the extent such Agent (or any sub-agent thereof) is not reimbursed under Section 12.04 or under the applicable provisions of any other Loan Document, but without limiting the obligations of Borrower under Section 12.04 or such provisions), for its Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Section 12.04) or under the applicable provisions of any other Loan Document or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for (1) any of the foregoing to the extent they arise from the gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) of the party to be indemnified, (2) any loss of principal or interest with respect to the Loan of any Bank serving as an Agent or (3) any loss suffered by such Agent in connection with a swap or other interest rate hedging arrangement entered into with Borrower, and that no action taken in accordance with the written directions of the Required Banks (or all of the Banks, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.

SECTION 10.08. Non-Reliance on Agents and Other Banks. Each of the Banks and the Fronting Banks expressly acknowledges and agrees that no Agent, Bookrunner or Lead Arranger nor any of its respective Related Parties has made any representations or warranties to such Fronting Bank or such Bank and that no act by any Agent, Bookrunner or Lead Arranger hereafter taken, including consent to, and acceptance of any assignment or review of the affairs of General Partner, Borrower, any other Loan Party or any other Subsidiary or Affiliate thereof, shall be deemed to constitute any such representation or warranty by any Agent, Bookrunner or Lead Arranger to any Fronting Bank or any Bank as to any matter, including whether Administrative Agent, any Bookrunner or any Lead Arranger has disclosed material information in their (or their Related Parties’) possession. Each of the Banks and the Fronting Banks acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon any Agent, any Bookrunner, any Lead Arranger, any other Bank or counsel to Administrative Agent, or any of their respective Related Parties, and based on the financial statements of General Partner, Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of General Partner, Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Banks and the Fronting Banks also acknowledges that it will, independently and without reliance upon any Agent, any Bookrunner, any Lead Arranger, any other Bank or counsel to Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. No Agent shall be required to keep itself informed as to the performance or observance by Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Banks and the Fronting Banks by Administrative Agent under this Agreement or any of the other Loan Documents, Administrative Agent shall have no duty or responsibility to provide any Bank or Fronting Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of General Partner, Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of Administrative Agent or any of its Related Parties. Each of the Banks and the Fronting Banks acknowledges that Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to Administrative Agent and is not acting as counsel to any Bank or Fronting Bank. Each Bank and each Fronting Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Bank or Fronting Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Bank or Fronting Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Bank and each Fronting Bank agrees not to assert a claim in contravention of the foregoing. Each Bank and each Fronting Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Bank or such Fronting Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

SECTION 10.09. Failure of Administrative Agent to Act. Except for action expressly required of Administrative Agent hereunder, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include Cash Collateral) of the indemnification obligations of the Banks under Section 10.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. If any indemnity furnished by the Banks to Administrative Agent for any purpose shall, in the reasonable opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.

SECTION 10.10. Amendments Concerning Agency Function. Notwithstanding anything to the contrary contained in this Agreement, no Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties, rights, and/or function hereunder or thereunder unless it shall have given its prior written consent thereto.

SECTION 10.11. Liability of Administrative Agent. Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

SECTION 10.12. Transfer of Agency Function. Without the consent of Borrower or any Bank, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States, provided that Administrative Agent shall promptly notify in writing Borrower and the Banks thereof.

SECTION 10.13. Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 10.13) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for, Other Taxes.

(c)            Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 10.13, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d)            Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 10.13) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Recipient (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)            Indemnification by Banks. Each Bank shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Bank's failure to comply with the provisions of Section 12.05(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by Administrative Agent to such Bank from any other source against any amount due to Administrative Agent under this paragraph (e).

(f)            Status of Banks. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.13(f)(ii)(A),(B) and (D) below) shall not be required if in the applicable Bank's reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii)            Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A)           any Bank that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)              in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2)              in the case of a Foreign Bank claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(3)              in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" within the meaning of Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)             to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered pursuant to this Section 10.13 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Bank or a Fronting Bank, or have any obligation to pay to any Bank or any Fronting Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Bank or such Fronting Bank, as the case may be. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.13 (including by the payment of additional amounts pursuant to this Section 10.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 10.13 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will any indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to, or to apply for or seek a refund of any Taxes on behalf of, any indemnifying party or any other Person.

(h)            Survival. Each party's obligations under this Section 10.13 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)             Defined Terms. For purposes of this Section 10.13, the term “Bank” includes any Fronting Bank and the term “applicable law” includes FATCA.

SECTION 10.14. Pro Rata Treatment. Except to the extent otherwise provided:

(a)            each borrowing of Revolving Credit Loans from the Revolving Credit Banks under Sections 2.01(b) and 2.17(f) shall be made from the Revolving Credit Banks, each payment of the fees under Sections 2.08 and 2.17(j)(i) shall be made for the account of the Revolving Credit Banks, and each termination or reduction of the amount of the Revolving Credit Commitments under Section 2.15(a) shall be applied to the respective Revolving Credit Commitments of the Revolving Credit Banks, according to the amounts of their respective Pro Rata Shares;

(b)            each payment or prepayment of principal of Revolving Credit Loans shall be made for the account of the Revolving Credit Banks according to the amounts of their respective Pro Rata Shares; provided that, subject to Section 12.20, if immediately prior to giving effect to any such payment in respect of any Revolving Credit Loans the outstanding principal amount of the Revolving Credit Loans shall not be held by the Revolving Credit Banks in accordance with their respective Pro Rata Shares in effect at the time such Revolving Credit Loans were made, then such payment shall be applied to the Revolving Credit Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Credit Loans being held by the Revolving Credit Banks according to the amounts of their respective Pro Rata Shares;

(c)            each payment of interest on Revolving Credit Loans shall be made for the account of the Revolving Credit Banks pro rata in accordance with the amounts of interest on such Revolving Credit Loans then due and payable to the respective Revolving Credit Bank;

(d)            [intentionally omitted];

(e)            [intentionally omitted];

(f)             [intentionally omitted];

(g)            the Conversion and Continuation of Revolving Credit Loans (other than Conversions provided for by Sections 3.01 and 3.03) shall be made pro rata among the Revolving Credit Banks according to the amounts of their respective Pro Rata Shares;

(h)            [intentionally omitted]; and

(i)             the Revolving Credit Banks’ participation in, and payment obligations in respect of, Letters of Credit under Sections 2.17(e) shall be in accordance with their respective Pro Rata Shares.

SECTION 10.15. Sharing of Payments Among Banks. If a Bank shall obtain payment in respect of any principal of or interest on any Loan made by it, or the participations in Letter of Credit Liabilities held by it, through the exercise of any right of setoff, banker’s lien or counterclaim, or by any other means (including direct payment), and such payment results in such Bank receiving a greater payment than it would have been entitled to had such payment been paid directly to Administrative Agent for disbursement to the Banks, then such Bank shall promptly (a) notify Administrative Agent of such fact and (b) purchase for cash (at face value) from the other Banks participations in the Loans made by, and subparticipations in the Letter of Credit Liabilities of, the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 10.15 shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17(o) or (z) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Letters of Credit to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 10.15 shall apply). To such end the Banks shall make appropriate adjustments among themselves (by the resale of participations and subparticipations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Bank so purchasing a participation in the Loans made by other Banks may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct creditor of Borrower in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of Borrower.

SECTION 10.16. Possession of Documents. Each Bank shall keep possession of its own Notes. Administrative Agent shall hold all the other Loan Documents and related documents in its possession and maintain separate records and accounts with respect thereto, and shall permit the Banks and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.

SECTION 10.17. Syndication Agents, Documentation Agents and Sustainability Structuring Agents. The Banks serving as Syndication Agents, Documentation Agents or Sustainability Structuring Agents shall have no duties or obligations in such capacities. In addition, in acting as an Agent, no Bank will have any responsibility except as set forth herein and shall in no event be subject to any fiduciary or other implied duties. In addition the Sustainability Structuring Agents have not assumed and will not assume any advisory, agency or fiduciary responsibility in favor of Borrower.

SECTION 10.18. Sustainability Matters. The parties hereto acknowledge and agree that neither Administrative Agent nor any Sustainability Structuring Agent (a) makes any assurances whether this Agreement or any other Loan Document meets any criteria or expectations of Borrower or any Bank with regard to environmental or social impact and sustainability performance, or whether the characteristics of the KPI 1 (Renewable Energy Procurement) and KPI 2 (Green Certification) (including any environmental, social and sustainability criteria or any computation methodology) meet any industry standards for sustainability-linked credit facilities, or (b) has any responsibility for or liability in respect of reviewing, auditing or otherwise evaluating any calculation by Borrower of the KPI 1 (Renewable Energy Procurement), the KPI 2 (Green Certification), the KPI Metric Targets or any margin or fee adjustment (or any of the data or computations that are part of or related to any such calculation) set out in any Pricing Certificate (and Administrative Agent may rely conclusively on any such certificate, without further inquiry, when implementing any pricing adjustment).

SECTION 10.19. Certain ERISA Matters.

(a)            Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, that, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, Administrative Agent, each Lead Arranger and each Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)             such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Loan Commitments or this Agreement;

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Bank’s entrance into, participation in, administration of and performance of the Loans, this Agreement, and the Loan Commitments;

(iii)           (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, this Agreement and the Loan Commitments, (C) the entrance into, participation in, administration of and performance of the Loans, this Agreement and the Loan Commitments satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, this Agreement and the Loan Commitments; or

(iv)           such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Bank.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, Administrative Agent, each Lead Arranger, each Bookrunner and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of Administrative Agent, any Lead Arranger or any Bookrunner or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 10.20. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time Administrative Agent makes a payment hereunder in error to any Bank Recipient Party, whether or not in respect of an Obligation due and owing by Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Bank Recipient Party receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand, but in no event later than two (2) Business Days thereafter, the Rescindable Amount received by such Bank Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Each Bank Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Administrative Agent shall inform each Bank Recipient Party promptly upon determining that any payment made to such Bank Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE XI

NATURE OF OBLIGATIONS

SECTION 11.01. Absolute and Unconditional Obligations. Borrower acknowledges and agrees that its obligations and liabilities under this Agreement and under the other Loan Documents shall be absolute and unconditional irrespective of (1) any lack of validity or enforceability of any of the Guaranteed Obligations, any Specified Derivative Contract, any Specified Cash Management Agreement, any Loan Documents, or any agreement or instrument relating thereto; (2) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or consent to any departure from any Loan Documents or any other documents or instruments executed in connection with or related to the Guaranteed Obligations; (3) any exchange or release of any collateral, if any, or of any other Person from all or any of the Guaranteed Obligations; or (4) any other circumstances which might otherwise constitute a defense available to, or a discharge of, Borrower or any other Person in respect of the Guaranteed Obligations.

The obligations and liabilities of Borrower under this Agreement and the other Loan Documents shall not be conditioned or contingent upon the pursuit by any Bank or any other Person at any time of any right or remedy against Borrower, any other Loan Party or any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral or security or guarantee therefor or right of setoff with respect thereto.

SECTION 11.02. Non-Recourse to Principals and General Partner. This Agreement and the obligations hereunder and under the other Loan Documents are fully recourse to Borrower and the Guarantors. Unless General Partner becomes a Guarantor pursuant to Section 6.10 and subject to the limitations described below in this Section 11.02, notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with the Loans (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), and notwithstanding any applicable law that would make General Partner liable for the debts or obligations of Borrower, including as a general partner, no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the Principals or General Partner, and each Bank expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the Principals or General Partner or out of any assets of the Principals or General Partner, provided, however, that nothing in this Section shall be deemed to (1) release Borrower from any liability pursuant to, or from any of its obligations under, the Relevant Documents, or from liability for its fraudulent actions or fraudulent omissions; (2) release General Partner from personal liability arising outside of the terms of this Agreement for its, his or her own fraudulent actions, fraudulent omissions, misappropriation of funds, rents or insurance proceeds, gross negligence or willful misconduct; (3) constitute a waiver of any obligation evidenced or secured by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents; or (4) limit the right of Administrative Agent and/or the Banks to proceed against or realize upon any collateral hereafter given for the Loans and Letters of Credit or any and all of the assets of Borrower (notwithstanding the fact that General Partner has an ownership interest in Borrower and, thereby, an interest in the assets of Borrower) or to name Borrower (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against Borrower or any collateral hereafter given for the Loans, General Partner) as a party defendant in, and to enforce against any collateral hereafter given for the Loans and/or assets of Borrower any judgment obtained by Administrative Agent and/or the Banks with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Administrative Agent’s and/or the Banks’ rights against any collateral hereafter given for the Loans or Borrower, but not otherwise) or shall be enforced against General Partner or its assets.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01. Binding Effect of Request for Advance. Borrower agrees that, by its acceptance of any advance of proceeds of the Loans under this Agreement or the issuance of any Letter of Credit, it shall be bound in all respects by the request for advance or Letter of Credit submitted on its behalf in connection therewith with the same force and effect as if Borrower had itself executed and submitted the request for advance or Letter of Credit and whether or not the request for advance is executed and/or submitted by an authorized person.

SECTION 12.02. Amendments and Waivers.

(a)            Generally. Subject to Sections 1.08(g), 2.02(f) and 3.10 and paragraphs (b) and (c) of this Section 12.02, no amendment or material waiver of any provision of this Agreement or any other Loan Document nor consent to any material departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks and, solely for purposes of its acknowledgment thereof, Administrative Agent (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that subject to the immediately following subsection (b) any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Revolving Credit Banks, and not any other Banks, may be amended, and the performance or observance by Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Revolving Credit Banks (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto):

(b)            Additional Bank Consents. Notwithstanding the foregoing, no amendment, waiver or consent shall do any of the following:

(i)            forgive or reduce the principal of, or interest on, the Loans or any fees due hereunder or any other amount due hereunder or under any other Loan Document (other than a waiver of default interest and changes in calculation of the ratio of Total Outstanding Indebtedness to Capitalization Value that may indirectly affect pricing), in each case, without the written consent of each Bank directly and adversely affected thereby;

(ii)           change the definition of “Revolving Credit Maturity Date”, or, except as provided in Section 2.20, otherwise postpone any date fixed by this Agreement or any other Loan Document for any payment of, or forgive any scheduled payment of, principal of any Revolving Credit Loans, fees payable to the Revolving Credit Banks or any other Obligations owing to the Revolving Credit Banks, or permit the expiration date of any Letter of Credit to be later than the first anniversary of the Revolving Credit Maturity Date, in each case, without the written consent of each Revolving Credit Bank directly and adversely affected thereby;

(iii)          [intentionally omitted];

(iv)          subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation;

(v)           change the definition of Pro Rata Share or change Section 10.14 or 10.15 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Bank directly and adversely affected thereby;

(vi)          amend this Section 12.02 without the written consent of each Bank directly and adversely affected thereby;

(vii)         increase, decrease or extend the Revolving Credit Commitment of any Bank (or reinstate any Revolving Credit Commitment terminated pursuant to Section 9.02) or subject any of the Banks to any additional obligations without the written consent of such Bank (other than pursuant to Section 2.16, Section 3.07 or Section 2.20, and except for a ratable decrease in the Revolving Credit Commitments of all Revolving Credit Banks);

(viii)        waive any default in payment under paragraph (1) of Section 9.01 or any default under paragraph (5) of Section 9.01 with respect to Borrower, any other Loan Party or General Partner, in each case, without the written consent of all of the Banks;

(ix)          release all or substantially all of the Guarantors (other than as provided in Section 6.10) without the written consent of all of the Banks;

(x)           change the definition of Required Banks or except as otherwise provided in the following clause (xi), make any other modification that reduces the number or percentage of the Banks required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of all of the Banks;

(xi)          change the definition of the term “Required Revolving Credit Banks” or modify the Loan Documents in any other manner that reduces the number or percentage of the Revolving Credit Banks required to make any determinations or waive any rights hereunder or to modify any provision hereof solely with respect to the Revolving Credit Banks without the written consent of each Revolving Credit Bank; or

(xii)         permit the assignment or transfer by Borrower of any of its rights or obligations hereunder or under any other Loan Document except in a transaction permitted (with or without the Required Banks’ consent) pursuant to Section 7.01 without the written consent of all of the Banks; and

provided further, that (A) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Banks required above, modify, change, waive or consent to any departure from, or have the effect of modifying, changing, waiving or consenting to any departure from, Section 3.10, any term defined in such section, any term defined in any other section or provision in this Agreement relating to Daily Simple SOFR, SOFR, Term SOFR or any Successor Rate, or any term or provision relating to the replacement of any such rate or Successor Rate, and (B) an amendment, waiver or consent relating to the Letters of Credit (including any letter of credit application; provided that the provisions of this Agreement shall prevail if there is an inconsistency between this Agreement and such amendment, waiver or consent to a letter of credit application) shall only be binding if in writing and signed by the Fronting Banks affected thereby. Any advance of proceeds of the Loans made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Administrative Agent and the Banks, shall not constitute a waiver of the requirement that all conditions, including the non-performed conditions, shall be required with respect to all future advances. No failure on the part of Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(c)            Notwithstanding anything to the contrary herein

(i)            if Administrative Agent and Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, Administrative Agent and Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Banks and the Fronting Banks. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement. Administrative Agent shall notify the Banks and the Fronting Banks of any such amendment;

(ii)           this Agreement may be amended (or amended and restated) with only the written consent of Administrative Agent and Borrower (a) to provide for the making of any Incremental Increase as contemplated by Section 2.16 and to permit the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Banks in respect of such Incremental Increase in any determination of the Required Banks; and

(iii)          this Agreement may be amended and restated without the consent of any Bank (but with the consent of Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Bank shall no longer be a party to this Agreement (as so amended and restated), the Loan Commitments of such Bank shall have terminated, such Bank shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

SECTION 12.03. Survival; Termination. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Bank may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Guaranteed Obligations hereunder are outstanding and unpaid. At such time as (a) all of the Loan Commitments have been terminated, (b) all Letters of Credit have terminated or expired (other than Letters of Credit the expiration dates of which extend beyond the Revolving Credit Maturity Date as permitted under Section 2.17(d) and in respect of which Borrower has satisfied the requirements of such Section and Section 2.17(o)), (c) none of the Banks is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as hereafter provided in this Section 12.03 and contingent indemnification obligations that have not been asserted) have been paid and satisfied in full, this Agreement shall terminate. Promptly following such termination, each Bank shall promptly return to Borrower any Note issued to such Bank. The provisions of Sections 3.01, 3.05, 3.06, 10.13, 12.14 and 12.15, the indemnities to which Administrative Agent, the Fronting Banks and the Banks are entitled under Sections 10.05 and 12.04, and any other provision of this Agreement and the other Loan Documents, and (for as long as any Letters of Credit remain outstanding) the provisions of Sections 2.17(d) and 2.17(o), shall continue in full force and effect and shall protect Administrative Agent, the Fronting Banks and the Banks (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement. Upon Borrower’s request, Administrative Agent agrees to deliver to Borrower, at Borrower’s sole cost and expense, written confirmation of the foregoing termination.

SECTION 12.04. Expenses; Indemnification.

(a)            Borrower agrees (a) to pay or reimburse Administrative Agent and, solely in connection with the initial closing and syndication of the facilities hereunder, the Bookrunners, for all of its and their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including, without limitation, in respect of any notice given by Borrower under Section 2.16, whether or not the requested increase is actually effected), and the consummation of the transactions contemplated thereby, including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to Administrative Agent and all reasonable and documented out-of-pocket costs and expenses of Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) without duplication of the provisions of Section 2.17(k), to pay to each Fronting Bank all reasonable and documented out-of-pocket costs and expenses incurred by such Fronting Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse Administrative Agent, the Bookrunners, the Lead Arrangers, the Fronting Banks and the Banks for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable and documented out-of-pocket fees, disbursements and other charges of their respective counsel and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to Administrative Agent, any Lead Arranger, any Bookrunner, any Fronting Bank and any Bank incurred in connection with the representation of Administrative Agent, such Lead Arranger, any Bookrunner, such Fronting Bank or such Bank in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 9.01(5), including, without limitation, (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor in possession financing or any plan of reorganization of Borrower or any other Loan Party, whether proposed by Borrower, such Loan Party, the Banks or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. Notwithstanding the foregoing, (i) the obligation to reimburse Administrative Agent, the Lead Arrangers, the Bookrunners, the Banks and the Fronting Banks for fees and expenses of counsel in connection with the matters described in clauses (a), (c) and (d) above shall be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to Administrative Agent, the Lead Arrangers, the Bookrunners, the Fronting Banks and the Banks and, if reasonably necessary, a single local counsel for Administrative Agent, the Fronting Banks and the Banks in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Bank similarly situated and (ii) except to the extent otherwise agreed among Borrower, the Bookrunners, the Lead Arrangers and Administrative Agent, Borrower is not responsible for costs, expenses and charges incurred by the Bank Parties in connection with the administration or syndication of the Loans (other than any administration fee payable to Administrative Agent). Other than to the extent constituting a condition to the Closing Date set forth in Section 4.01, all reimbursement obligations pursuant to this Section 12.04(a) shall be due and payable not later than fifteen (15) Business Days following receipt of a reasonably detailed invoice therefor.

(b)            Borrower agrees to indemnify Administrative Agent, each Bookrunner, each Lead Arranger, each Sustainability Structuring Agent, each Bank, Affiliates of the foregoing, and their respective Related Parties (each such Person being called an “Indemnified Party”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnified Party) incurred by any of them or asserted against any Indemnified Party by any Person (including General Partner, Borrower or any other Loan Party) arising out of, in connection with, as a result of or by reason of (v) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby or thereby by Borrower (including, without limitation, the Indemnified Party’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 10.13), (w) the use of the proceeds of the Loans or Letters of Credit, directly or indirectly, by Borrower (including any refusal by any Fronting Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (x) any claims by brokers due to acts or omissions by Borrower, (y) any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) (an “Indemnity Proceeding”) relating to any actual or proposed use by Borrower of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of third-party counsel incurred in connection with any such investigation or litigation or other proceedings or (z) third party claims or actions against any Bank or Administrative Agent relating to or arising from this Agreement and the transactions contemplated pursuant to this Agreement, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY; provided, however, that Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this Section 12.04 to the extent arising from (A) the gross negligence, bad faith or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (B) a material breach by such Indemnified Party of its obligations under the Loan Documents, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (C) any dispute solely among Indemnified Parties (except in connection with claims or disputes (1) against Administrative Agent and/or any Bookrunner or any Lead Arranger in their respective capacities relating to whether the conditions to any advance have been satisfied, (2) against Administrative Agent, any Bookrunner and/or any Lead Arranger in their respective capacities with respect to a Defaulting Lender or the determination of whether a Bank is a Defaulting Lender, (3) against Administrative Agent, any Bookrunner and/or any Lead Arranger in their respective capacities as such and (4) directly resulting from any act or omission on the part of General Partner, Borrower, any other Loan Party or any other Subsidiary of any of the foregoing), and (D) tax and yield maintenance matters otherwise addressed in Sections 3.01, 3.05, 3.06 and 10.13.

(c)            If and to the extent that the obligations of Borrower under this Section are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

(d)            The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments.

(e)            An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) Borrower has provided evidence reasonably satisfactory to such Indemnified Party that Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed).

SECTION 12.05. Assignment; Participation.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, provided that neither Borrower, General Partner nor any other Loan Party may, except as otherwise provided in Section 7.01, assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of Administrative Agent and each Bank, and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to a Qualified Institution in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Except as otherwise provided under Section 12.04, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of a Fronting Bank that issues any Letter of Credit), Participants to the extent provided in the following subsection (d) and, to the extent expressly contemplated hereby, the Affiliates and their respective directors, officers, employees, agents and advisors of each of Administrative Agent, the Fronting Banks and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Banks. Any Bank may at any time assign to one or more Qualified Institutions all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(1)           in the case of an assignment of the entire remaining amount of an assigning Bank’s Loan Commitment and the Loans at the time owing to it, or contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (2) in the aggregate, or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

(2)           in any case not described in the immediately preceding subsection (1), the aggregate amount of the Loan Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Loan Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment (in each case, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than Five Million Dollars ($5,000,000), unless each of Administrative Agent and, so long as no Event of Default shall exist, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Loan Commitment held by such assigning Bank or the outstanding principal balance of the Loans of such assigning Bank, as applicable, and in each case, without Participants, would be less than Ten Million Dollars ($10,000,000) (which minimum amount shall be reduced pro rata as a result of a cancellation or reduction of the aggregate Loan Commitments), then such assigning Bank shall assign the entire amount of its Loan Commitment and the Loans at the time owing to it.

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Loan Commitment assigned, except that this clause (ii) shall not prohibit any Bank from assigning all or a portion of its rights and obligations among the revolving credit facility provided hereunder and any separate revolving credit or incremental term loan facilities provided pursuant to Section 12.02(c)(ii) on a non-pro rata basis.

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(2) of this subsection (b) and, in addition:

(1)            the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless an Event of Default shall exist at the time of such assignment; provided that (I) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof and (II) Borrower can withhold such consent if such assignment shall subject Borrower to any greater obligations under Sections 3.01 or 3.06; provided further that no such consent shall be required if such assignment is to a Person that is already a Bank with a Loan Commitment, an Affiliate of such a Bank or an Approved Fund with respect to such a Bank;

(2)            the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Loan Commitment if such assignment is to a Person that is not already a Bank with a Loan Commitment, an Affiliate of such a Bank or an Approved Fund with respect to such a Bank; and

(3)            the consent of each Fronting Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Credit Commitment if such assignment is to a Person that is not already a Bank with a Revolving Credit Commitment, an Affiliate of such a Bank or an Approved Fund with respect to such a Bank.

(iv)          Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500 for each assignment (which fee Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Bank, shall deliver to Administrative Agent an Administrative Questionnaire. If requested by the transferor Bank or the assignee, upon the consummation of any assignment, the transferor Bank, Administrative Agent and Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Bank, as appropriate.

(v)           No Assignment to Certain Persons. No such assignment shall be made to (A) Borrower or any of Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof).

(vii)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, the Fronting Banks and each other Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.05, 10.13 and 12.04 and the other provisions of this Agreement and the other Loan Documents with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Bank having been a Defaulting Lender. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with the following subsection (d).

(c)            Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Loan Commitments of, and principal amounts (and stated interest) of the Loans and Letter of Credit Liabilities owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Bank may at any time, without the consent of, or notice to, Borrower, Administrative Agent or Fronting Bank, sell participations to any Person (other than a natural Person or Borrower or any of Borrower’s Affiliates or Subsidiaries or any Defaulting Lender) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Loan Commitment and/or the Loans owing to it) in minimum amounts of not less than Five Million Dollars ($5,000,000) prior to an Event of Default, and upon the occurrence and during the continunance of an Event of Default, in any amount; provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, the Fronting Banks and the Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to (w) increase such Bank’s Loan Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Bank, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 6.10, in each case, as applicable to that portion of such Bank’s rights and/or obligations that are subject to the participation. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.06 and 10.13 (subject, in each case, to the requirements and limitations therein, including the requirements under Section 10.13(f) (it being understood that documentation required under Section 10.13(f) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.07 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.01, 3.06 or 10.13, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Bank that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.07 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Bank; provided that such Participant agrees to be subject to Section 10.15 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Department of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(f)            No Registration. Each Bank agrees that, without the prior written consent of Borrower and Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act of 1933 or any other securities laws of the United States of America or of any other jurisdiction.

(g)            USA PATRIOT Act Notice; Compliance. In order for Administrative Agent to comply with “know your customer” and Anti-Money Laundering Laws, rules and regulations, including without limitation, the PATRIOT Act, prior to any Bank that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, Administrative Agent may request, and such Bank shall provide to Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for Administrative Agent to comply with such laws, rules and regulations.

SECTION 12.06. Documentation Satisfactory. All documentation required from or to be submitted on behalf of Borrower in connection with this Agreement and the documents relating hereto shall be subject to the prior approval of, and be satisfactory in form and substance to, Administrative Agent, its counsel and, where specifically provided herein, the Banks. In addition, the persons or parties responsible for the execution and delivery of, and signatories to, all of such documentation, shall be acceptable to, and subject to the approval of, Administrative Agent and its counsel and the Banks.

SECTION 12.07. Notices; Effectiveness; Electronic Communications. (a)  Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Borrower, Administrative Agent or any Fronting Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on SCHEDULE 12.07; and

(ii)           if to any other Bank, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Bank on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in sub clause (b) below shall be effective as provided in such clause (b). Notwithstanding the immediately preceding sentence, all notices or communications to Administrative Agent, a Fronting Bank or any Bank under Article II shall be effective only when actually received. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

(b)            Electronic Communications. Notices and other communications to the Banks and the Fronting Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Administrative Agent and the applicable Bank or Fronting Bank. Administrative Agent, any Fronting Bank or Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto in accordance with this Section 12.07, except that each Bank must only give such notice to Administrative Agent, Borrower and the Fronting Banks. In addition, each Bank agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States federal or state securities laws.

(d)            Electronic Systems. Any Electronic System, including the Platform, used by Administrative Agent is provided “as is” and “as available.” None of Administrative Agent or Borrower or any of their respective Affiliates and such Affiliates’ respective directors, officers, employees, agents or advisors (the “Communications Parties”) warrant the adequacy or completeness of the Borrower Materials or the adequacy of such Electronic Systems and each expressly disclaims liability for errors or omissions from the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Communications Party in connection with the Borrower Materials or any Electronic System. In no event shall any Communications Party have any liability to the other parties hereto or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of communications through an Electronic System.

(e)            Reliance by Administrative Agent, Fronting Banks and Banks. Administrative Agent, the Fronting Banks and the Banks shall be entitled to rely and act upon any notices (including telephonic notices and Notices of Borrowing) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, each Fronting Bank, each Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 12.08. Setoff. Upon the occurrence of an Event of Default, to the extent permitted or not expressly prohibited by applicable law, Borrower agrees that, in addition to (and without limitation of) any right of setoff, bankers’ lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, subject to receipt of the prior written consent of the Required Banks exercised in their sole discretion, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of such Bank’s offices, in Dollars or in any other currency, against any amount payable by Borrower to such Bank under this Agreement or such Bank’s Note, or any other Loan Document, which is not paid when due (regardless of whether such balances are then due to Borrower or General Partner), in which case it shall promptly notify Borrower and Administrative Agent thereof; provided that such Bank’s failure to give such notice shall not affect the validity thereof. Payments by Borrower hereunder or under the other Loan Documents shall be made without setoff or counterclaim. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 12.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the Fronting Banks and the Banks and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Guaranteed Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

SECTION 12.09. Table of Contents; Headings. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

SECTION 12.10. Severability. The provisions of this Agreement and the other Loan Documents are intended to be severable. If for any reason any provision of this Agreement or another Loan Document shall be held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or any Fronting Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 12.11. Integration; Effectiveness; Electronic Execution; Electronic Records; Counterparts.

(a)            Integration; Effectiveness. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, the Bookrunners and/or the Lead Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01 this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)            Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Borrower and each of Administrative Agent and each other Bank Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Administrative Agent and each of the other Bank Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither Administrative Agent nor any Fronting Bank is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent Administrative Agent and/or any Fronting Bank has agreed to accept such Electronic Signature, Administrative Agent and each of the Bank Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of Borrower and/or any Bank or Fronting Bank without further verification and regardless of the appearance or form of such Electronic Signature and (b) upon the request of Administrative Agent or any other Bank Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither Administrative Agent nor any Fronting Bank shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with Administrative Agent’s or such Fronting Bank’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). Administrative Agent and each Fronting Bank shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Borrower, each Bank and each Fronting Bank hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against Administrative Agent, each other Bank Party and each Related Party of any of the foregoing for any liabilities arising solely from Administrative Agent’s and/or any other Bank Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 12.12. Integration. The Loan Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby (except with respect to agreements relating solely to compensation, consideration and the coordinated syndication of the Loan) and supersede any prior oral or written statements or agreements with respect to such transactions.

SECTION 12.13. Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL FOR ALL PURPOSES BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

SECTION 12.14. Waivers. To the extent permitted or not expressly prohibited by applicable law, in connection with the obligations and liabilities as aforesaid, Borrower hereby waives (1) notice of any actions taken by any Bank Party under this Agreement, any other Loan Document or any other agreement or instrument relating hereto or thereto except to the extent otherwise provided herein; (2) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, the omission of or delay in which, but for the provisions of this Section 12.14, might constitute grounds for relieving Borrower of its obligations hereunder; (3) any requirement that any Bank Party protect, secure, perfect or insure any Lien on any collateral or exhaust any right or take any action against Borrower or any other Person or any collateral; (4) any right or claim of right to cause a marshalling of the assets of Borrower; and (5) all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Bankruptcy Code) or otherwise by reason of payment by Borrower, pursuant to this Agreement or any other Loan Document.

SECTION 12.15. Jurisdiction; Immunities. Borrower, Administrative Agent and each Bank hereby irrevocably submit to the exclusive jurisdiction of any New York State or United States federal court sitting in New York City, Borough of Manhattan, over any action or proceeding arising out of or relating to this Agreement, the Notes or any other Loan Document. Borrower, Administrative Agent, and each Bank irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or United States federal court. Borrower, Administrative Agent, and each Bank irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower, Administrative Agent or each Bank, as the case may be, at the addresses specified herein. Borrower, Administrative Agent and each Bank agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Borrower, Administrative Agent and each Bank further waive any objection to venue in the State of New York and any objection to an action or proceeding in the State of New York on the basis of forum non conveniens. Borrower, Administrative Agent and each Bank agree that any action or proceeding brought against Borrower, Administrative Agent or any Bank, as the case may be, shall be brought only in a New York State court sitting in New York City, Borough of Manhattan, or a United States federal court sitting in New York City, Borough of Manhattan, to the extent permitted or not expressly prohibited by applicable law.

Nothing in this Section shall affect the right of Borrower, Administrative Agent or any Bank to serve legal process in any other manner permitted by law.

To the extent that Borrower, Administrative Agent or any Bank have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower, Administrative Agent and each Bank hereby irrevocably waive such immunity in respect of its obligations under this Agreement, the Notes and any other Loan Document.

BORROWER, ADMINISTRATIVE AGENT AND EACH BANK WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE LOAN. IN ADDITION, BORROWER HEREBY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO THE NOTES, ANY RIGHT BORROWER MAY HAVE (1) TO THE EXTENT PERMITTED OR NOT EXPRESSLY PROHIBITED BY APPLICABLE LAW, TO INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN A COUNTERCLAIM THAT IF NOT BROUGHT IN THE SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS COULD NOT BE BROUGHT IN A SEPARATE SUIT, ACTION OR PROCEEDING OR WOULD BE SUBJECT TO DISMISSAL OR SIMILAR DISPOSITION FOR FAILURE TO HAVE BEEN ASSERTED IN SUCH SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS) OR (2) TO THE EXTENT PERMITTED OR NOT EXPRESSLY PROHIBITED BY APPLICABLE LAW, TO HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT BORROWER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO ANY ASSERTED CLAIM.

To the extent not prohibited by applicable law, Borrower shall not assert, and Borrower hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan, Letter of Credit or other extension of credit hereunder or the use of the proceeds thereof. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 12.16. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 12.17. Intentionally Omitted.

SECTION 12.18. Intentionally Omitted.

SECTION 12.19. USA PATRIOT Act; Anti-Money Laundering Laws. The Administrative Agent and each Bank hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Bank to identify each Loan Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.

SECTION 12.20. Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Lender, then, until such time as such Bank is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Banks” and in Section 12.02.

(b)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Fronting Banks hereunder; third, to Cash Collateralize the Fronting Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as Borrower may request (so long as no Default or Event of Default exists other than a Default or Event of Default that will be cured by the application of such funds in accordance with this paragraph), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Fronting Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Banks or the Fronting Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank or a Fronting Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or L/C Disbursement, in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities are held by the Revolving Credit Banks in accordance with their respective Pro Rata Shares (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Bank irrevocably consents hereto.

(c)            Certain Fees.

(1)            No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08 for any period during which that Bank is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2)            Each Defaulting Lender shall be entitled to receive the fee payable under Section 2.17(j)(i) for any period during which that Bank is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(3)            With respect to any fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clause (2), Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to the applicable Fronting Bank(s) the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Fronting Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d)            Reallocation of Pro Rata Shares to Reduce Fronting Exposure.

(i)            During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, the “Pro Rata Share” of each non- Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided, that, the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding Revolving Credit Exposure of that Bank. Subject to Section 12.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Bank having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(ii)           If such reallocation cannot, or can only partially, be effected, Borrower shall within five (5) Business Days following notice by Administrative Agent, Cash Collateralize for the benefit of the Fronting Banks only Borrower’s obligations corresponding to the Fronting Exposure of the Fronting Banks with respect to Letters of Credit (after giving effect to any partial reallocation described above) in accordance with the procedures set forth in Section 2.17(o) for so long as such Fronting Exposure is outstanding.

(iii)          So long as such Revolving Credit Bank is a Defaulting Lender, the Fronting Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related Fronting Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by Borrower in accordance with Section 2.17(o) and/or Section 12.20(d), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with the above provisions (and such Defaulting Lender shall not participate therein.

(e)            Defaulting Lender Cure. If Borrower, Administrative Agent and the Fronting Banks agree in writing that a Bank is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held by the Banks in accordance with their respective Pro Rata Shares (determined without giving effect to the immediately preceding subsection (d)), whereupon such Bank will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Bank was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Lender.

(f)            New Letters of Credit. So long as any Revolving Credit Bank is a Defaulting Lender, a Fronting Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(g)            Purchase of Defaulting Lender’s Commitment. During any period that a Bank is a Defaulting Lender, Borrower may, by Borrower giving written notice thereof to Administrative Agent, such Defaulting Lender and the other Banks, demand that such Defaulting Lender assign its Loan Commitment and Loans to a Qualified Institution subject to and in accordance with the provisions of Section 12.05. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding a Qualified Institution. In addition, any Bank which is not a Defaulting Lender may, but shall not be obligated to, in its sole discretion, acquire the face amount of all or a portion of such Defaulting Lender’s Loan Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 12.04. In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption Agreement and, notwithstanding Section 12.05, shall pay to Administrative Agent an assignment fee in the amount of $3,500. The exercise by Borrower of its rights under this Section shall be at Borrower’s sole cost and expense and at no cost or expense to Administrative Agent, the Fronting Banks or the Banks provided that the foregoing shall not constitute a waiver or release of any claim of Borrower, Administrative Agent, any Fronting Bank or any Bank against any Defaulting Lender.

SECTION 12.21. Use for Mortgages.

(a)            General. From time to time, on not less than ten (10) Business Days’ notice, Borrower may request proceeds of the Loans be used to refinance or acquire properties secured by certain secured mortgage Debt of Borrower and/or its Subsidiaries, in which event, a portion of such Loans equal to the amount of the advances made hereunder in connection with such refinancing or acquisition, at Borrower’s election, may be secured by an amended and restated mortgage on the property securing the mortgage Debt to be so refinanced or acquired (a “Refinancing Mortgage”) and evidenced by a separate mortgage note executed by Borrower and/or one or more Subsidiaries (provided that (i) if Borrower shall not execute such mortgage note, Borrower shall execute a guaranty of such mortgage note and (ii) it being agreed and understood the execution of, and being obligated under, such a mortgage note and Refinancing Mortgage, shall not cause any Subsidiary to be deemed an Unsecured Indebtedness Subsidiary for purposes of Section 6.10), as more particularly set forth in Section 2.09, provided that no Refinancing Mortgage may encumber a property located in a Special Flood Hazard Area as designated by the Federal Emergency Management Agency. At least seven (7) Business Days prior to the recordation of any Refinancing Mortgage, Administrative Agent shall provide all of the applicable Banks requested to make such refinancing or acquisition Loans with a legal description and special flood hazard determination form for all property proposed to be encumbered thereby. Borrower shall furnish to Administrative Agent promptly, upon each request, all such information with respect to the property subject to the Refinancing Mortgage as Administrative Agent (or any Bank through Administrative Agent) shall reasonably request. Any such Refinancing Mortgage and any other agreement, certifications, opinions and other documents will be (i) in form and substance reasonably acceptable to Administrative Agent and its counsel, (ii) consistent in all respects with the terms of this Agreement, and (iii) subject to being, and shall be, released or assigned by Administrative Agent at the request of Borrower (it being understood and agreed that Administrative Agent and the Banks shall not be required to give any representations or warranties with respect to any such release or assignment, including with respect to any aspects of the Debt secured thereby, except that it is the holder thereof and authorized to execute and deliver the same), and Administrative Agent shall, and is authorized by the Banks to, (A) enter into Refinancing Mortgages on behalf of the Banks and accept any promissory note on their behalf, (B) execute and deliver any release or assignment documents reasonably requested by, and at the expense of, Borrower and (C) enter into any of the transactions or arrangements contemplated under this Section 12.20 on behalf of the Banks, and to bind the Banks by Administrative Agent’s entering into or otherwise becoming bound thereby, and no further consent or approval on the part of any Bank is or will be required in connection with any such actions taken by Administrative Agent. In addition, in connection with each Refinancing Mortgage, Administrative Agent, at the request and expense of Borrower, will provide subordination, non-disturbance and attornment agreements and intercreditor and/or subordination agreements with respect to any other Debt secured by the related mortgaged property, in each case in form and substance reasonably satisfactory to Administrative Agent. Unless otherwise directed by Borrower, any prepayments made by Borrower shall be applied first to any and all Loans outstanding that are not secured by a Refinancing Mortgage, and only to Loans secured by Refinancing Mortgages if there shall be no other Loans outstanding at the time.

(b)            Release and Indemnity. Borrower and each other Loan Party hereby agrees, on behalf of itself and its Affiliates, that neither Administrative Agent nor any Bank shall be responsible for any losses, costs or expenses incurred by any Loan Party or Affiliate thereof in connection with the loss of any mortgage recording tax credits pertaining to any Refinancing Mortgage. Furthermore, and without limitation of any of Borrower’s obligations under Section 12.04(b), Borrower shall and hereby agrees to indemnify, defend and hold harmless Administrative Agent, each Bank and each other Indemnified Party from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and the reasonable and documented fees, charges and disbursements of any counsel for any Indemnified Party incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith) actually incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including Borrower or any other Loan Party) in connection with, arising out of, or by reason of, any of the transactions or arrangements contemplated under this Section 12.20 or any suit, cause of action, claim, arbitration, investigation or settlement, consent decree, subpoena or other proceeding relating thereto, including, without limitation, any losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses resulting from (i) the failure of any Person to pay any mortgage recording taxes associated with any Refinancing Mortgage and (ii) the assignment of any mortgage note in respect of any Refinancing Mortgage; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent such losses, claims, damages, liabilities or related expenses (A) result from a material breach by such Indemnified Party of its obligations under the Loan Documents, or the gross negligence, bad faith or willful misconduct of such Indemnified Party, in each case, as determined by a court of competent jurisdiction in a final, non-appealable judgment; (B) constitute special, indirect, incidental, consequential or punitive damages (as opposed to direct or actual damages); or (C) any dispute solely among Indemnified Parties (except in connection with claims or disputes (1) against Administrative Agent and/or any Bookrunner or any Lead Arranger in their respective capacities relating to whether the conditions to any advance have been satisfied, (2) against Administrative Agent, any Bookrunner and/or any Lead Arranger in their respective capacities with respect to a Defaulting Lender or the determination of whether a Bank is a Defaulting Lender, (3) against Administrative Agent, any Bookrunner and/or any Lead Arranger in their respective capacities as such and (4) directly resulting from any act or omission on the part of General Partner, Borrower, any other Loan Party or any other Subsidiary of any of the foregoing).

SECTION 12.22. Bottom-Up Guaranties. At Borrower’s request from time to time, Administrative Agent shall accept “bottom-up” guaranties of the Loans from limited partners in Borrower in such amounts and on such terms as Borrower shall request, provided that Administrative Agent shall have reasonably satisfied itself and the Banks with respect to applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the PATRIOT Act and other similar restrictions in respect of any such proposed guarantor. A Person shall not be considered to be a “Guarantor” or a “Loan Party” as a result of providing such a “bottom-up” guaranty.

SECTION 12.23. Confidentiality. Each of Administrative Agent, the Fronting Banks and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) credit and political risk insurers and brokers, (g) with the consent of Borrower, (h) a confidential basis to (i) any rating agency in connection with rating Borrower or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section , (y) becomes available to Administrative Agent, any Fronting Bank or any Bank or any of their respective Affiliates on a non-confidential basis from a source other than Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section. For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that was available to Administrative Agent, any Fronting Bank or any Bank on a non-confidential basis prior to disclosure by Borrower or any of its Affiliates. In addition, Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Banks in connection with the administration of this Agreement, the other Loan Documents, and the Loan Commitments.

EACH BANK ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING BORROWER, ITS Affiliates and theIR respective directors, officers, employees, agents, advisors and representatives OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY BORROWER OR ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT BORROWER, THE OTHER LOAN PARTIES, THEIR Affiliates and theIR respective directors, officers, employees, agents, advisors and representatives OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH BANK REPRESENTS TO BORROWER AND ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 12.24. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, the Lead Arrangers, the Bookrunners and the Banks are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Administrative Agent, the Lead Arrangers, the Bookrunners and the Banks, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent, each Lead Arranger, each Bookrunner and each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) neither Administrative Agent, any Lead Arranger, any Bookrunner nor any Bank has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, the Lead Arrangers, the Bookrunners and the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither Administrative Agent, any Lead Arranger, any Bookrunner nor any Bank has any obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent, any Lead Arranger, any Bookrunner or any Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 12.25. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank or Fronting Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank or Fronting Bank that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 12.26. Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Specified Derivatives Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 12.26, the following terms have the following meanings:

(1)            “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(2)            “Covered Entity” means any of the following:

(A)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(B)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(C)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

(3)            “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(4)            “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12. U.S.C 5390(c)(8)(D).

SECTION 12.27. Exiting Banks. On the Closing Date, all commitments of each Bank under (and as defined in) the Existing Credit Agreement that is not a party to this Agreement (an “Exiting Bank”) will be terminated, all outstanding obligations owing to the Exiting Banks will be repaid in full, the Original Note, if any, held by each Exiting Bank shall be deemed to be cancelled (regardless of whether any Exiting Bank shall have delivered to Borrower for cancellation the Original Note held by it) and each Exiting Bank will cease to be a Bank under the Existing Credit Agreement and will not be a Bank under this Agreement. The remaining Banks under (and as defined in) the Existing Credit Agreement shall be Banks under this Agreement with Revolving Credit Commitments as set forth on SCHEDULE 1. By its execution and delivery of this Agreement, each Bank that was a Bank under (and as defined in) the Existing Credit Agreement hereby consents to the execution and delivery of this Agreement and to the non-pro rata reduction of Revolving Credit Commitments (under and as defined in the Existing Credit Agreement) occurring on the Closing Date as a result of the termination of the Revolving Credit Commitments of the Exiting Banks, and the concurrent repayment in full of all loans and other obligations owing (whether or not due) to the Exiting Banks.

SECTION 12.28. Amendment and Restatement.

(a)            This Agreement amends, restates and supersedes the Existing Credit Agreement in its entirety. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, accord and satisfaction, or termination of the Existing Credit Agreement or the obligations evidenced thereby or provided for thereunder as in effect prior to the Closing Date (except with respect to the Exiting Banks, except that the provisions of the Existing Credit Agreement that by their express terms survive the termination of the Existing Credit Agreement shall continue for the Exiting Banks) and (ii) such obligations are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement. Without limiting the generality of the foregoing, after giving effect to the Exiting Bank commitment terminations and repayments, (i) all “Ratable Loans” outstanding under (and as defined in) the Existing Credit Agreement shall on the Closing Date become Revolving Credit Loans and Loans hereunder, (ii) all Existing Letters of Credit shall on the Closing Date become Letters of Credit hereunder and (iii) all other obligations outstanding under the Existing Credit Agreement shall on the Closing Date be obligations under this Agreement.

(b)            On the Closing Date, each Original Note, if any, held by each Bank shall be deemed to be cancelled and, if such Bank has requested a Revolving Credit Note hereunder, such Bank’s Original Ratable Loan Note shall be deemed amended and restated by the Revolving Credit Note delivered hereunder on or about the Closing Date (regardless of whether any Bank shall have delivered to Borrower for cancellation the Original Note(s) held by it). Each Bank, whether or not requesting a Note hereunder, shall use its commercially reasonable efforts to deliver any Original Note held by it to Borrower for cancellation and/or amendment and restatement. All amounts owing under, and evidenced by, the Original Ratable Loan Notes held by a Bank as of the Closing Date shall continue to be outstanding hereunder, and shall from and after the Closing Date, if requested by the Bank holding such Original Ratable Loan Note, be evidenced by the Revolving Credit Notes, and shall in any event be evidenced by, and governed by the terms of, this Agreement. Each Bank hereby agrees to indemnify and hold harmless Borrower from and against any and all liabilities, losses, damages, actions or claims that may be imposed on, incurred by or asserted against Borrower arising out of such Bank’s failure to deliver the Original Notes held by it to Borrower for cancellation, subject to the condition that Borrower shall not make any payment to any Person claiming to be the holder of any such Original Note unless such Bank is first notified of such claim and is given the opportunity, at such Bank’s sole cost and expense, to assert any defenses to such payment.

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

JBG SMITH PROPERTIES LP

By:	JBG SMITH Properties,
a Maryland real estate investment trust its General Partner

	By:	/s/ Moina Banerjee
Name: Moina Banerjee
Title: Chief Financial Officer

[Signature page to JBG SMITH Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Thomas A. Kashynski
Name:	Thomas A. Kashynski
Title:	Senior Vice President

[Signature page to JBG SMITH Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.,
as a Bank and as a Fronting Bank

By:	/s/ Thomas A. Kashynski
Name:	Thomas A. Kashynski
Title:	Senior Vice President

[Signature page to JBG SMITH Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Bank and as a Fronting Bank

By:	/s/ Brad Olmsted
Name:	Brad Olmsted
Title:	Vice President

[Signature page to JBG SMITH Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Bank and as a Fronting Bank

By:	/s/ Michael Pfaff
Name:	Michael Pfaff
Title:	Director

[Signature page to JBG SMITH Amended and Restated Credit Agreement]

MORGAN STANLEY BANK, N.A.,
as a Bank and as a Fronting Bank

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature page to JBG SMITH Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Bank and as a Fronting Bank

By:	/s/ Shari L. Reams Henofer
Name:	Shari L. Reams-Henofer
Title:	Senior Vice President

[Signature page to JBG SMITH Amended and Restated Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Bank and as a Fronting Bank

By:	/s/ Jessica W. Phillips
Name:	Jessica W. Phillips
Title:	Authorized Signatory

[Signature page to JBG SMITH Amended and Restated Credit Agreement]

TRUIST BANK,
as a Bank

By:	/s/ C. Vincent Hughes, Jr.
Name:	C. Vincent Hughes, Jr.
Title:	Director

[Signature page to JBG SMITH Amended and Restated Credit Agreement]

TD BANK, N.A.,
as a Bank

By:	/s/ James M. Cupelli
Name:	James M. Cupelli
Title:	Vice President

[Signature page to JBG SMITH Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Bank

By:	/s/ Jonathan Dworkin
Name:	Jonathan Dworkin
Title:	Authorized Signatory

[Signature page to JBG SMITH Amended and Restated Credit Agreement]

THE BANK OF NEW YORK MELLON,
as a Bank

By:	/s/ Carol Murray
Name:	Carol Murray
Title:	Director

[Signature page to JBG SMITH Amended and Restated Credit Agreement]

UNITED BANK,
as a Bank

By:	/s/ Terence Callahan
Name:	Terence Callahan
Title:	Market President

[Signature page to JBG SMITH Amended and Restated Credit Agreement]

LANDESBANK BADEN-WÜRTTEMBERG, NEW YORK BRANCH,
as a Bank

By:	/s/ David McGannon
Name:	David McGannon
Title:	Director

By:	/s/ Kevin Silberman
Name:	Kevin Silberman
Title:	Associate

[Signature page to JBG SMITH Amended and Restated Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Bank

By:	/s/ Steve Jonassen
Name:	Steve Jonassen
Title:	Managing Director

By:	/s/ Adam Jenner
Name:	Adam Jenner
Title:	Director

[Signature page to JBG SMITH Amended and Restated Credit Agreement]

ASSOCIATED BANK, NATIONAL ASSOCIATION,
as a Bank

By:	/s/ Mitchell Vega
Name:	Mitchell Vega
Title:	Senior Vice President

[Signature page to JBG SMITH Amended and Restated Credit Agreement]

Schedule 1

REVOLVING CREDIT COMMITMENTS

Bank	Revolving Credit Commitment	Pro Rata Share
Bank of America, N.A.	$107,500,000.00	14.333333333%
JPMorgan Chase Bank, N.A.	$107,500,000.00	14.333333333%
Wells Fargo Bank, National Association	$70,000,000.00	9.333333333%
Capital One, National Association	$65,000,000.00	8.666666667%
Morgan Stanley Bank, N.A.	$65,000,000.00	8.666666667%
PNC Bank, National Association	$65,000,000.00	8.666666667%
Truist Bank	$50,000,000.00	6.666666667%
TD Bank, N.A.	$50,000,000.00	6.666666667%
Goldman Sachs Bank USA	$50,000,000.00	6.666666667%
United Bank	$35,000,000.00	4.666666667%
The Bank of New York Mellon	$25,000,000.00	3.333333333%
Landesbank Baden-Württemberg, New York Branch	$25,000,000.00	3.333333333%
Crédit Agricole Corporate and Investment Bank	$20,000,000.00	2.666666667%
Associated Bank, National Association	$15,000,000.00	2.000000000%
TOTAL	$750,000,000.00	100.000000000%

Schedule 1

Schedule 1A

LETTER OF CREDIT COMMITMENTS

Bank	Letter of Credit Commitment
Bank of America, N.A.	$25,000,000.00
JPMorgan Chase Bank, N.A.	$25,000,000.00
Wells Fargo Bank, National Association	$25,000,000.00
Capital One, National Association	$25,000,000.00
Morgan Stanley Bank, N.A.	$25,000,000.00
PNC Bank, National Association	$25,000,000.00
TOTAL	$150,000,000.00

Schedule 1